EXHIBIT 10.1

Confidential Treatment Requested by Celanese Corporation.
Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of April 2, 2007

among

CELANESE HOLDINGS LLC,

CELANESE US HOLDINGS LLC

and

THE OTHER SUBSIDIARY BORROWERS,

THE LENDERS PARTY HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Administrative Agent and Collateral Agent,

MERRILL LYNCH, PIERCE,

FENNER & SMITH INCORPORATED

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers,

MERRILL LYNCH, PIERCE,

FENNER & SMITH INCORPORATED

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Book Runners,

MERRILL LYNCH CAPITAL CORPORATION,

as Syndication Agent,

and

ABN AMRO BANK N.V.,
BANK OF AMERICA, N.A.,
CITIBANK NA,
and
JP MORGAN CHASE BANK NA,
as Co-Documentation Agents

TABLE OF CONTENTS
Page

ARTICLE I

DEFINITIONS

SECTION 1.01	Defined Terms	2
SECTION 1.02	Terms Generally	52
SECTION 1.03	Exchange Rates	53
SECTION 1.04	Effectuation of Transaction	53
SECTION 1.05	Additional Alternative Currencies	53

ARTICLE II

THE CREDITS

SECTION 2.01	Commitments	54
SECTION 2.02(A)	Loans and Borrowings	55
SECTION 2.02(B)	Credit-Linked Deposit	56
SECTION 2.03	Requests for Borrowings	58
SECTION 2.04	Swingline Loans	59
SECTION 2.05	Letters of Credit	61
SECTION 2.06	Funding of Borrowings	68
SECTION 2.07	Interest Elections	69
SECTION 2.08	Termination and Reduction of Commitments	70
SECTION 2.09	Repayment of Loans; Evidence of Debt, etc.	71
SECTION 2.10	Repayment of Term Loans	73
SECTION 2.11	Prepayments, etc.	74
SECTION 2.12	Fees	75
SECTION 2.13	Interest	76
SECTION 2.14	Alternate Rate of Interest	77
SECTION 2.15	Increased Costs	78
SECTION 2.16	Break Funding Payments	79
SECTION 2.17	Taxes	80
SECTION 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	81
SECTION 2.19	Mitigation Obligations; Replacement of Lenders	83
SECTION 2.20	Revolving Borrowers	84
SECTION 2.21	Additional Reserve Costs	85
SECTION 2.22	Illegality	85
SECTION 2.23	New Commitments	86

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01	Organization; Powers	88
SECTION 3.02	Authorization	89
SECTION 3.03	Enforceability	89
SECTION 3.04	Governmental Approvals	89
SECTION 3.05	Financial Statements	90
SECTION 3.06	No Material Adverse Effect	90
SECTION 3.07	Title to Properties; Possession Under Leases	91
SECTION 3.08	Subsidiaries	91
SECTION 3.09	Litigation; Compliance with Laws	92
SECTION 3.10	Federal Reserve Regulations	92
SECTION 3.11	Investment Company Act	92
SECTION 3.12	Use of Proceeds	92
SECTION 3.13	Tax Returns	92
SECTION 3.14	No Material Misstatements	93
SECTION 3.15	Employee Benefit Plans	93
SECTION 3.16	Environmental Matters	94
SECTION 3.17	Security Documents	95
SECTION 3.18	Location of Real Property and Leased Premises	96
SECTION 3.19	Solvency	96
SECTION 3.20	Labor Matters	97
SECTION 3.21	Insurance	97

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01	All Credit Events	97
SECTION 4.02	First Credit Event	98
SECTION 4.03	Credit Events Relating to Revolving Borrowers	100

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01	Existence; Businesses and Properties	101
SECTION 5.02	Insurance	102
SECTION 5.03	Taxes	103
SECTION 5.04	Financial Statements, Reports, etc.	103
SECTION 5.05	Litigation and Other Notices	106
SECTION 5.06	Compliance with Laws	106
SECTION 5.07	Maintaining Records; Access to Properties and Inspections	107
SECTION 5.08	Use of Proceeds	107
SECTION 5.09	Compliance with Environmental Laws	107
SECTION 5.10	Further Assurances; Additional Mortgages	107
SECTION 5.11	Fiscal Year; Accounting	109
SECTION 5.12	Interest Rate Protection Agreements	109
SECTION 5.13	Post-Closing Matters	109

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01	Indebtedness	110
SECTION 6.02	Liens	113
SECTION 6.03	Sale and Lease-Back Transactions	116
SECTION 6.04	Investments, Loans and Advances	117
SECTION 6.05	Mergers, Consolidations, Sales of Assets and Acquisitions	119
SECTION 6.06	Dividends and Distributions	122
SECTION 6.07	Transactions with Affiliates	124
SECTION 6.08	Business of Holdings and the Subsidiaries	125
SECTION 6.09	Limitation on Modifications and Prepayments	125
SECTION 6.10	First Lien Senior Secured Leverage Ratio	127
SECTION 6.11	Swap Agreements	127
SECTION 6.12	No Other “Designated Senior Indebtedness	127
SECTION 6.13	Limitation on the Lenders’ Control over Certain Foreign Entities	127

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01	Events of Default	128
SECTION 7.02	Holdings’ Right to Cure	132

ARTICLE VIII

THE AGENTS

SECTION 8.01	Appointment	133
SECTION 8.02	Nature of Duties	134
SECTION 8.03	Resignation by the Agents	135
SECTION 8.04	The Administrative Agent in Its Individual Capacity	135
SECTION 8.05	Indemnification	135
SECTION 8.06	Lack of Reliance on Agents	136
SECTION 8.07	Designation of Affiliates for Loans Denominated in Euros	136
SECTION 8.08	No Other Duties, Etc	136

ARTICLE IX

MISCELLANEOUS

SECTION 9.01	Notices	136
SECTION 9.02	Survival of Agreement	137
SECTION 9.03	Binding Effect	137
SECTION 9.04	Successors and Assigns	138
SECTION 9.05	Expenses; Indemnity	141
SECTION 9.06	Right of Set-off	143
SECTION 9.07	Applicable Law	143
SECTION 9.08	Waivers; Amendment	143
SECTION 9.09	Interest Rate Limitation	143
SECTION 9.10	Entire Agreement	146
SECTION 9.11	WAIVER OF JURY TRIAL	146
SECTION 9.12	Severability	146
SECTION 9.13	Counterparts	147
SECTION 9.14	Headings	147
SECTION 9.15	Jurisdiction; Consent to Service of Process	147
SECTION 9.16	Confidentiality	148
SECTION 9.17	Conversion of Currencies	148
SECTION 9.18	Release of Liens and Guarantees	148
SECTION 9.19	Parallel Debt	149

ARTICLE X

COLLECTION ALLOCATION MECHANISM

SECTION 10.01	Implementation of CAM	149
SECTION 10.02	Letters of Credit	151
SECTION 10.03	USA PATRIOT Act	152

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Exhibits and Schedules

Exhibit A                                Form of Assignment and Acceptance
Exhibit B-1                                Form of Borrowing Request
Exhibit B-2                                Form of Request To Issue
Exhibit C                                Form of Swingline Borrowing Request
Exhibit D                                [Reserved]
Exhibit E                                Form of Real Property Officers’ Certificate
Exhibit F                                Form of Subordinated Intercompany Debt
Exhibit G-1                                Form of Revolving Borrower Agreement
Exhibit G-2                                Form of Revolving Borrower Termination
Exhibit H                                Reserve Costs for Mandatory Costs Rate
Exhibit I                                Form of Solvency Certificate
Exhibit J                                Form of U.S. Collateral Agreement

Schedule 1.01(a)                                Collateral and Guarantee Requirements
Schedule 1.01(b)                                Designated Asset Sales
Schedule 1.01(c)                                Existing Excluded Subsidiaries
Schedule 2.01                                Commitments
Schedule 2.04                                Swingline Commitments
Schedule 2.05(a)                                Letters of Credit
Schedule 3.01                                Organization
Schedule 3.04                                Governmental Approvals
Schedule 3.08(a)                                Subsidiaries
Schedule 3.08(b)                                Subscriptions
Schedule 3.09                                Litigation
Schedule 3.13                                Taxes
Schedule 3.16                                Environmental
Schedule 3.20                                Labor Matters
Schedule 3.21                                Insurance
Schedule 4.02(b)                                Local/Foreign Counsel Opinion
Schedule 5.13                                Post-Closing Matters
Schedule 6.01(a)                                Indebtedness (other than under Letters of Credit)
Schedule 6.01(b)                                Indebtedness under Letters of Credit
Schedule 6.02(a)                                Liens
Schedule 6.04(j)                                Existing Investment Commitments
Schedule 6.04(u)                                Subsidiaries to be transferred under Finco
Schedule 6.07                                Transactions with Affiliates

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CREDIT AGREEMENT dated as of April 2, 2007 (this “Agreement”), among CELANESE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), CELANESE US HOLDINGS LLC, a Delaware limited liability company (the “Company”), CELANESE AMERICAS CORPORATION, a Delaware corporation (“CAC”), certain other subsidiaries of the Company from time to time party hereto as a borrower, the LENDERS party hereto from time to time, DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, the “Collateral Agent”), MERRILL LYNCH CAPITAL CORPORATION (“MLCC”), as syndication agent (in such capacity, the “Syndication Agent”), ABN AMRO BANK N.V., BANK OF AMERICA, N.A., CITIBANK NA and JP MORGAN CHASE BANK NA, as co-documentation agents (in such capacity, the “Documentation Agents”), and DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, as Deposit Bank (in such capacity, the “Deposit Bank”).

W I T N E S S E T H :

WHEREAS, Holdings, the Company, CAC and certain lenders are parties to a Credit Agreement, dated as of April 6, 2004 and amended and restated as of January 26, 2005 (as in effect immediately prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, (a) Crystal US Holdings 3 L.L.C. and Crystal US Sub 3 Corp. have made an offer to purchase for cash any and all of their outstanding 10% Senior Discount Notes due 2014 and 10½% Senior Discount Notes due 2014 (collectively, the “Senior Discount Notes”) and (b) the Company has made an offer to purchase for cash any and all of its outstanding (x) 9⅝% Senior Subordinated Notes due 2014 (the “Dollar Senior Subordinated Notes”) and (y) 10⅜% Senior Subordinated Notes due 2014 (the “Euro Senior Subordinated Notes” and, together with the Dollar Senior Subordinated Notes, the “Senior Subordinated Notes”), in each case from the holders thereof (the “Debt Tender Offer”);

WHEREAS, Celanese Corporation (“Parent”), through its newly formed indirect Wholly Owned Subsidiary Celanese International Holdings Luxembourg S.à r.l. (“Finco”), has made an offer to purchase for cash up to $400.0 million of the outstanding Class A common stock of Parent from the public holders thereof pursuant to a tender offer and separately from investment funds associated with Blackstone (together, the “Equity Tender Offer”);

WHEREAS, Finco intends to exchange the Equity Interests purchased in the Equity Tender Offer or otherwise with an indirect subsidiary (or subsidiaries) of Parent in exchange for Equity Interests of certain wholly owned indirect subsidiaries of Parent, with such subsidiaries becoming subsidiaries of Finco (the “Reorganization”);

WHEREAS, Holdings, the Company and CAC have requested the Lenders to extend credit in the form of (a) Dollar Term Loans on the Effective Date, in an aggregate principal amount not in excess of $2,280.0 million, (b) Euro Term Loans on the Effective Date, in an aggregate principal amount not in excess of €400.0 million, (c) Revolving Facility Loans from time to time on and after the Effective Date and to and including the Revolving Facility Maturity Date, in an aggregate principal amount at any time outstanding not in excess of the Dollar Equivalent of $650.0 million, and (d) CL Credit Events during the CL Availability Period, in an aggregate principal amount at any time outstanding not in excess of the Dollar Equivalent of $228.0 million;

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 5.08;

WHEREAS, the Guarantor Subsidiaries are willing to guarantee all of the Obligations; and

WHEREAS, the Loan Parties have agreed to secure all of their obligations under the Loan Documents by granting to the Collateral Agent for the benefit of Lenders and the other Secured Parties a security interest in and lien upon certain of their and their Subsidiaries’ existing and after-acquired personal and real property;

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrowers on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms

.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR CL Loan” shall mean any CL Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan, ABR CL Loan or Swingline Dollar Loan.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan denominated in Dollars bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Dollar Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Additional Dollar Term Loans” shall mean any New Term Loans which are not added to the then outstanding Original Dollar Term Loans as contemplated by Section 2.23 because such New Term Loans have a different Applicable Margin or repayment schedule than that applicable to the Original Dollar Term Loans.

“Additional Euro Term Loans” shall mean any New Term Loans which are not added to the then outstanding Original Euro Term Loans as contemplated by Section 2.23 because such New Term Loans have a different Applicable Margin or repayment schedule than that applicable to the Original Euro Term Loans.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing or the Credit-Linked Deposits for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to five decimal places (e.g., 4.12345%) in the case of Eurocurrency Borrowings in Dollars and three decimal places (e.g., 4.123%) in the case of Eurocurrency Borrowings in Euros) equal to the result of dividing (a) the LIBO Rate in effect for such Interest Period by (b) 1.00 minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” shall mean DBNY, MLCC, ABN AMRO Bank N.V., Bank of America, N.A., Citibank NA and JP Morgan Chase Bank NA.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.17(b).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternate Pledge Agreement” shall mean a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent and the Company effecting the pledge under local law of not in excess of 65% of the issued and outstanding Equity Interests of a Foreign Subsidiary in support of the Obligations of the Domestic Subsidiary Loan Party which is the owner of such Equity Interests.

“Alternative Currency” shall mean each of Sterling, Canadian Dollars and each other currency (other than Dollars and Euro) that is approved in accordance with Section 1.05.

“Alternative Currency Equivalent” shall mean, on any date of determination (a) with respect to any amount in any Alternative Currency, such amount in the applicable currency, (b) with respect to any amount in Dollars, the equivalent in applicable Alternative Currency of such amount, determined by the Administrative Agent or L/C Lender, as applicable, pursuant to Section 1.03(b) using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section and (c) with respect to any amount in Euro, the equivalent in applicable Alternative Currency of such amount, determined by the Administrative Agent or L/C Lender, as applicable, pursuant to Section 1.03(b) using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section

“Alternative Currency Letter of Credit” shall mean a Letter of Credit denominated in any Alternative Currency.

“Applicable CL Margin” shall mean, at any time, (a) until delivery of financial statements for the first full fiscal quarter commencing on or after the Effective Date, 1.75% per annum, and (b) thereafter, the applicable percentage per annum set forth in the grid included in the proviso to the definition of “Applicable Margin”.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.17(b).

“Applicable Margin” shall mean with respect to (A) any CL Loan, the Applicable CL Margin, (B)(i) any Term Loan that is a Eurocurrency Loan, (x) 1.75% per annum if a Dollar Term Loan and (y) 1.75% per annum if a Euro Term Loan and (ii) any Term Loan that is an ABR Loan, 0.75% per annum and (C) any Loan that is a Revolving Facility Loan, the rate set forth below corresponding to Topco’s or Holdings’, as applicable, corporate family rating from Moody’s and Holdings’ corporate credit rating from S&P as of the most recent Calculation Date (for purposes of the table below, “/” shall mean “and” and all ratings assume a stable or better outlook):

Ratings	Eurocurrency Loans	ABR Loans
>Ba2/BB	1.00%	0%
Ba2/BB	1.25%	0.25%
<Ba2/BB	1.50%	0.50%

provided that with respect to CL Loans, Term Loans that are Eurocurrency Loans and Term Loans that are ABR Loans, after delivery of financial statements for the first full fiscal quarter commencing on or after the Effective Date, the Applicable Margin with respect to CL Loans, Term Loans that are Eurocurrency Loans and Term Loans that are ABR Loans shall be the following percentages per annum, based upon the Total Net Leverage Ratio as set forth in the most recent compliance certificate received by the Administrative Agent pursuant to Section 5.04(c):

Total Net Leverage Ratio	CL Loans	Term Loans that are Eurocurrency Loans	Term Loans that are ABR Loans
>2.25: 1.0	1.75%	1.75%	0.75%
≤2.25: 1.0	1.50%	1.50%	0.50%

For the purposes of the pricing grid set forth above, changes in the Applicable Margin resulting from changes in the Total Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.04, commencing with the delivery of such financial statements for the first full fiscal quarter of Holdings commencing after the Effective Date, and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, the highest pricing level shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered.

“Applicant Party” shall mean, with respect to a Letter of Credit, the Loan Party for whose account such Letter of Credit is being issued (with all CL Letters of Credit to be issued for the account of the applicable CL Borrower).

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, managed or advised by a Lender, an Affiliate of a Lender or an entity (including an investment advisor) or an Affiliate of such entity that administers, manages or advises a Lender.

“Asset Acquisition” shall mean any Permitted Business Acquisition, the aggregate consideration for which exceeds $15.0 million.

“Asset Disposition” shall mean any sale, transfer or other disposition by Holdings or any Subsidiary to any Person other than Holdings or any Subsidiary to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed $35.0 million.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Company (if required by such assignment and acceptance), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Amount” shall mean, on any date of determination, an amount equal to (a) 50% of Consolidated Net Income of Holdings for the period commencing on the first day of the fiscal quarter in which the Effective Date occurs and ending on the last day of the then most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 5.04(a) or Section 5.04(b), and the related certificate required to be delivered pursuant to Section 5.04(c), have been received by the Administrative Agent (or, in the case that Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (b) the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors of Holdings, of property and marketable securities received by Holdings after the Effective Date (x) from the issue or sale (other than to Holdings or any Subsidiary or to an employee stock ownership plan or trust established by the Company or any Subsidiary) of Equity Interests of Holdings or any Parent Company so long as such net proceeds are simultaneously contributed to the equity of Holdings (other than Disqualified Stock and Permitted Cure Securities), and/or (y) from contributions (other than from Holdings or any Subsidiary) to the capital of Holdings (other than contributions in the form of Disqualified Stock and other than Permitted Cure Securities), plus (c) the amount by which the aggregate principal amount (or accreted value, if less) of Indebtedness of Holdings or any Subsidiary is reduced on Holdings’ consolidated balance sheet upon the conversion or exchange after the Effective Date of that Indebtedness for Equity Interests (other than Disqualified Stock) of Holdings, plus the net cash proceeds received by Holdings at the time of such conversion or exchange, if any, less the amount of any cash, or the fair market value of any property (other than such Equity Interests), distributed by Holdings upon such conversion or exchange, plus (d) 100% of the aggregate net cash proceeds received by Holdings or a Subsidiary on or after the Effective Date from (i) Investments permitted by clause (II) of the proviso to Section 6.04(b), whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to Holdings or a Subsidiary) thereof made by Holdings and its Subsidiaries and (ii) a cash dividend from, or the sale (other than to Holdings or a Subsidiary) of the Equity Interests of, an Unrestricted Subsidiary, in each case to the extent not otherwise included in Consolidated Net Income of Holdings for such period, plus (e) in the event of any Subsidiary Redesignation, the fair market value, as determined in good faith by the board of directors of Holdings, of the Investments of Holdings and the Subsidiaries in such Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable) at the time, plus (f) $200.0 million, minus (g) the aggregate amount of any Investments made pursuant to clause (II) of the proviso to Section 6.04(b) or Section 6.04(l)(ii), minus (h) the aggregate amount of any dividends declared pursuant to Section 6.06(e), minus (i) the aggregate amount of any payments of principal made pursuant to Section 6.09(b)(I).

“Available Revolving Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Blackstone” shall mean The Blackstone Group and its affiliates or any other investment vehicle controlled by any of them.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall mean and include (i) the Company, as the sole borrower under the Term Loan Facility, a CL Borrower and a Revolving Borrower, (ii) CAC as a CL Borrower and as a Revolving Borrower and (iii) each other subsidiary that is designated as a Revolving Borrower.

“Borrower Representative” shall mean the Company.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of a CL Borrowing, a Term Borrowing and/or a Revolving Facility Borrowing denominated in Dollars, $5.0 million, (b) in the case of a Term Borrowing or Revolving Facility Borrowing denominated in Euros, €3.0 million, (c) in the case of a Swingline Dollar Borrowing, $500,000 and (d) in the case of a Swingline Euro Borrowing, €500,000.

“Borrowing Multiple” shall mean (a) in the case of a CL Borrowing, a Term Borrowing or a Revolving Facility Borrowing denominated in Dollars, $1.0 million, (b) in the case of a Term Borrowing or Revolving Facility Borrowing denominated in Euros, €600,000, (c) in the case of a Swingline Dollar Borrowing, $500,000 and (d) in the case of a Swingline Euro Borrowing, €500,000.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-1.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Loan denominated in Euros, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros and (c) when used in connection with a Letter of Credit denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks are closed for foreign exchange business in the principal financial center of the country of such currency.

“CAC” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“CAG” shall mean Celanese AG, a company organized under the laws of Germany.

“Calculation Date” shall mean (a) the last Business Day of each calendar month, (b) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Facility Loan denominated in Euros, (ii) the issuance of a Euro Letter of Credit (iii) the issuance of an Alternative Currency Letter of Credit or (iv) a request for a Swingline Euro Borrowing and (c) if an Event of Default under Section 7.01(b) or (c) has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Article X.

“CAM Exchange” shall mean the exchange of the Lenders’ interests provided for in Section 10.01.

“CAM Exchange Date” shall mean the first date after the Effective Date on which there shall occur (a) any event described in paragraph (h) or (i) (other than clause (vii) thereof) of Section 7.01 with respect to any Borrower or (b) an acceleration of Loans pursuant to Section 7.01.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of (i) the Dollar Equivalent, determined using the Exchange Rates calculated as of the CAM Exchange Date, of the aggregate Obligations owed to such Lender, (ii) the Revolving L/C Exposure, if any, of such Lender (less unreimbursed L/C Disbursements included therein), (iii) the CL L/C Exposure, if any, of such Lender (less unreimbursed L/C Disbursements included therein) and (iv) the Swingline Exposure, if any, of such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the Dollar Equivalent, determined using the Exchange Rates calculated as of the CAM Exchange Date, of the aggregate Obligations owed to all the Lenders, (ii) the aggregate Revolving L/C Exposure of all the Lenders (less unreimbursed L/C Disbursements included therein) and (iii) the aggregate CL L/C Exposure of all the Lenders (less unreimbursed L/C Disbursements included therein), in each case immediately prior to the CAM Exchange Date; provided that, for purposes of clause (a) above, the Obligations owed to a Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iv) above.

“Canadian Dollars” or “C$” shall mean lawful money of Canada.

“Capital Expenditures” shall mean, for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with US GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under US GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with US GAAP.

“Captive Insurance Subsidiaries” shall mean Celwood Insurance Company and Elwood Insurance Limited, and any successor to either thereof to the extent such successor constitutes a Subsidiary.

“Cash Interest Expense” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, write-offs of or the amortization of any financing fees paid by, or on behalf of, Holdings or any Subsidiary, including such fees paid in connection with the Transaction and prepayment premiums and costs paid in connection with the Transaction, (c) write-offs of or the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of Holdings and its Subsidiaries for such period; provided that Cash Interest Expense shall exclude any financing fees paid in connection with the Transaction (or any refinancing of any Indebtedness incurred in connection therewith to the extent that such financing fees are paid with the proceeds from such refinancing Indebtedness) or any amendment of this Agreement or upon entering into a Permitted Receivables Financing.

A “Change in Control” shall be deemed to occur if:

(a)           at any time, (i) Parent shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of Holdings, (ii) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Company or (iii) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by Persons who were neither (A) nominated by the board of directors of Holdings or a Parent Company, (B) appointed by directors so nominated nor (C) appointed by a Parent Company; or

(b)           any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date) shall own beneficially (within the meaning of such Rule), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in law, rule or regulation or in the official interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“CL Availability Period” shall mean the period from and including the Effective Date to but excluding the Revolving Facility Maturity Date and in the case of each CL Loan, CL Credit Event and CL Letter of Credit, the date of termination of the Total Credit-Linked Commitment.

“CL Borrower” shall mean either CAC or the Company (whomsoever of the two is designated in the applicable Borrowing Request or Request to Issue).

“CL Borrowing” shall mean a Borrowing comprised of CL Loans.

“CL Credit Event” shall mean and include (i) the incurrence of a CL Loan and (ii) the issuance of a CL Letter of Credit.

“CL Exposure” shall mean at any time the sum of (a) the aggregate outstanding principal amount of all CL Loans at such time plus (b) the CL L/C Exposure of all CL Lenders at such time.  The CL Exposure of any CL Lender at any time shall mean its CL Percentage of the aggregate CL Exposure at such time.

“CL Facility” shall mean the Credit-Linked Commitments and the CL Loans made hereunder and the CL Letters of Credit issued hereunder.

“CL Facility Fee” shall have the meaning provided in Section 2.12(b).

“CL Interest Payment Date” shall mean (i) in the case of the first CL Interest Payment Date, the last day of the third Interest Period applicable to Credit-Linked Deposits occurring after the Effective Date and (ii) the last day of every third Interest Period applicable to Credit-Linked Deposits to occur thereafter.

“CL L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all CL Letters of Credit denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all CL Letters of Credit denominated in Euros or Alternative Currencies outstanding at such time, (c) the aggregate principal amount of all Dollar L/C Disbursements made in respect of CL Letters of Credit that have not yet been reimbursed at such time and (d) the Dollar Equivalent of the aggregate principal amount of all Euro and Alternative Currency L/C Disbursements made in respect of CL Letters of Credit that have not yet been reimbursed at such time.  The CL L/C Exposure of any CL Lender at any time shall mean its CL Percentage of the aggregate CL L/C Exposure at such time.

“CL Lender” shall mean each Lender having a Credit-Linked Commitment (or, to the extent terminated, an outstanding Credit-Linked Deposit).

“CL Letter of Credit” shall mean each Letter of Credit designated as such in Schedule 2.05(a), in the relevant Request to Issue or as provided in Section 2.05.

“CL Loan” shall mean a Loan made by a CL Lender pursuant to Section 2.01(c).  Each CL Loan shall be denominated in Dollars and shall be a Eurocurrency Loan or an ABR Loan.

“CL Percentage,” with respect to any CL Lender at any time, shall mean a fraction (expressed as a percentage) the numerator of which is the Credit-Linked Commitment of such CL Lender at such time and the denominator of which is the Total Credit-Linked Commitment at such time, provided that if the CL Percentage of any CL Lender is to be determined after the Total Credit-Linked Commitment has been terminated, then the CL Percentage of such CL Lender shall be determined immediately prior (and without giving effect) to such termination.

“CL Reserve Account” shall have the meaning assigned to such term in Section 10.02(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and any other property subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning given such term in the introductory paragraph of this Agreement.

“Collateral and Guarantee Requirements” shall mean the requirements that:

(a)           on the Effective Date, the Collateral Agent shall have received from the Borrowers and each Domestic Subsidiary Loan Party, a counterpart of the U.S. Collateral Agreement duly executed and delivered on behalf of such Person;

(b)           on the Effective Date or as otherwise provided in the U.S. Collateral Agreement, the Collateral Agent shall have received (I) a pledge of all the issued and outstanding Equity Interests of each Domestic Subsidiary (that is not a Quasi-Foreign Subsidiary) owned on the Effective Date directly by or on behalf of Holdings, Company or any Domestic Subsidiary Loan Party and (II) a pledge of 65% of the outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each “first tier” Foreign Subsidiary and Quasi-Foreign Subsidiary owned on the Effective Date directly by Holdings, Company or a Domestic Subsidiary Loan Party, such pledge to be made pursuant to an Alternate Pledge Agreement for any material Foreign Subsidiary organized in a jurisdiction the laws of which prohibit, or require additional actions for the enforcement of, the pledge of the Equity Interests under the U.S. Collateral Agreement, if the Collateral Agent reasonably requests;

(c)           in the case of any Person that is a Foreign Revolving Borrower, the Collateral Agent shall have received, unless it has waived such requirement for such Foreign Revolving Borrower (for reasons of cost, legal limitations or such other matters as deemed appropriate by the Administrative Agent), a counterpart of a Foreign Pledge Agreement by the direct parent company of such Foreign Revolving Borrower with respect to all of the Equity Interests owned by such parent company in such Foreign Revolving Borrower, provided that the Equity Interests of a Foreign Revolving Borrower shall not have to be so pledged if such pledge would result in materially adverse tax or legal consequences to Holdings and its Subsidiaries (as determined by Holdings in good faith);

(d)           in the case of any Person that becomes a Domestic Subsidiary Loan Party after the Effective Date, the Collateral Agent shall have received (i) a Supplement to the U.S. Collateral Agreement duly executed and delivered on behalf of such Person and (ii) if such Person owns Equity Interests of a Foreign Subsidiary organized in a jurisdiction that, as a result the law of any such jurisdiction, cannot be pledged, or require additional actions for the enforcement, under local applicable law to the Collateral Agent under the U.S. Collateral Agreement, if the Collateral Agent reasonably requests, a counterpart of an Alternate Pledge Agreement with respect to such Equity Interests (provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary or Quasi-Foreign Subsidiary, including pursuant to a U.S. Collateral Agreement, be pledged to secure Obligations of Domestic Loan Parties), duly executed and delivered on behalf of such Subsidiary;

(e)           all the Equity Interests that are acquired by a Loan Party (other than a Foreign Revolving Borrower) after the Effective Date shall be pledged pursuant to the U.S. Collateral Agreement or the Holdings Agreement, as the case may be, or, to the extent representing Equity Interests in a Foreign Revolving Borrower, a Foreign Pledge Agreement, as applicable (provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary or Quasi-Foreign Subsidiary, including pursuant to a U.S. Collateral Agreement, be pledged to secure Obligations of Domestic Loan Parties);

(f)           the Collateral Agent shall have received all certificates or other instruments (if any) representing all Equity Interests required to be pledged pursuant to any of the foregoing paragraphs, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case to the extent reasonably requested by counsel to the Lenders, or such other action shall have been taken as required under applicable law to perfect a security interest in such Equity Interests as reasonably requested by counsel to the Lenders;

(g)           all Indebtedness of Holdings and each Subsidiary having an aggregate principal amount that has a Dollar Equivalent in excess of $10.0 million (other than intercompany current liabilities incurred in the ordinary course) that is owing to any Domestic Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the U.S. Collateral Agreement, and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(h)           all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be executed, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document, subject to the exceptions and exclusions set forth in the Security Documents;

(i)           the Collateral Agent shall have received, (i) counterparts to each Mortgage with respect to each Mortgaged Property subject thereto duly executed and delivered by the record owner of such Mortgaged Property, (ii) policy or policies of title insurance, paid for by CAC, issued by a nationally recognized title insurance company insuring (subject to such survey exceptions for the Mortgaged Properties as the Collateral Agent may agree) the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) except for any Mortgaged Property with respect to which the Collateral Agent shall not require such a survey and, otherwise only to the extent required to obtain the title policy insurance referred to in clause (ii) above, a survey of each Mortgaged Property subject to a Mortgage (and all improvements thereon) which is (1) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (2) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the title insurance company insuring the Mortgage, (3) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (4) sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Collateral Agent, (iv) with respect to each Mortgaged Property, each Loan Party shall have made notifications, registrations and filings to the extent required by and in accordance with Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property, (v) such legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, (vi) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and (vii) a Real Property Officer’s Certificate with respect to each Mortgaged Property subject to a Mortgage; and

(j)           each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with (A) the execution, delivery and performance of all Security Documents (or supplements thereto) to which it is a party and (B) the granting by it of the Liens under each Security Document to which it is party.

“Commitments” shall mean (a) with respect to any Lender, such Lender’s commitment to make Term Loans under Section 2.01(a), Revolving Facility Commitment and/or Credit-Linked Commitment and (b) with respect to any Swingline Lender, its Swingline Dollar Commitment or Swingline Euro Commitment, as applicable.

“Company” shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated March 2007 provided to prospective Lenders in connection with this Agreement, as modified or supplemented.

“Consolidated Debt” at any date shall mean the sum of (without duplication) (i) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services (and not including any indebtedness under letters of credit (x) to the extent undrawn or (y) if drawn, to the extent reimbursed within 10 Business Days after such drawing) of Holdings and its Subsidiaries determined on a consolidated basis on such date plus (ii) any Receivables Net Investment.

“Consolidated First Lien Senior Secured Debt” at any date shall mean any Consolidated Debt secured by a Lien that is not contractually subordinated to any other Lien securing any Consolidated Debt, excluding, however, up to $120,395,000 aggregate principal amount of conditional or installment sale industrial revenue and pollution control bonds of the Subsidiaries existing on the Effective Date (to the extent outstanding at the time of determination).

“Consolidated Net Debt” at any date shall mean (A) Consolidated Debt on such date less (B) unrestricted cash or marketable securities (determined in accordance with US GAAP) of Holdings and its Subsidiaries on such date.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, on a consolidated basis; provided, however, that

                (i)any net after-tax extraordinary, special (to the extent reflected as a separate line item on a consolidated income statement prepared in accordance with US GAAP on a basis consistent with historical practices), unusual or non-recurring gain or loss (less all fees and expenses relating thereto) or income or expense or charge including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of Holdings, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges, prepayment premiums or other costs or change in control payments related to the Transaction (including, without limitation, all Transaction Costs), in each case shall be excluded; provided that each non-recurring item will be identified in reasonable detail in the compliance certificate delivered pursuant to Section 5.04(c),

                (ii)any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

                (iii)any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by Holdings) shall be excluded,

                (iv)any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

                (v)(A) the Net Income for such period of any Person that is not a subsidiary of such Person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity paid in cash (or to the extent converted into cash) to such Person or a subsidiary thereof in respect of such period, but excluding any such dividend, distribution or payment in respect of equity that funds a JV Reinvestment, and (B) the Net Income for such period shall include any dividend, distribution or other payment in respect of equity in cash received from any Person in excess of the amounts included in clause (A), but excluding any such dividend, distribution or payment that funds a JV Reinvestment,

                (vi)the Net Income for such period of any subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (provided that the net loss of any such subsidiary shall be included), provided that such Net Income shall be included to the extent (and only to the extent) such subsidiary may (without violation of law or binding contractual arrangements) make loans and/or advances to its parent corporation (which corporation may in turn dividend, loan and/or advance the proceeds of such loans or advances to its parent corporation and so on for all parents until reaching the Company) and/or to the Company,

                (vii)Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

                (viii)an amount equal to the amount of Tax Distributions actually made to the direct or indirect holders of its Equity Interests in respect of the net taxable income allocated by such Person to such holders for such period to the extent funded by the Company shall be included as though such amounts had been paid as income taxes directly by such Person,

                (ix)any increase in amortization or depreciation or any one-time noncash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the Effective Date shall be excluded, and

               (x)net after-tax income or loss attributable to the Fraport Transaction shall be excluded, including, but not limited to, any gain or loss recognized on the sale of the land and costs incurred to (a) prematurely terminate leasing arrangements at the existing Kelsterbach site, (b) certify products produced at the new manufacturing facility for existing customers, (c) train new employees, (d) run the new and existing manufacturing facilities in parallel, (e) move offices and laboratories from the existing facilities to the new facilities and (f) retain existing employees.

“Consolidated Total Assets” shall mean, as of any date, the total assets of Holdings and its consolidated Subsidiaries, determined in accordance with US GAAP, as set forth on the consolidated balance sheet of Holdings as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Credit-Linked Commitment” shall mean, for each CL Lender, the Dollar Equivalent on the Effective Date of the amount set forth opposite such Lender’s name on Schedule 2.01 directly below the column entitled “Credit-Linked Commitment” or in the Assignment and Acceptance pursuant to which such CL Lender shall have assumed its Credit-Linked Commitment, as applicable, as the same may be (x) reduced from time to time pursuant to Section 2.08(d) and (y) reduced or increased from time to time as a result of assignments by or to such Lender pursuant to Section 9.04.

“Credit-Linked Deposit” shall mean, as to each CL Lender, the cash deposit made by such CL Lender pursuant to Section 2.02(B)(a), as such deposit may be (x) reduced from time to time pursuant to the terms of this Agreement and (y) reduced or increased from time to time pursuant to assignments by or to such CL Lender pursuant to Section 9.04(b).  The initial amount of each CL Lender’s Credit-Linked Deposit shall be equal to the amount of its Credit-Linked Commitment on the Effective Date or on the date that such Person becomes a CL Lender pursuant to Section 9.04(b).

“Credit-Linked Deposit Account” shall mean the account of, and established by, the Deposit Bank under its sole and exclusive control and maintained at the office of the Deposit Bank, and designated as the “Celanese Credit-Linked Deposit Account” that shall be used solely for the purposes set forth in Sections 2.05(e) and 2.06(a).

“Credit-Linked Deposit Cost Amount” shall mean, at any time, an amount (expressed in basis points) determined by the Deposit Bank in consultation with the Company based on the term on which the Credit-Linked Deposits are invested from time to time and representing the Deposit Bank’s administrative cost for investing the Credit-Linked Deposits and any reserve costs attributable thereto.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“DBNY” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“DBSI” shall mean Deutsche Bank Securities Inc.

“Debt Tender Offer” shall have the meaning assigned to such term in the recitals to this Agreement.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Bank” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Designated Asset Sales” shall mean those proposed asset sales of the Company set forth on Schedule 1.01(b).

“Designation Investment Value” shall have the meaning assigned to such term in the definition of “Unrestricted Subsidiary” in this Section 1.01.

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interests of such Person which, by their terms (or by the terms of any security into which they are convertible or for which they are putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a Change in Control or a sale of all or substantially all of such Person’s assets), pursuant to a sinking fund obligation or otherwise, or is redeemable in whole or in part, in each case prior to the date 91 days after the Term Loan Maturity Date; provided, however, that if such Equity Interests are issued to any plan for the benefit of employees of any Parent Company or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agents” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Dollar Equivalent” shall mean, on any date of determination (a) with respect to any amount in Dollars, such amount, (b) with respect to any amount in Euros, the equivalent in Dollars of such amount, determined by the Administrative Agent or the applicable Issuing Bank, as applicable, pursuant to Section 1.03(a) using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section and (c) with respect to any amount denominated in any Alternative Currency, the equivalent in Dollars, determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, pursuant to Section 1.03(a) on the basis of the Exchange Rate (determined in respect of the most recent Calculation Date) for the purchase of Dollars with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“Dollar Letter of Credit” shall mean a Letter of Credit denominated in Dollars.

“Dollar Senior Subordinated Notes” shall have the meaning assigned to such term in the recitals to this Agreement.

“Dollar Term Loan” shall mean (x) each Original Dollar Term Loan and (y) each Additional Dollar Term Loan.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Loan Parties” shall mean at any time Holdings, the Company and each Domestic Subsidiary Loan Party.

“Domestic Subsidiary” of any Person shall mean a Subsidiary of such Person that is not (a) a Foreign Subsidiary or (b) a subsidiary of a Foreign Subsidiary.

“Domestic Subsidiary Loan Party” shall mean each Guarantor Subsidiary.

“Domestic Swingline Borrower” shall mean each Revolving Borrower that is not a Foreign Subsidiary that has been designated to the Administrative Agent in writing by the Company as a Domestic Swingline Borrower, provided that (x) its Maximum Credit Limit will remain unchanged and (y) there shall not be more than two Domestic Swingline Borrowers at any time and provided, further, that the Company may revoke any such designation as to any such Person at a time when no Swingline Loans are outstanding to such Person.

“EBITDA” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Holdings and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xi) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

                (i)provision for Taxes based on income, profits or capital of Holdings and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes (such as the Texas franchise tax and Michigan single business tax) (including any Tax Distribution taken into account in calculating Consolidated Net Income),

                (ii)Interest Expense of Holdings and the Subsidiaries for such period (net of interest income for such period of Holdings and its Subsidiaries other than the cash interest income of the Captive Insurance Subsidiaries),

                (iii)depreciation and amortization expenses of Holdings and the Subsidiaries for such period,

                (iv)restructuring charges; provided that each non-recurring item will be identified in reasonable detail in the compliance certificate delivered pursuant to Section 5.04 (c),

                (v)any other noncash charges (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); provided that, for purposes of this subclause (v) of this clause (a), any noncash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

                (vi)the minority interest expense consisting of the subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties,

                (vii)the noncash portion of “straight-line” rent expense,

                (viii)the amount of any expense to the extent a corresponding amount is received in cash by any Loan Party from a Person other than Holdings or any Subsidiary of Holdings under any agreement providing for reimbursement of any such expense provided such reimbursement payment has not been included in determining EBITDA (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods),

                (ix)turnaround costs and expenses to the extent treated as, and included in computing for the period expended, Capital Expenditures,

                (x)transaction and similar fees payable to Blackstone as permitted by Section 6.07, and

                (xi)any net losses resulting from currency Swap Agreements entered into in the ordinary course of business relating to intercompany loans among or between Holdings and/or any of its Subsidiaries to the extent that the nominal amount of the related Swap Agreement does not exceed the principal amount of the related intercompany loan;

minus (b) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) to (iv) of this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

                (i)the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary,

                (ii)noncash items increasing Consolidated Net Income of Holdings and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period),

                (iii)the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense, and

                (iv)any net gains resulting from currency Swap Agreements entered into in the ordinary course of business relating to intercompany loans among or between Holdings and/or any of its Subsidiaries to the extent that the nominal amount of the related Swap Agreement does not exceed the principal amount of the related intercompany loan.

“Effective Date” shall mean the date that any Loan is first made or Letter of Credit first issued under this Agreement.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the Environment or exposure to Hazardous Materials).

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, convertible preferred equity certificate (whether or not equity under local law), any limited or general partnership interest and any limited liability company membership interest.

“Equity Tender Offer” shall have the meaning assigned to such term in the recitals to this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Company or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA (or Section 412(c) of the Code and Section 302(c) of ERISA, as amended by the Pension Protection Act of 2006) of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the Company, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, the Company, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, the Company, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Holdings, the Company, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Company, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” shall mean the single currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.

“Euro Equivalent” shall mean, on any date of determination, (a) with respect to any amount in Euros, such amount, (b) with respect to any amount in Dollars, the equivalent in Euros of such amount, determined by the Administrative Agent or the applicable Issuing Bank, as applicable, pursuant to Section 1.03(a) using the Exchange Rate with respect to such currency of the time in effect under the provisions of such Section and (c) with respect to any amount denominated in any Alternative Currency, the equivalent in Euros, determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, pursuant to Section 1.03(a) on the basis of the Exchange Rate (determined in respect of the most recent Calculation Date) for the purchase of Euros with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“Euro Letter of Credit” shall mean a Letter of Credit denominated in Euros.

“Euro Senior Subordinated Notes” shall have the meaning assigned to such term in the recitals to this Agreement.

“Euro Term Loan” shall mean each Term Loan denominated in Euros.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency CL Loan” shall mean any CL Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with Article II.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan, Eurocurrency Revolving Loan or Eurocurrency CL Loan.

“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean on any day, for purposes of determining the Dollar Equivalent, Euro Equivalent or Alternative Currency Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars, Euros or any Alternative Currency (as applicable), as set forth in the Wall Street Journal published on such date for such currency.  In the event that such rate does not appear in such copy of the Wall Street Journal, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of Dollars, Euros or any Alternative Currency (as applicable) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may, in consultation with the Company, use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than Section 6.01(o)).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any withholding tax imposed by the United States (other than a withholding tax levied upon any amounts payable to such Lender in respect of any interest in any Loan acquired by such Lender pursuant to Section 10.01) that is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.17(e) with respect to such Loans except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to any withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Existing Excluded Subsidiary” shall mean each Subsidiary listed on Schedule 1.01(c); so long as the representation and warranty in Section 3.08(c) remains true with respect to such Subsidiary.

“Existing Letter of Credit” shall mean each letter of credit or bank guaranty previously issued for the account of the Company or any of its subsidiaries by a Person that is on the Effective Date an L/C Lender (or an Affiliate of such Person) to the extent such letter of credit or bank guaranty (a) was outstanding on the Effective Date and (b) is listed on Schedule 2.05(a).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the Effective Date, there are three Facilities, i.e., the Term Loan Facility, the Revolving Facility and the CL Facility.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean that certain Fee Letter dated March 7, 2007 by and among the Company and the Joint Book Runners and the Administrative Agent’s Fee Letter referred to in Section 2.12(c).

“Fees” shall mean the RF Commitment Fees, the L/C Participation Fees, the CL Facility Fee, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Financial Performance Covenant” shall mean the covenant of Holdings set forth in Section 6.10.

“Finco” shall have the meaning assigned to such term in the recitals to this Agreement.

“First Lien Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated First Lien Senior Secured Debt as of such date to (b) EBITDA for the relevant Test Period; provided that if any Asset Disposition, any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent by the Required Lenders under Section 6.04 or 6.05), any Investment the aggregate amount of which exceeds $15.0 million or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and excluding any Indebtedness permitted to be incurred by Section 6.01 (other than Section 6.01(1)) and incurred on (but not prior to) the date of determination) has occurred, or any part of the business of Holdings and its Subsidiaries is designated as a discontinued operation to the extent the aggregate fair market value of all such designations exceeds $15.0 million, or any Subsidiary has been designated as an Unrestricted Subsidiary or any Subsidiary Redesignation has occurred, in each case during the relevant Test Period or in the case of any Asset Acquisition, after the last day of the Test Period and on or prior to the date as of which such ratio is being calculated (the period from the first day of the Test Period to and including such date of determination being the “Calculation Period”), Consolidated First Lien Senior Secured Debt and EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences and designations.

“Fixed Charge Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA for the relevant Test Period to (b) the Fixed Charges of Holdings for such period; provided that if any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent by the Required Lenders under Section 6.04 or 6.05), any Investment the aggregate amount of which exceeds $15.0 million or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and excluding any Indebtedness permitted to be incurred by Section 6.01 (other than Section 6.01(1)) and incurred on (but not prior to) the date of determination) has occurred, or any part of the business of Holdings and its Subsidiaries is designated as a discontinued operation to the extent the aggregate fair market value of all such designations exceeds $15.0 million, or any Subsidiary has been designated as an Unrestricted Subsidiary or any Subsidiary Redesignation has occurred, in each case during the relevant Test Period, EBITDA and Cash Interest Expense shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences and designations.

“Fixed Charges” shall mean, with respect to Holdings for any period, the sum of, without duplication:

(1)           Cash Interest Expense of Holdings for such period,

(2)           all cash dividends paid during such period on any series of preferred stock of any Subsidiary of Holdings (other than a Guarantor Subsidiary and net of items eliminated in consolidation), and

(3)           all dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of Holdings or any Subsidiary.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Agreement” shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a Foreign Revolving Borrower, in form and substance reasonably satisfactory to the Collateral Agent, that will secure Obligations of such Foreign Revolving Borrower.

“Foreign Revolving Borrower” shall mean each Revolving Borrower that is a Foreign Subsidiary.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Loan Party” shall mean at any time each Foreign Revolving Borrower and the Foreign Subsidiary (if any) that is the direct parent thereof to the extent it has pledged the Equity Interests of such Revolving Borrower to secure its Revolving Facility Loans.

“Foreign Swingline Borrower” shall mean each Foreign Revolving Borrower that has been designated to the Administrative Agent in writing by the Company as a Foreign Swingline Borrower, provided that (x) its Maximum Credit Limit will remain unchanged and (y) there shall not be more than two Foreign Swingline Borrowers at any time and, provided, further, that the Company may revoke any such designation as to any Person at a time when no Swingline Loans are outstanding to such Person.

“Fraport Transactions” shall mean (i) the relocation of a plant owned by Ticona GmbH, a Subsidiary, located in Kelsterbach, Germany, in connection with a settlement reached with Fraport AG, a German company that operates the airport in Frankfurt, Germany, to relocate such plant, and the payment to Ticona in connection with such settlement of a total of  €650 million for the costs associated with the transition of the business from the current location and closure of the Kelsterbach plant, as further described in the current report on Form 8-K filed by the Parent with the SEC on November 29, 2006 and the exhibits thereto, and (ii) the activities of Holdings and its Subsidiaries in connection with the transactions described in clause (i), including the selection of a new site, building of new production facilities and transition of business activities.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any real property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any real property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility, establishment or business to be sold leased, mortgaged, assigned or transferred.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation of another Person, or (b) any Lien on any property of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations.  The amount of any Guarantee obligation of any guarantor shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.  The term “guarantee” as a verb shall have a corresponding meaning.

“Guarantor Subsidiary” shall mean each Domestic Subsidiary of the Company, with an exception for Celwood Insurance Company (a Captive Insurance Subsidiary), each Existing Excluded Subsidiary and any Special Purpose Receivables Subsidiary and with such other exceptions as are satisfactory to the Administrative Agent.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.23.

“Incurrence Ratios” shall mean (i) a First Lien Senior Secured Leverage Ratio of less than 4.50 to 1.00 and (ii) a Fixed Charge Coverage Ratio of greater than 2.00 to 1.00.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (provided that where the rights, remedies and recourse of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, only the lesser of the amount of such obligation and the fair market value of such property shall constitute Indebtedness), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (not including any contingent earn-out payments or fixed earn-out payments unless not paid when due, and other than trade liabilities, current accounts, and intercompany liabilities and other similar obligations (but not any refinancings, extensions, renewals or replacements thereof) maturing within 365 days after the incurrence thereof and reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 10 Business Days of any such drawing), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements, (h) except as provided in clause (d) above, the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) the principal component of all obligations of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person (x) shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof, and (y) shall exclude any Indebtedness of a third party that is not an Affiliate of Holdings or any of its Subsidiaries and that is attributable to supply or lease arrangements as a result of consolidation under FIN 46 or attributable to take-or-pay contracts that are accounted for in a manner similar to a capital lease under EITF 01-8 in either case so long as (i) such supply or lease arrangements or such take-or-pay contracts are entered into in the ordinary course of business, (ii) the board of directors of Holdings or the applicable Subsidiary has approved any such supply or lease arrangement or any such take-or-pay contract and (iii) notwithstanding anything to the contrary contained in the definition of EBITDA, the related expense under any such supply or lease arrangement or under any such take-or-pay contract is treated as an operating expense that reduces EBITDA.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

“Intercreditor Agreement” shall mean an intercreditor agreement entered into in connection with a Permitted Receivables Financing in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Term Borrowing, Revolving Borrowing or CL Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) net interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any Person other than Holdings, the Company or a Subsidiary Loan Party and (b) capitalized interest expense of such Person during such period, excluding, however, (A) amortization or write-off of Indebtedness issuance costs, commissions, fees and expenses and prepayment premiums and costs, (B) customary commitment, administrative and transaction fees and charges, and (C) termination costs or termination payments in respect of Swap Agreements and Permitted Receivables Financings.  For purposes of the foregoing, (x) gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Holdings and the Subsidiaries with respect to Swap Agreements and (y) Interest Expense shall exclude any interest expense on Indebtedness of a third party that is not an Affiliate of Holdings or any of its Subsidiaries and that is attributable to supply or lease arrangements as a result of consolidation under FIN 46 or attributable to take-or-pay contracts that are accounted for in a manner similar to a capital lease under EITF 01-8 in either case so long as the underlying obligations under any such supply or lease arrangement or under any such take-or-pay contract are not treated as Indebtedness as provided in clause (y) of the second sentence of the definition of Indebtedness.

“Interest Payment Date” shall mean (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each of the following months:  March, June, September and December, (c) with respect to any Swingline Dollar Loan, the day that such Swingline Dollar Loan is required to be repaid pursuant to Sections 2.09(a) and (d) with respect to any Swingline Euro Loan, the last day of the Interest Period applicable to such Swingline Euro Loan or any day otherwise agreed to by the Swingline Euro Lenders.

“Interest Period” shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or (x) such shorter period as to which the Administrative Agent may agree in its sole discretion or (y) in the case of Term Borrowings or Revolving Facility Borrowings, 9 or 12 months, if at the time of the relevant Borrowing, all relevant Lenders make interest periods of such length available), as the Borrower Representative, on behalf of the applicable Borrower, may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11 and (b) as to any Swingline Euro Borrowing, the period commencing on the date of such Borrowing and ending on the day that is designated in the notice delivered pursuant to Section 2.04 with respect to such Swingline Euro Borrowing, which shall not be later than the seventh day thereafter; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended or shortened in accordance with the Modified Following Business Day Convention.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean DBNY and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and, solely with respect to an Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender that issued such Existing Letter of Credit.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Book Runners” shall mean MLPF&SI and DBSI.

“Joint Lead Arrangers” shall mean MLPF&SI and DBSI.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.17(b).

“JV Reinvestment” shall mean any investment by Company or any Subsidiary in a joint venture to the extent funded with the proceeds of a reasonably concurrent dividend or other distribution made by such joint venture.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Lender” shall mean a Lender with a Revolving Facility Commitment and/or a Credit-Linked Commitment.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(e), or (ii) a Lender having notified in writing the Borrower Representative and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06.

“Letter of Credit” shall mean any letter of credit or bank guarantee (including each Existing Letter of Credit) issued pursuant to Section 2.05.  Letters of Credit shall be either CL Letters of Credit or RF Letters of Credit.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the applicable Screen Rate, for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upwards, if necessary, to five decimal places (e.g., 4.12345%) in the case of Eurocurrency Borrowings in Dollars and three decimal places (e.g., 4.123%) in the case of Eurocurrency Borrowings in Euros)of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by Deutsche Bank AG at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the Intercreditor Agreement and any promissory note issued under Section 2.09(e), and solely for the purposes of Section 7.01(c) hereof, the Fee Letters.

“Loan Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Loan Parties” shall mean Holdings, the Company and each Subsidiary Loan Party.

“Loans” shall mean the Term Loans, the Revolving Facility Loans, the CL Loans and the Swingline Loans (and shall include any New Term Loans and any Replacement Term Loans).

“Local Time” shall mean (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Euros, London time, (c) with respect to Letters of Credit denominated in Sterling, London time, (d) with respect to Letters of Credit denominated in Canadian Dollars, Toronto time and (e) with respect to Letters of Credit denominated in any other Alternative Currency, a time to be approved by the Administrative Agent.

“Majority Lenders” for (i) any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time and (ii) the Term Loan Facility, shall mean, where the amendment, waiver or modification more adversely affects Dollar Term Loans or Euro Term Loans, Lenders holding more than 50% of all Dollar Term Loans or Euro Term Loans, respectively.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (a) a materially adverse effect on the business, results of operations, assets or financial condition of Holdings and the Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under, the Loan Documents.

“Material Indebtedness” shall mean Indebtedness of any one or more of Holdings or any Subsidiary in an aggregate principal amount exceeding $40 million.

“Material Subsidiary” shall mean, at any date of determination, any Subsidiary (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.04(a) or (b) were equal to or greater than 2% of Consolidated Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2% of the consolidated gross revenues of Holdings and its consolidated Subsidiaries for such period, in each case determined in accordance with US GAAP or (c) that is a Loan Party.

“Maximum Credit Limit” shall mean, with respect to any Revolving Facility Borrower that is a Subsidiary of the Company (other than CAC), an amount that the aggregate outstanding principal amount (or the Dollar Equivalent thereof if not denominated in Dollars) of its Revolving Facility Loans and Swingline Loans (if any) plus the maximum stated amount (or the Dollar Equivalent thereof if not denominated in Dollars) of outstanding RF Letters of Credit issued for its account may not exceed, as specified under Section 2.20.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Maximum Term Amount” shall mean at any time (i) the initial aggregate principal amount of all Term Loans then or theretofore made pursuant to Section 2.01(a) plus (ii) the aggregate initial principal amount of any New Term Loans made pursuant to Section 2.23.

“MLPF&SI” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Modified Following Business Day Convention”  shall mean, with respect to any Interest Period that ends on a day other than a Business Day, the extension of such Interest Period to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Real Properties of Loan Parties set forth on Schedule 5.13 and such additional real property (if any) encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered pursuant to Section  5.10 or 5.13, with respect to Mortgaged Properties each in a form reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Company, CAC or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with US GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)           100% of the cash proceeds actually received by Holdings, the Company or any of their Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any Person of any property of Holdings or any Subsidiary (other than those pursuant to Section 6.05(a) (other than clause (iii) thereof to the extent in excess of $65.0 million in any year), (b), (c), (e), (f), (g), (i), (j) or (k)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, stamp taxes, transfer taxes, deed or mortgage recording taxes, other ordinary and customary closing costs for real property, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto), (ii) in the case of proceeds of sales from foreign assets, voluntary prepayments of Indebtedness of foreign subsidiaries not to exceed 7.5% of Consolidated Total Assets since the Effective Date (the “Foreign Indebtedness Voluntary Prepayment Cap”) (provided that if at any time the First Lien Senior Secured Leverage Ratio as of the most recent fiscal year end is less than 1.75 to 1.00, the Foreign Indebtedness Voluntary Prepayment Cap shall not apply; provided, further, that all voluntary prepayments of foreign Indebtedness made with proceeds from the sale of foreign assets while the Foreign Indebtedness Voluntary Prepayment Cap does not apply shall be deemed to reduce the unused available amount under the Foreign Indebtedness Voluntary Prepayment Cap to an amount not less than zero at all times when the First Lien Senior Secured Leverage Ratio as of the most recent fiscal year end is equal to or greater than 1.75 to 1.00) other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (iii) Taxes or Tax Distributions paid or payable as a result thereof and (iv) appropriate amounts set up as a reserve against liabilities associated with the assets or business so disposed of and retained by the selling entity after such sale, transfer or other disposition, as reasonably determined by Holdings, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters, liabilities related to post-closing purchase price adjustments and liabilities related to any other indemnification obligation associated with the assets or business so disposed of; provided that, upon any termination of such reserve, all amounts not paid-out in connection therewith shall be deemed to be “Net Proceeds” of such sale, transfer or other disposition; provided that, if no Event of Default exists and Holdings shall deliver a certificate of a Responsible Officer of Holdings to the Administrative Agent promptly following receipt of any such proceeds setting forth Holdings’ intention to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Holdings and the Subsidiaries, or make investments pursuant to Section 6.04(m), in each case within 12 months (24 months in the case of the Designated Asset Sales) of such receipt, such portion of such proceeds (“Reinvestment Proceeds”) shall not constitute Net Proceeds except to the extent not so used (or contractually committed to be used) within such 12-month period (24 months in the case of the Designated Asset Sales) (and, if contractually committed to be used within such 12-month period, to the extent not so used within the 18-month period following the date of receipt of such Net Proceeds), and provided, further, that (w) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $10.0 million, (x) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $20.0 million, and (y) cash proceeds received by Holdings, the Company or any of their Subsidiaries in connection with the Fraport Transactions shall not constitute Net Proceeds, and

(b)           100% of the cash proceeds from the incurrence, issuance or sale by Holdings or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the Company or any Affiliate of either of them shall be disregarded (except for transaction and similar fees customary in type and amount paid to Blackstone).

“New Commitment” shall have the meaning assigned to such term in Section 2.23.

“New Commitment Joinder Agreement” shall have the meaning assigned to such term in Section 2.23.

“New Lender” shall have the meaning assigned to such term in Section 2.23.

“New Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.23.

“New Revolving Facility Lender” shall have the meaning assigned to such term in Section 2.23.

“New Term Lender” shall have the meaning assigned to such term in Section 2.23.

“New Term Loan” shall have the meaning assigned to such term in Section 2.23.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Obligations” shall mean all amounts owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document.

“Original Dollar Term Loans” shall mean each Term Loan first incurred on the Effective Date as a Term Loan denominated in Dollars and New Term Loans denominated in Dollars that are deemed to be Original Dollar Term Loans pursuant to Section 2.23(a).

“Original Euro Term Loans” shall mean each Term Loan first incurred on the Effective Date as a Term Loan denominated in Euros and New Term Loans denominated in Euros that are deemed to be Original Euros Term Loans pursuant to Section 2.23(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Parent” shall have the meaning assigned to such term in the recitals to this Agreement.

“Parent Company” shall mean Parent and any subsidiary of Parent that is 100% owned by Parent and which owns directly or indirectly 100% of the issued and outstanding Equity Interests of Holdings.

“Participant” shall have the meaning assigned to such term in Section 2.05(d).

“PATRIOT Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit II to the U.S. Collateral Agreement or any other form approved by the Collateral Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or any portion of the assets of, or all the Equity Interests (other than directors’ qualifying shares and Equity Interests required to be held by employees under applicable foreign law) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer and (b) immediately after giving effect thereto:  (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with all material applicable laws; and (iii) (A) to the extent applicable at such time, Holdings and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of Holdings and the Subsidiaries included in the relevant Reference Period, and Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Holdings to such effect, together with all relevant financial information for such Subsidiary or assets, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01.

“Permitted Cure Security” shall mean (i) any common equity security of Holdings and/or (ii) any equity security of Holdings having no mandatory redemption, repurchase or similar requirements prior to 91 days after the Term Loan Maturity Date, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security.

“Permitted Investments” shall mean:

(a)           direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b)           time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits having a Dollar Equivalent that is in excess of $500.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)           repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)           commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P;

(e)           securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A2 by Moody’s;

(f)           shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)           money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(h)           time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of the Company and the Subsidiaries, on a consolidated basis, as of the end of the Company’s most recently completed fiscal year; and

(i)           in the case of the Captive Insurance Subsidiaries only, other investments customarily held by the Captive Insurance Subsidiaries in the ordinary course of their business, including without limitation pledging cash (utilizing a trust or other mechanism if elected by the Company) as permitted by Section 6.02.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition or maintenance of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to Holdings or any Subsidiary (other than Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale” or “absolute transfer” opinion with respect to any transfer by Holdings or any Subsidiary (other than a Special Purpose Receivables Subsidiary) and purchase price percentages being reasonably satisfactory to the Administrative Agent) and (B) the aggregate Receivables Net Investment since the Effective Date shall not exceed $200.0 million at any time.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and plus gross-up for prepayment premiums on the Indebtedness being refinanced and other customary fees and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the remaining average life to maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to any portion of the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such portions of such Obligations on terms at least as favorable to the Lenders in all material respects as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different required obligors or greater required guarantees or security, than the Indebtedness being Refinanced (giving effect to, and permitting, customary “after acquired property” and “future subsidiary guarantor” clauses substantially consistent with those in the Indebtedness being Refinanced) and (e) if the Indebtedness being Refinanced is secured by any collateral that also secures the Obligations (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including, in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms (including relative priority) no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or individual or family trusts, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Holdings, the Company, any Subsidiary (including the Company) or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall mean “Pledged Collateral” as such term is defined in the U.S. Collateral Agreement, and all property pledged pursuant to each Alternate Pledge Agreement and each Foreign Pledge Agreement, as applicable.

“Presumed Tax Rate” shall mean the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Prime Rate” shall mean the rate of interest per annum announced from time to time by DBNY as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Pro Forma Basis” shall mean, as to any Person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and for which financial statements required under Section 5.04(a) or (b) have been delivered or the period for delivery of which in compliance with Section 5.04(a) or (b) has passed (the “Reference Period”):

                (i)in making any determination of EBITDA, pro forma effect shall be given to (A) any Asset Disposition and any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated), (B) any part of the business of Holdings and its Subsidiaries being designated as a discontinued operation during the Reference Period where the fair market value of all such designations exceeds $15.0 million for such period and (C) any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation;

                (ii)in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and excluding any Permitted Indebtedness incurred on (but not prior to) the date of determination not to finance any acquisition) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” incurred or permanently repaid during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings may reasonably designate in good faith; and

                (iii)in making any determination in connection with any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Company and (x) for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders under Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that the Company delivers to the Administrative Agent (i) a certificate of a Financial Officer of the Company setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies, and (y) for any fiscal period ending prior to the first anniversary of the Effective Date, pro forma effect shall be given to the Transaction in determining EBITDA so long as the required certifications described in preceding clause (x) are specifically included in reasonable detail in the respective officer’s certificate and related information and calculations.

“Projections” shall mean the projections of Holdings and the Subsidiaries included in the Confidential Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent in connection with the events described in clause (i) of the definition of Transaction by or on behalf of Holdings, the Company or any of the Subsidiaries prior to the Effective Date.

“Quasi-Foreign Subsidiary” shall mean a Subsidiary (i) substantially all of whose assets consist, directly or indirectly, of Equity Interests in Foreign Subsidiaries and which does not conduct any other business, incur any material liabilities other than liabilities incidental to ownership of such Equity Interests and liabilities related to its existence, incur any indebtedness other than pursuant to the Loan Documents or hold any material assets other than such Equity Interests or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes and that owns more than 65% of the voting Equity Interests in a Foreign Subsidiary or a Subsidiary described in (i) above.

“Quotation Day” shall mean, with respect to any Eurocurrency Borrowing or Swingline Euro Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period, which, in the case of any Eurocurrency Borrowing, shall be the date that is two Business Days prior to the first day of such Interest Period.  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Real Property Officer’s Certificate” shall mean an officer’s certificate in the form of Exhibit E hereto.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Holdings or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders to, or purchasers of Receivables Assets from, Loan Parties under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets and the amount of such Receivables Assets that become defaulted accounts receivable or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Proceeds” shall have the meaning assigned to such term in the definition of “Net Proceeds.”

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Remaining Note Amount” shall have the meaning assigned to such term in Section 5.08.

“Remaining Notes” shall have the meaning assigned to such term in Section 5.08.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reorganization” shall have the meaning assigned to such term in the recitals to this Agreement.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Request to Issue” shall have the meaning assigned to such term in Section 2.05(b).

“Required Lenders” shall mean, at any time, Lenders having (a) Term Loan Exposures, (b) Revolving Facility Credit Exposures, (c) Available Revolving Unused Commitments (if prior to the termination thereof) and (d) Credit-Linked Commitments (or after the termination thereof, CL Percentages of the CL Exposure) that taken together, represent more than 50% of the sum of (w) all Term Loan Exposures, (x) all Revolving Facility Credit Exposures, (y) the total Available Revolving Unused Commitments (if prior to the termination thereof) and (z) the Total Credit-Linked Commitment (or after the termination thereof, the CL Exposure) at such time.  The Term Loan Exposure, Revolving Facility Credit Exposure, Available Revolving Unused Commitment and Credit-Linked Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Account” shall have the meaning assigned to such term in Section 10.02(a).

“Reset Date” shall have the meaning assigned to such term in Section 1.03(a).

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Revolving Availability Period” shall mean the period from and including the Effective Date to but excluding the earlier of the Revolving Facility Maturity Date and in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Dollar Loans, Swingline Dollar Borrowings, Swingline Euro Loans and Swingline Euro Borrowings and RF Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Revolving Borrower Agreement” shall mean a Subsidiary Borrower Agreement substantially in the form of Exhibit G-1.

“Revolving Borrower Termination” shall mean a Subsidiary Borrower Termination substantially in the form of Exhibit G-2.

“Revolving Borrowers” shall mean (x) CAC and the Company (each of which shall have a Maximum Credit Limit at any time equal to the Dollar Equivalent of the aggregate Revolving Facility Commitments at such time) and (y) from the date of the execution and delivery to the Administrative Agent by it of a Revolving Borrower Agreement to but not including the date of the execution and delivery to the Administrative Agent by it of a Revolving Borrower Termination, each Subsidiary of the Company designated as a Revolving Borrower by the Company pursuant to Section 2.20.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04.  The aggregate amount of the Revolving Facility Commitments on the Effective Date is $650.0 million and for each Revolving Facility Lender is set forth opposite such Lender’s name on Schedule 2.01 in the applicable column.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of the Revolving Facility Loans denominated in Euros outstanding at such time, (c) the Swingline Dollar Exposure at such time, (d) the Swingline Euro Exposure at such time and (e) the Revolving L/C Exposure at such time.  The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of Revolving Facility Lender’s Revolving Facility Loans denominated in Euros outstanding at such time and (c) such Revolving Facility Lender’s Revolving Facility Percentage of the Swingline Dollar Exposure, Swingline Euro Exposure and Revolving L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b).  Each Revolving Facility Loan denominated in Dollars shall be a Eurocurrency Loan or an ABR Loan, and each Revolving Facility Loan denominated in Euros shall be a Eurocurrency Loan.

“Revolving Facility Maturity Date” shall mean the sixth anniversary of the Effective Date.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all RF Letters of Credit denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all RF Letters of Credit denominated in Euros or Alternative Currencies outstanding at such time, (c) the aggregate principal amount of all Dollar L/C Disbursements made in respect of RF Letters of Credit that have not yet been reimbursed at such time and (d) the Dollar Equivalent of the aggregate principal amount of Euro L/C Disbursements and Alternative Currency L/C Disbursements made in respect of RF Letters of Credit that have not yet been reimbursed at such time.  The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“RF Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“RF Letter of Credit” shall mean each Letter of Credit designated as such pursuant to Schedule 2.05(a) or the relevant Request to Issue (although any RF Letter of Credit initially designated as such shall cease to constitute an RF Letter of Credit upon its re-designation as a CL Letter of Credit pursuant to Section 2.05(b)).

“RF Reserve Account” shall have the meaning assigned to such term in Section 10.02(a).

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Screen Rate” shall mean:

(a)           for Loans denominated in Dollars, the British Bankers Association Interest Settlement Rate commonly referred to as LIBOR; and

(b)           for Loans denominated in Euros, the percentage rate per annum determined by the Banking Federation of the European Union commonly referred to as EURIBOR, for the applicable Interest Period displayed on the appropriate page of the Reuters screen selected by the Administrative Agent (it being understood that such page is LIBOR 01 with respect to LIBOR and EURIBOR 01 with respect to EURIBOR as of the date hereof).  If the relevant page is replaced or the service ceases to be available, the Administrative Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

 “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Facility” means a senior secured credit facility providing for the making of term loans to the Company, which credit facility may be secured by Second Priority Liens and may be guaranteed by each Guarantor; provided that (a) the stated maturity date of the Indebtedness under such credit facility will not be prior to the date that is 91 days after the Maturity Date of the Term Loans, (b) such credit facility shall provide for no scheduled amortization, payments of principal, sinking fund or similar scheduled payments (other than regularly scheduled payments of interest), (c) such credit facility has covenant, default and remedy provisions and provisions relating to mandatory prepayment, repurchase, redemption and offers to purchase that, taken as a whole, are consistent with those customarily found in second lien financings and (d) concurrently with the effectiveness of such credit facility, the Second Lien Intercreditor Agreement shall have been entered into and shall at all times thereafter be in full force and effect.

“Second Lien Intercreditor Agreement” shall have the meaning given to such term in the definition of the term “Second Priority Liens.”

“Second Priority Liens” shall mean second priority Liens securing a Second Lien Facility consisting solely of Indebtedness permitted to be incurred under Section 6.01(h), (i), (k) or (l); provided that an intercreditor agreement (the “Second Lien Intercreditor Agreement”) shall document  the “silent” second lien status of the collateral package for the second lien facility, which shall provide, among other things to be determined by the Administrative Agent based on then current market practice and reasonably satisfactory to the Company, that (a) at any time that the Loans or Commitments under this Agreement or any refinancing thereof are outstanding, the agent and lenders under the second lien facility (the “Second Lien Lenders”) will not exercise their remedies with respect to the common collateral in the case of a non-payment default for at least 270 days, or in the case of a payment default, for at least 180 days, after delivery of notice to the Lenders under this Agreement and any other holders of a first lien on the Collateral (the “Senior Lienholders”), (b) the Second Lien Lenders will not object to the value of the Senior Lienholders’ claims, or receive any proceeds of common collateral in respect of their secured claim in a reorganization (other than reorganization securities that, if issued and if secured, will maintain the same second lien priority in common collateral as any secured reorganization securities received by the Lenders under this Agreement and be subject to the Second Lien Intercreditor Agreement) until the Senior Lienholders are repaid in cash in full, (c) the Second Lien Lenders will not object to a “debtor-in-possession” financing provided by, or supported by, the Senior Lienholders, on market terms, (d) the Second Lien Lenders will not object to the Senior Lienholders’ adequate protection (and the Second Lien Lenders will be entitled to seek adequate protection themselves and will be entitled to seek a second lien on any additional collateral given to the Senior Lienholders as adequate protection, and the Senior Lienholders will be entitled to a first lien on any additional collateral given to the Second Lien Lenders as adequate protection in respect of their secured claim in the common collateral), (e) the Second Lien Intercreditor Agreement shall bind the Second Lien Lenders with respect to any refinancings of the Senior Credit Facilities, (f) except with respect to certain customary limitations on contesting the liens and priorities and on actions in insolvency and liquidation proceedings, the Second Lien Lenders will retain all rights and remedies available to an unsecured creditor and (g) the second lien facility will not be granted a security interest in any collateral other than collateral in which the Senior Lienholders are granted a first lien security interest.

“Secured Parties” shall mean the “Secured Parties” as defined in the U.S. Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean, at any time, each of the Mortgages, the U.S. Collateral Agreement and all Supplements thereto, the Holdings Agreement, any Foreign Pledge Agreement then in effect, any Alternate Pledge Agreement then in effect, and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 4.02, 5.10 or 5.13.

“Senior Credit Facilities” shall mean the Term Loan Facility, Revolving Facility and Credit-Linked Deposits provided for hereunder.

“Senior Discount Notes” shall have the meaning assigned to such term in the recitals to this Agreement.

“Senior Subordinated Notes” shall have the meaning assigned to such term in the recitals to this Agreement.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Company established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Specified Loan Party” shall mean at any time a Loan Party at such time if the Obligations owing by it (directly or by guarantee) are unsecured by a Lien on its assets.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Sterling” or “₤” shall mean lawful money of the United Kingdom.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled, or held (or that is, at the time any determination is made, otherwise Controlled) by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Holdings, it being understood that no subsidiary of Holdings properly designated as an Unrestricted Subsidiary pursuant to the definition thereof shall constitute a Subsidiary; provided that Estech GmbH & Co. KG and Estech Managing GmbH shall not constitute Subsidiaries.

“Subsidiary Borrower” shall mean CAC and each other Subsidiary that is a Subsidiary Revolving Borrower.

“Subsidiary Loan Party” shall mean (i) each Subsidiary that is a Domestic Subsidiary Loan Party and (ii) each Subsidiary that is a Foreign Subsidiary Loan Party.

“Subsidiary Redesignation” shall have the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Supplement” shall have the meaning assigned to that term in the U.S. Collateral Agreement.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a Swap Agreement.

“Swingline Borrower” shall mean and include each Domestic Swingline Borrower and each Foreign Swingline Borrower.

“Swingline Borrowing Request” shall mean a request substantially in the form of Exhibit C.

“Swingline Dollar Borrowing” shall mean a Borrowing comprised of Swingline Dollar Loans.

“Swingline Dollar Commitment” shall mean, with respect to each Swingline Dollar Lender, the commitment of such Swingline Dollar Lender to make Swingline Dollar Loans pursuant to Section 2.04.  The amount of each Swingline Dollar Lender’s Swingline Dollar Commitment on the Effective Date is set forth on Schedule 2.04 as the same may be modified at the request of the Company with the consent of any Revolving Facility Lender being added as a Swingline Dollar Lender and the Administrative Agent.  The aggregate amount of the Swingline Dollar Commitments on the Effective Date is $200.0 million.

“Swingline Dollar Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Dollar Borrowings at such time.  The Swingline Dollar Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Dollar Exposure at such time.

“Swingline Dollar Lender” shall mean a Lender with a Swingline Dollar Commitment or outstanding Swingline Dollar Loans.

“Swingline Dollar Loans” shall mean the swingline loans denominated in Dollars and made pursuant to Section 2.04.

“Swingline Euro Borrowing” shall mean a Borrowing comprised of Swingline Euro Loans.

“Swingline Euro Commitment” shall mean, with respect to each Swingline Euro Lender, the commitment of such Swingline Euro Lender to make Swingline Euro Loans pursuant to Section 2.04.  The amount of each Swingline Euro Lender’s Swingline Euro Commitment on the Effective Date is set forth on Schedule 2.04 as the same may be modified at the request of the Company with the consent of any Revolving Facility Lender being added as a Swingline Euro Lender and the Administrative Agent.  The aggregate amount of the Swingline Euro Commitments on the Effective Date is €75.0 million.

“Swingline Euro Exposure” shall mean at any time the Dollar Equivalent of the aggregate principal amount of all outstanding Swingline Euro Loans at such time.  The Swingline Euro Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Euro Exposure at such time.

“Swingline Euro Lender” shall mean a Lender with a Swingline Euro Commitment or outstanding Swingline Euro Loans.

“Swingline Euro Loans” shall mean the swingline loans denominated in Euros and made to a Foreign Swingline Borrower pursuant to Section 2.04.

“Swingline Exposure” shall mean at any time the sum of the Swingline Dollar Exposure and the Swingline Euro Exposure.

“Swingline Lender” shall mean any of (i) the Swingline Dollar Lenders, in their respective capacities as Lenders of Swingline Dollar Loans, and (ii) the Swingline Euro Lenders, in their respective capacities as Lenders of Swingline Euro Loans.

“Swingline Loans” shall mean the Swingline Dollar Loans and the Swingline Euro Loans.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Tax Distribution” shall mean any distribution described in Section 6.06(b)(A)(i).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Borrowing” shall mean a borrowing of Term Loans.

“Term Lender” shall mean a Lender with outstanding Term Loans.

“Term Loan” shall mean each (x) Dollar Term Loan made pursuant to Section 2.01(a) up to an aggregate amount not to exceed $2,280.0 million, (y) Euro Term Loan made pursuant to Section 2.01(a) up to an aggregate amount not to exceed €400.0 million and (x) New Term Loan, if any, made pursuant to Section 2.23.

“Term Loan Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Dollar Term Loans outstanding at such time and (b) the Dollar Equivalent of the aggregate principal amount of the Euro Term Loans outstanding at such time.  The Term Loan Exposure of any Lender at any time shall be the sum of (a) the aggregate principal amount of such Lender’s Dollar Term Loans outstanding at such time and (b) the Dollar Equivalent of the aggregate principal amount of such Lender’s Euro Term Loans outstanding at such time.

“Term Loan Facility” shall mean and include (i) the commitments under Section 2.01(a) to make Term Loans on the Effective Date, and the Term Loans made pursuant thereto and (ii) the commitments under Section 2.23 to make New Term Loans, and the New Term Loans made pursuant thereto.

“Term Loan Maturity Date” shall mean the seventh anniversary of the Effective Date.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters (taken as one accounting period) of Holdings then most recently ended for which financial statements required pursuant to Section 5.04(a) or (b) have been delivered (provided that if a Default exists in the delivery of financial statements as required, then the Test Period shall include the fiscal periods in respect of which such Default exists).

“Topco” shall mean Crystal US Holdings 3 L.L.C., a Delaware limited liability company.

“Total Credit-Linked Commitment” shall mean, at any time, the sum of the Credit-Linked Commitments of each of the CL Lenders at such time, which on the Effective Date shall equal $228,000,000.

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) EBITDA for the relevant Test Period; provided that if any Asset Disposition, any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent by the Required Lenders under Section 6.04 or 6.05), any Investment the aggregate amount of which exceeds $15.0 million or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and excluding any Indebtedness permitted to be incurred by Section 6.01 (other than Section 6.01(1)) and incurred on (but not prior to) the date of determination) has occurred, or any part of the business of Holdings and its Subsidiaries is designated as a discontinued operation to the extent the aggregate fair market value of all such designations exceeds $15.0 million, or any Subsidiary has been designated as an Unrestricted Subsidiary or any Subsidiary Redesignation has occurred, in each case during the relevant Test Period or in the case of any Asset Acquisition, after the last day of the Test Period and on or prior to the date as of which such ratio is being calculated (the period from the first day of the Test Period to and including such date of determination being the “Calculation Period”), Consolidated Net Debt and EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences and designations.

“Total Unutilized Credit-Linked Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Credit-Linked Commitment then in effect less (y) the CL Exposure at such time.

“Transaction” shall mean (i) the refinancing of the Existing Credit Agreement, (ii) the Debt Tender Offer, (iii) the Equity Tender Offer (and/or one or more other purchases of the Equity Interests of Parent at any time and whether or not in connection with the Equity Tender Offer in an aggregate amount which, when added to the amount of such purchases pursuant to the Equity Tender Offer, does not exceed $400 million), (iv) the Reorganization, (v) the initial borrowings under Section 2.01(a) hereof, and (vi) the payment of all prepayment premiums and costs, fees and expenses to be paid in connection with the foregoing.

“Transaction Costs” shall mean the out-of-pocket costs and expenses incurred by Holdings or any Subsidiary in connection with the Transaction, the financing of the Transaction and any refinancing of such financing (including fees paid to the Lenders).

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate; provided that Dollar Term Loans and Euro Term Loans shall be of a different Type.

“Unrestricted Subsidiary” shall mean any subsidiary designated by Holdings as an Unrestricted Subsidiary hereunder by a written notice to the Administrative Agent; provided that Holdings shall only be permitted to so designate a new Unrestricted Subsidiary after the Effective Date so long as (a) no Default or Event of Default exists or would result therefrom at such time of designation, (b) after giving effect to such designation on a Pro Forma Basis, Holdings shall be in compliance with the Incurrence Ratios, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Holdings or any Subsidiary) through Investments as permitted by, and in compliance with, Section 6.04(b) or (l), with the excess, if any, of the fair market value of any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof over the aggregate liabilities thereof at such time (each as determined in good faith by Holdings) (the “Designation Investment Value”) to be treated as an Investment by Holdings at the time of such designation pursuant to Section 6.04(b), and (d) such Subsidiary shall have been designated an unrestricted subsidiary (or otherwise not subject to the covenants and defaults) under any other Indebtedness permitted to be incurred herein and all Permitted Refinancing Indebtedness in respect of any of the foregoing and all Disqualified Stock (other than Indebtedness or Disqualified Stock of such Subsidiary or other Unrestricted Subsidiaries); provided that the Company shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent.  Holdings may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) such Unrestricted Subsidiary, both immediately before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of Holdings, (ii) no Default or Event of Default then exists or would occur at such time as a consequence of any such Subsidiary Redesignation, (iii) calculations are made by Holdings of compliance with Section 6.10 for the relevant Test Period, on a Pro Forma Basis as if the respective Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Test Period) had occurred on the first day of such Test Period, and such calculations shall show that such financial covenant would have been complied with if the Subsidiary Redesignation had occurred on the first day of such period (for this purpose, if the first day of the respective Test Period occurs prior to the Effective Date, calculated as if Section 6.10 had been applicable from the first day of such test Period, (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (v) Holdings shall have delivered to the Administrative Agent a certificate of a Financial Officer of Holdings certifying, to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations required by the preceding clause (iii).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit J, among the Company, the Guarantor Subsidiaries and the Collateral Agent.

“US GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar Equity Interests required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Terms Generally.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.

(c) As used herein and, unless otherwise specified, in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto:

(i) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights; and

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement or such other Loan Document, as applicable, as a whole and not to any particular provision hereof or thereof, and clause, subsection, Section, Article, Schedule, Annex, Exhibit and analogous references herein or in another Loan Document are to this Agreement or such other Loan Document, as applicable, unless otherwise specified.

(d) Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other agreement or instrument shall mean such agreement or document and all schedules, exhibits, annexes and other materials that constitute part of such agreement or document pursuant to the terms thereof, all as amended, restated, supplemented or otherwise modified from time to time.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature, including consolidation of statements, shall be construed in accordance with US GAAP, as in effect from time to time; provided that, if Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in US GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in US GAAP or in the application thereof, then such provision shall be interpreted on the basis of US GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(f) For the purposes of determining compliance with Section 6.01 through Section 6.10 with respect to any amount in a currency other than Dollars, amounts shall be deemed to equal the Dollar Equivalent thereof determined using the Exchange Rate calculated as of the Business Day on which such amounts were incurred or expended, as applicable.

SECTION 1.03 Exchange Rates.

(a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent or the Issuing Bank, as applicable, shall (i) determine the Exchange Rate as of such Calculation Date and (ii) give notice thereof to the Company.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of an Exchange Rate calculated as of a specified date) be the Exchange Rates employed in converting any amounts between Dollars, Euros and any Alternative Currency.

(b) Not later than 5:00 p.m., New York City time, on each Reset Date, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of (x) the Euro Term Loans then outstanding and the Term Loan Commitments (Euros) on such date, (y) the principal amounts of the Revolving Loans and Swingline Loans denominated in Euros then outstanding (after giving effect to any Euro Term Loans or Revolving Loans and Swingline Loans denominated in Euros made or repaid on such date), the Revolving L/C Exposure and the CL Exposure and (z) the principal amounts of the Letters of Credit denominated in any Alternative Currency then outstanding and (ii) notify the Lenders, each Issuing Bank and the Company of the results of such determination.

SECTION 1.04 Effectuation of Transaction.

Each of the representations and warranties of Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transaction, unless the context otherwise requires.

SECTION 1.05 Additional Alternative Currencies.

(a) The Company may from time to time request that Letters of Credit be issued in a currency other than Dollars, Euro or those currencies specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars.  In the case of any such request, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired L/C Disbursement (or such other time or date as may be agreed by the Administrative Agent and the applicable Issuing Bank, in their sole discretion).  In the case of any such request, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof.  Each Issuing Bank shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by an Issuing Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Bank to permit Letters of Credit to be issued in such requested currency.  If the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Company.  Any specified currency of an Existing Letter of Credit that is not Dollars, Euro or one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

Subject to the terms and conditions set forth herein, each Lender agrees, pursuant to its applicable Commitment(s):

(a) on the Effective Date, to make Term Loans to the Company in Dollars and/or Euros in the respective amounts set forth opposite its name on Schedule 2.01 under the heading “Term Loans”;

(b) to make revolving loans to the Revolving Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (A) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (B) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments, such Revolving Facility Loans to be made in (x) Dollars if to any Revolving Borrower other than a Foreign Subsidiary and (y) in Euros or Dollars, at the election of the Borrower Representative, on behalf of any Borrower, if to any Foreign Revolving Borrower, provided that the aggregate Revolving Facility Credit Exposure with respect to any Revolving Borrower (other than the Company and CAC) shall not exceed such Revolving Borrower’s Maximum Credit Limit; within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrowers may borrow, prepay and reborrow Revolving Facility Loans; and

(c) to make revolving loans to a CL Borrower (as specified in the related Borrowing Request) in Dollars from time to time during the CL Availability Period in an aggregate amount that will not result in (A) such Lender’s CL Exposure exceeding such Lender’s Credit-Linked Commitment or (B) the CL Exposure exceeding the Total Credit-Linked Commitment; within the foregoing limits and subject to the terms and conditions set forth herein, the CL Borrowers may borrow, repay and reborrow CL Loans.

SECTION 2.02(A) Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Dollar Commitments or Swingline Euro Commitments, as applicable); provided, however, that Revolving Facility Loans and CL Loans shall be made by the Revolving Facility Lenders and CL Lenders, as the case may be, ratably in accordance with their respective Revolving Facility Percentages or CL Percentages, as the case may be, on the date such Loans are made hereunder.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Borrowing denominated in Dollars (other than a Swingline Dollar Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower Representative, on behalf of any Borrower, may request in accordance herewith and (ii) each Borrowing denominated in Euros shall be comprised entirely of Eurocurrency Loans.  Each Swingline Dollar Borrowing shall be an ABR Borrowing.  Each Swingline Euro Borrowing shall be comprised entirely of Swingline Euro Loans.  Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15, 2.17 or 2.21 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e).  Each Swingline Dollar Borrowing and Swingline Euro Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) 10 Eurocurrency Borrowings under the Term Loan Facility and (ii) 20 Eurocurrency Borrowings outstanding under the Revolving Facility and the CL Facility.

(d) Notwithstanding any other provision of this Agreement, (i) the Borrower Representative, on behalf of any Borrower, shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or Term Loan Maturity Date, as applicable, and (ii) no Euro Term Loan may be converted into a Dollar Term Loan and no Dollar Term Loan may be converted into a Euro Term Loan.

SECTION 2.02(B)                                Credit-Linked Deposit.

(a)           On the Effective Date each Lender that is a CL Lender on such date shall pay to the Deposit Bank such CL Lender’s Credit-Linked Deposit in the amount of its Credit-Linked Commitment.  The Credit-Linked Deposits shall be held by the Deposit Bank in (or credited to) the Credit-Linked Deposit Account, and no Person other than the Deposit Bank shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits.  Notwithstanding anything herein to the contrary, the funding obligation of each CL Lender in respect of its participation in CL Credit Events shall be satisfied in full upon the funding of its Credit-Linked Deposit.  Each of the Deposit Bank, the Administrative Agent, each Issuing Bank and each CL Lender hereby acknowledges and agrees (i) that each CL Lender is funding its Credit-Linked Deposit to the Deposit Bank for application in the manner contemplated by Sections 2.06(a) and/or 2.05(e), (ii) the Deposit Bank may invest the Credit-Linked Deposits in such investments as may be determined from time to time by the Deposit Bank and (iii) the Deposit Bank has agreed to pay to each CL Lender a return on its Credit-Linked Deposit (except (x) during periods when such Credit-Linked Deposits are used to (I) fund CL Loans or (II) reimburse an Issuing Lender with respect to Drawings on CL Letters of Credit or (y) as otherwise provided in Sections 2.02(B)(c) and (d)) equal at any time to the Adjusted LIBO Rate for the Interest Period in effect for the Credit-Linked Deposits at such time less the Credit-Linked Deposit Cost Amount at such time.  Such interest will be paid to the CL Lenders by the Deposit Bank at the applicable Adjusted LIBO Rate for an Interest Period of one month (or at an amount determined in accordance with Section 2.02(B)(c) or (d), as applicable) less, in each case, the Credit-Linked Deposit Cost Amount in arrears on each CL Interest Payment Date.

(b)           No Loan Party shall have any right, title or interest in or to the Credit-Linked Deposit Account or the Credit-Linked Deposits and no obligations with respect thereto (except to repay CL Loans and to refund portions thereof used to reimburse an Issuing Lender with respect to Drawings on CL Letters of Credit as provided in Section 2.05(e)), it being acknowledged and agreed by the parties hereto that the funding of the Credit-Linked Deposits by the CL Lenders, and the application of the Credit-Linked Deposits in the manner contemplated by Section 2.05(e) constitute agreements among the Deposit Bank, the Administrative Agent, each Issuing Bank and each CL Lender with respect to the participation in the CL Letters of Credit and do not constitute any loan or extension of credit to any Borrower.  Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that no amount on deposit at any time in the Credit-Linked Deposit Account shall be the property of any Secured Party (other than the Deposit Bank) or of any Loan Party or any of its Subsidiaries or Affiliates.  In addition, each CL Lender hereby grants to the Deposit Bank a security interest in, and rights of offset against, its rights and interests in such CL Lender’s Credit-Linked Deposit, and investments thereof and proceeds of any of the foregoing, to secure the obligations of such CL Lender hereunder.  Each CL Lender agrees that its right, title and interest with respect to the Credit-Linked Deposit Account shall be limited to the right to require its Credit-Linked Deposit to be used as expressly set forth herein and that it will have no right to require the return of its Credit-Linked Deposit other than as expressly provided herein (each CL Lender hereby acknowledges that its Credit-Linked Deposit constitutes payment for its obligations under Sections 2.05(e) and 2.06(a) and that each Issuing Bank will be issuing, amending, renewing and extending CL Letters of Credit, and the Administrative Agent (on behalf of the respective CL Lender) will be advancing CL Loans to the applicable CL Borrower, in each case in reliance on the availability of such CL Lender’s Credit-Linked Deposit to discharge such CL Lender’s obligations in respect thereof).

(c)           If the Deposit Bank is not offering Dollar deposits (in the applicable amounts) in the London interbank market, or the Deposit Bank determines that adequate and fair means do not otherwise exist for ascertaining the Adjusted LIBO Rate for the Credit-Linked Deposits (or any part thereof), then the Credit-Linked Deposits (or such parts, as applicable) shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by the Deposit Bank in accordance with banking industry rules on interbank compensation.

(d)           If any CL Loan is repaid by the respective CL Borrower, or if any L/C Disbursement under a CL Letter of Credit that has been funded by the CL Lenders from the Credit-Linked Deposits as provided in Section 2.05(e) shall be reimbursed by the respective CL Borrower, on a day other than on the last day of an Interest Period applicable to the Credit-Linked Deposits, the Administrative Agent shall, upon receipt thereof, pay over such amounts to the Deposit Bank which will invest such amounts in overnight or short-term cash equivalent investments until the end of the Interest Period at the time in effect and respective CL Borrower shall pay to the Deposit Bank, upon the Deposit Bank’s request therefor, the amount, if any, by which the interest accrued on a like amount of the Credit-Linked Deposits at the Adjusted LIBO Rate for Term Loans for the Interest Period in effect therefor shall exceed the interest earned through the investment of the amount so reimbursed for the period from the date of such reimbursement through the end of the applicable Interest Period, as determined by the Deposit Bank (such determination shall, absent manifest error, be presumed correct and binding on all parties hereto) and set forth in the request for payment delivered to CAC.  In the event that the respective CL Borrower shall fail to pay any amount due under this Section 2.02(B)(d), the interest payable by the Deposit Bank to the CL Lenders on their Credit-Linked Deposits under Section 2.02 (B)(a) shall be correspondingly reduced and the CL Lenders shall without further act succeed, ratably in accordance with their CL Percentages, to the rights of the Deposit Bank with respect to such amount due from the respective CL Borrower.  All repayments of CL Loans, and all reimbursements of L/C Disbursements under a CL Letter of Credit that have been funded by the CL Lenders from the Credit-Linked Deposits, in each case received by the Administrative Agent prior to the termination of the Total Credit-Linked Commitment, shall be paid over to the Deposit Bank which will deposit same in the Credit-Linked Deposit Account.

(e)(i)           If the Administrative Agent, any Issuing Bank and/or the Deposit Bank is enjoined from taking any material action referred to in this Section 2.02(B), Section 2.05(e) and/or Section 2.06(a) (in respect of a CL Loan), or if the Administrative Agent, any Issuing Bank and/or the Deposit Bank reasonably determines that, by operation of law, it may reasonably be precluded from taking any such material action, or if any Loan Party or CL Lender challenges in any legal proceeding any of the material acknowledgements, agreements or characterizations set forth in any of this Section 2.02(B), Section 2.05(e) and Section 2.06(a) (in respect of CL Loans), then, in any such case (and so long as such event or condition shall be continuing), and notwithstanding anything contained herein to the contrary, (x) the respective Issuing Bank shall not be required to issue, renew or extend any CL Letter of Credit and (y) the Administrative Agent shall not be required to advance any CL Loan on behalf of the affected CL Lender or CL Lenders.

(ii)           If the Deposit Bank, any Issuing Bank or the Administrative Agent is enjoined from withdrawing amounts from the Credit-Linked Deposit Account of a CL Lender in accordance with Section 2.05(e), or reasonably determines that it is precluded from taking such actions, (A) from and after the date such withdrawal would have been made but for such circumstance the amounts otherwise that would have been required to be paid to such CL Lender pursuant to Section 2.02(B)(a) and the second sentence of Section 2.12(b) shall instead be added to the Credit-Linked Deposit Account of such CL Lender and (B) such CL Lender shall pay to the applicable Issuing Bank interest on the amount that should have been withdrawn at the rate equal to the interest rate otherwise applicable for ABR CL Loans pursuant to Section 2.13(c) until such time as such withdrawal is made.

(iii)           In the event any payment of a CL Loan or L/C Reimbursement in respect of a CL Letter of Credit shall be required to be refunded to a Borrower after the return of the Credit-Linked Deposits to the CL Lenders as permitted hereunder, each CL Lender agrees to acquire and fund a participation in such refunded amount equal to the lesser of its CL Percentage thereof and the amount of its Credit-Linked Deposit that shall have been so returned.  The obligations of the CL Lenders under this clause (iii) shall survive the payment in full of the Credit-Linked Deposits and the termination of this Agreement.

SECTION 2.03 Requests for Borrowings.

To request any Borrowing, the Borrower Representative, on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing; provided any such notice of an ABR Revolving Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative, on behalf of the applicable Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) whether the requested Borrowing is to be a Revolving Facility Borrowing, Term Borrowing or CL Borrowing;

(iii) the aggregate amount of the requested Borrowing (expressed in Dollars or, if permitted to be borrowed in Euros, in Euros);

(iv) the date of such Borrowing, which shall be a Business Day;

(v) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and

(vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing, unless such Borrowing is denominated in Euros, in which case such Borrowing shall be a Eurocurrency Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of three months’ duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, (i) each Swingline Dollar Lender agrees to make Swingline Dollar Loans to any Domestic Swingline Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding for all Swingline Dollar Loans that will not result in (x) the aggregate principal amount of outstanding Swingline Dollar Loans made by such Swingline Dollar Lender exceeding such Swingline Dollar Lender’s Swingline Dollar Commitment or (y) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments and (ii) each Swingline Euro Lender agrees to make Swingline Euro Loans to any Foreign Swingline Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding for all Swingline Euro Loans that will not result in (x) the aggregate principal amount of outstanding Swingline Euro Loans made by such Swingline Euro Lender exceeding such Swingline Euro Lender’s Swingline Euro Commitment or (y) the sum of the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Dollar Borrowing or Swingline Euro Borrowing.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Dollar Borrowing or Swingline Euro Borrowing, the Borrower Representative, on behalf of the applicable Borrower, shall notify the Administrative Agent and the applicable Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Borrowing (or in the case of a Swingline Euro Borrowing, 10:00 a.m. New York time, on the Business Day preceding the date of the proposed Swingline Euro Borrowing).  Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the Borrower requesting such Borrowing, (ii) the requested date (which shall be a Business Day), (iii) the amount of the requested Swingline Dollar Borrowing (expressed in Dollars) or Swingline Euro Borrowing (expressed in Euros), as applicable, and (iv) in the case of a Swingline Euro Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of the term “Interest Period.” The Administrative Agent shall promptly advise each Swingline Dollar Lender (in the case of a notice relating to a Swingline Dollar Borrowing) or each Swingline Euro Lender (in the case of a notice relating to a Swingline Euro Borrowing) of any such notice received from the Borrower Representative on behalf of a Borrower and the amount of such Swingline Lender’s Swingline Loan to be made as part of the requested Swingline Dollar Borrowing or Swingline Euro Borrowing, as applicable.  Each Swingline Dollar Lender shall make each Swingline Dollar Loan to be made by it hereunder in accordance with Section 2.04(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Administrative Agent by notice to the Swingline Dollar Lenders.  The Administrative Agent will make such Swingline Dollar Loans available to the applicable Domestic Swingline Borrower by promptly crediting the amounts so received, in like funds, to the general deposit account of the applicable Domestic Swingline Borrower with the Administrative Agent (or, in the case of a Swingline Dollar Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).  Each Swingline Euro Lender shall make each Swingline Euro Loan to be made by it hereunder in accordance with Section 2.04(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Swingline Euro Lenders.  The Administrative Agent will make such Swingline Euro Loans available to the applicable Foreign Swingline Borrower by (i) promptly crediting the amounts so received, in like funds, to the general deposit account with the Administrative Agent of the applicable Foreign Swingline Borrower most recently designated to the Administrative Agent or (ii) by wire transfer of the amounts received in immediately available funds to the general deposit account of the applicable Foreign Swingline Borrower most recently designated to the Administrative Agent.

(c) A Swingline Lender may by written notice given to the Administrative Agent (and to the other Swingline Dollar Lenders or Swingline Euro Lenders, as applicable) not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it.  Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders.  The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender.  Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

SECTION 2.05 Letters of Credit.

(a) General.  Each Existing Letter of Credit shall continue to remain outstanding as a CL Letter of Credit or RF Letter of Credit as specified on Schedule 2.05(a) hereunder on and after such date on the same terms as applicable to it immediately prior to such date.  In addition, subject to the terms and conditions set forth herein, the Company may request the issuance of Dollar Letters of Credit, Euro Letters of Credit and Alternative Currency Letters of Credit (x) in the case of RF Letters of Credit, for its own account or for the account of any of the other Revolving Borrowers and (y) in the case of CL Letters of Credit, for the account of a CL Borrower (as specified in the related Request to Issue), in each case in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date.  All Letters of Credit shall be issued on a sight basis only (subject to Section 2.05(n)) and shall be denominated in Dollars, Euros or an Alternative Currency.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit, the Borrower Representative, on behalf of the relevant Loan Party, shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank, with a copy to the Administrative Agent at least two Business Days (or such shorter period agreed to by the Issuing Bank) in advance of the requested date of issuance a request in the form of Exhibit B-2 (a “Request to Issue”) for the issuance of a Letter of Credit, which Request to Issue shall specify, inter alia, whether the requested Letter of Credit is to be a CL Letter of Credit or an RF Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower Representative, on behalf of the relevant Loan Party, also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit and in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such form of letter of credit application, the terms and conditions of this Agreement shall control.  An RF Letter of Credit shall be issued, amended, renewed or extended only if after giving effect thereto (i) the Revolving L/C Exposure shall not exceed $250,000,000, (ii) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments and (iii) the aggregate Revolving Facility Credit Exposure with respect to any Revolving Borrower shall not exceed the Maximum Credit Limit for such Revolving Borrower, and a CL Letter of Credit shall be issued, amended, renewed or extended only if after giving effect thereto the CL Exposure would not exceed the Total Credit-Linked Commitment at such time, provided that no RF Letter of Credit shall be issued unless a CL Letter of Credit could not be issued in lieu thereof, giving effect to the aforesaid limitations.  In the event that an RF Letter of Credit is outstanding at a time when there is availability to support the issuance of a new CL Letter of Credit in accordance with the terms of this Agreement in a stated amount at least equal to the stated amount of such RF Letter of Credit, the Company shall have the right, upon written notice to the Administrative Agent and the respective Issuing Bank, to re-designate such RF Letter of Credit as a CL Letter of Credit, in each case so long as (i) each such CL Letter of Credit may otherwise be issued in accordance with, and will not violate, the above limitations and requirements of this Section and (ii) the Company certifies in writing to the Administrative Agent and the respective Issuing Bank that the conditions specified in Sections 4.01(b) and (c) are then satisfied.  Upon satisfaction of the aforesaid conditions, (x) the respective Issuing Bank shall re-designate the affected RF Letter of Credit as a CL Letter of Credit, and (y) a new CL Letter of Credit shall be deemed issued at such time under this Agreement.  No Letter of Credit shall be issued, increased in stated amount, or renewed or extended without the prior consent of the Administrative Agent, such consent to be limited to the question of whether such issuance, increase, renewal or extension is being effected on the terms and conditions of this Agreement.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days (or, in the case of a trade Letter of Credit, 30 days) prior to (A) in the case of an RF Letter of Credit, the Revolving Facility Maturity Date, and (B) in the case of a CL Letter of Credit, the Term Loan Maturity Date; provided that any standby Letter of Credit may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)).

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lenders, such Issuing Bank hereby grants (x) if such Letter of Credit is a CL Letter of Credit, to each CL Lender or (y) if such Letter of Credit is an RF Letter of Credit to each Revolving Facility Lender (and such CL Lender or Revolving Facility Lender, as the case may be, in its capacity under this Section 2.05(d), a “Participant”) and each such Participant hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s CL Percentage or Revolving Facility Percentage, as the case may be, as in effect from time to time of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars or Euros, as the case may be, for the account of the applicable Issuing Bank, such Lender’s Revolving Facility Percentage of each LC Disbursement made in respect of an RF Letter of Credit and, in each case, not reimbursed by the Applicant Party on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Applicant Party for any reason.  Each Participant acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and, in the case of a Revolving Facility Lender, that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.  If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Applicant Party shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars, Euros or an Alternative Currency, as the case may be, not later than 5:00 p.m., New York City time, on the Business Day immediately following the date the applicable Applicant Party receives notice under paragraph (g) of this Section of such L/C Disbursement, provided that (I) in the case of any L/C Disbursement under an RF Letter of Credit issued for the account of a Revolving Borrower, such Revolving Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed (x) if a Dollar Letter of Credit, with an ABR Revolving Borrowing or Swingline Dollar Borrowing, as applicable, (y) if a Euro Letter of Credit, with a Swingline Euro Borrowing, or (z) if an Alternative Currency Letter of Credit, with an ABR Revolving Borrowing or Swingline Dollar Borrowing, in the cases of clauses (x) and (y), in an equivalent amount and in the case of clause (z), in the Dollar Equivalent of such amount and, to the extent so financed, such Revolving Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Swingline Dollar Borrowing or Swingline Euro Borrowing, as the case may be, and (II) no Applicant Party shall be entitled to reimburse the relevant Issuing Bank for any drawings under a CL Letter of Credit which occur within the period commencing on the 91st day prior to the Term Loan Maturity Date until after the Credit-Linked Deposits shall have been applied as set forth below in this Section 2.05(e).  If the applicable Applicant Party fails to reimburse any L/C Disbursement under an RF Letter of Credit when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each relevant Participant of the applicable L/C Disbursement, the payment then due in respect thereof and, in the case of each such Participant, such Participant’s Revolving Facility Percentage thereof.  Promptly following receipt of such notice, each such Participant shall pay to the Administrative Agent in Dollars or Euros, as applicable, its Revolving Facility Percentage of the payment then due from the applicable Applicant Party, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Participants), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars, Euros or an Alternative Currency, as applicable, the amounts so received by it from such Participants.  In the event that an Issuing Lender makes any LC Disbursement under any CL Letter of Credit issued by it and the respective CL Borrower shall not have reimbursed such amount in full to such Issuing Lender as provided above, or an Issuing Lender makes any LC Disbursement under any CL Letter of Credit issued by it within the period commencing on the 91st day prior to the Term Loan Maturity Date, and in each case such Issuing Lender has notified the Administrative Agent thereof, each CL Lender hereby irrevocably authorizes the Administrative Agent to reimburse on the date of (or if received after 1:00 P.M. (New York time) on such date, on the Business Day following the date of) receipt by the Administrative Agent of such notice such Issuing Lender for such amount solely by requesting the Deposit Bank to withdraw such CL Lender’s CL Percentage of the Credit-Linked Deposits on deposit with the Deposit Bank in the Credit-Linked Deposit Account and to pay same over to the Administrative Agent, the Deposit Bank hereby agreeing to effect such a withdrawal and all other withdrawals and payments requested by the Administrative Agent pursuant to the terms of this Agreement.  All reimbursements of Issuing Banks by Revolving Facility Lenders or CL Lenders (through application of Credit-Linked Deposits) shall be made as provided herein notwithstanding the occurrence of a CAM Exchange Date after the L/C Disbursement and prior to such reimbursement.  Promptly following receipt by the Administrative Agent of any payment from the applicable Applicant Party pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Participants have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear (it being understood and agreed that any such payment to be made pursuant to this Section 2.05(e) to a Participant which is a CL Lender shall be made by such Issuing Lender to the Administrative Agent for the account of such CL Lender and paid over to the Deposit Bank for deposit in the Credit-Linked Deposit Account).  Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Dollar Borrowing as contemplated above) shall constitute a Loan.

(f) Obligations Absolute.  The obligation of the applicable Applicant Party to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Applicant Party’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct as determined by a final and nonappealable decision of court of competent jurisdiction.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to an Applicant Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Applicant Party to the extent permitted by applicable law) suffered by such Applicant Party that are determined by a court having jurisdiction to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, as determined by a final and nonappealable decision of court of competent jurisdiction, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent, the Applicant Party and the Company (if the Company is not the Applicant Party) by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Applicant Party of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest.  If an Issuing Bank shall make any L/C Disbursement, then, unless the applicable Applicant Party shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the applicable Applicant Party reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans provided that, in the case of an L/C Disbursement made that is (i) a Euro Letter of Credit, the amount of interest due with respect thereto shall (A) be payable in Euros and (B) bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such L/C Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time or (ii) an Alternative Currency Letter of Credit, the amount of interest due with respect thereto shall (A) be payable in the applicable Alternative Currency and (B) bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such L/C Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time; and provided, further, that, if such L/C Disbursement is not reimbursed by the applicable Applicant Party when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply, with the rate per annum for L/C Disbursements made in respect of a CL Letter of Credit from the date any payment is made to the Issuing Lender on behalf of the CL Lenders shall be 2% in excess of the rate per annum then applicable to ABR Term Loans.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender or by or on behalf of any CL Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender or CL Lender, as the case may be, to the extent of such payment.

(i) Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.  If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the fifth Business Day following the date on which the Company receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders and/or CL Lenders with Revolving L/C Exposure and/or CL Percentages representing greater than 50% of the total Revolving L/C Exposure and/or total CL Percentages), as the case may be, demanding the deposit of cash collateral pursuant to this paragraph, the Company and, to the extent relating to CL Exposure, CAC (on a joint and several basis with the Company) agree to deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Facility Lenders and/or the CL Lenders, an amount in Dollars in cash equal to the Revolving L/C Exposure and/or CL Exposure as of such date plus any accrued and unpaid interest thereon; provided that the portion of such amount attributable to undrawn Euro Letters of Credit or L/C Disbursements in Euros shall be deposited with the Administrative Agent in Euros in the actual amounts of such undrawn Letters of Credit and L/C Disbursements; provided, further that the portion of such amount attributable to undrawn Alternative Currency Letters of Credit or L/C Disbursements in any Alternative Currency shall be deposited with the Administrative Agent in the applicable Alternative Currency in the actual amounts of such undrawn Letters of Credit and L/C Disbursements.  The obligation to deposit such cash collateral shall become effective immediately on the Business Day specified above, and such deposit shall become immediately due and payable in Dollars, Euros or an Alternative Currency, as applicable, without demand or other notice of any kind.  The applicable Applicant Party also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Section 2.05.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Company, in each case, in Permitted Investments and at the risk and expense of the Company, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Revolving L/C Exposure and CL Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders and/or CL Lenders with Revolving L/C Exposure and/or CL Percentages representing greater than 50% of the total Revolving L/C Exposure and/or total CL Percentages), be applied to satisfy other obligations of the Borrowers under this Agreement.  If an Applicant Party is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Applicant Party within three Business Days after all Events of Default have been cured or waived.  If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, the Borrowers would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Additional Issuing Banks.  From time to time, the Company may by notice to the Administrative Agent designate up to two Lenders (in addition to DBNY and any Lender that is an issuer of Existing Letters of Credit) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks.  Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l) Reporting.  Promptly upon the issuance or amendment by it of a standby Letter of Credit, an Issuing Bank shall notify the Company and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment.  Upon receipt of such notice, the Administrative Agent shall notify each Lender, in writing, of such issuance or amendment, and if so requested by a Lender the Administrative Agent shall provide such Lender with a copy of such issuance or amendment.  Each Issuing Bank shall on the first Business Day of each calendar week during which any CL Letters of Credit and/or RF Letters of Credit issued by such Issuing Bank are outstanding provide the Administrative Agent, by facsimile, with a report detailing the aggregated daily outstandings of each such Letter of Credit issued by it.

(m) Notwithstanding any other provision of this Agreement, if, after the Effective Date, any Change in Law shall make it unlawful for an Issuing Bank to issue Letters of Credit denominated in Euros or any Alternative Currency, then by prompt written notice thereof to the L/C Borrowers and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), such Issuing Bank may declare that Letters of Credit will not thereafter (for the duration of such declaration) be issued by it in Euros or any Alternative Currency, as applicable.

(n) Subject to the prior written consent of the Administrative Agent and the applicable Issuing Bank (such consent not to be unreasonably withheld), documentary Letters of Credit may be issued on a “time basis” on terms and conditions to be agreed upon by the Company, the Administrative Agent and the applicable Issuing Bank.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan (other than CL Loans) to be made (as opposed to be continued) by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  Each CL Lender hereby irrevocably authorizes the Administrative Agent to fund each CL Loan to be made by it hereunder solely by requesting the Deposit Bank to withdraw such CL Lender’s CL Percentage of the Credit-Linked Deposits on deposit with the Deposit Bank in the Credit-Linked Deposit Account and to pay same over to it.  The Administrative Agent will make the proceeds of funds made available to it pursuant to the two preceding sentences available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent (i) in New York City, in the case of Loans denominated in Dollars, or (ii) in London, in the case of Loans denominated in Euros and designated by the Borrower Representative, on behalf of the applicable Borrower, in the applicable Borrowing Request; provided that ABR Revolving Loans, Swingline Dollar Borrowings and Swingline Euro Borrowings made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Revolving Facility Loans and/or Term Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing of Revolving Facility Loans or Term Loans available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount (with demand to be first made on such Lender if legally possible) with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in Euros) or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans (in the case of a Borrowing denominated in Dollars) or the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in Euros).  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower Representative, on behalf of the applicable Borrower, may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower Representative, on behalf of the applicable Borrower, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Euro Borrowings or Swingline Dollar Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative, on behalf of the applicable Borrower, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative, on behalf of such Borrower, were requesting a Borrowing of the Type and denominated in Euros resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative on behalf of the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; provided that the resulting Borrowing is required to be a Eurocurrency Borrowing in the case of a Borrowing denominated in Euros; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower Representative, on behalf of the applicable Borrower, shall be deemed to have selected an Interest Period of three months’ duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative, on behalf of the applicable Borrower, fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) except as provided in clause (iii) below, no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in Euros shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date and the Credit-Linked Commitments shall terminate on the Term Loan Maturity Date.  The Term Loan Commitments shall terminate at 5:00 p.m. New York Time on the Effective Date.

(b) The Company (on behalf of itself and all other Revolving Borrowers) may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided that (i) each such reduction shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Company shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments and/or Credit-Linked Commitments under paragraph (b) or (d) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments and/or Credit-Linked Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of Commitments shall be permanent.  Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

(d) The Company (on behalf of itself and CAC) shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Credit-Linked Commitment in whole, or reduce it in part, in an integral multiple of $1.0 million and not less than $5.0 million (or if less the remaining amount of the Credit-Linked Commitments) in the case of partial reductions to the Total Unutilized Credit-Linked Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Credit-Linked Commitment of each CL Lender.  At the time of any termination or reduction of the Total Credit-Linked Commitment pursuant to this Section 2.08(d) or on the Term Loan Maturity Date, the Administrative Agent shall request the Deposit Bank to withdraw from the Credit-Linked Deposit Account and to pay same over to it, and shall return to the CL Lenders (ratably in accordance with their respective CL Percentages) the CL Lenders’ Credit-Linked Deposits in an aggregate amount equal to such reduction or the amount of such Commitment being terminated, as the case may be.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, following the reimbursement or repayment by a Borrower for any drawing or CL Loan under the CL Facility, in no event shall the Deposit Bank be required to return to any CL Lender any proceeds of such CL Lender’s Credit-Linked Deposit prior to the 90th day following such reimbursement or repayment unless the respective CL Lender shall have sufficiently indemnified the Deposit Bank (in the sole discretion of the Deposit Bank) for any losses the Deposit Bank may incur as a result of preference claims brought by any creditor of a Borrower with respect to the proceeds of such reimbursement or repayment.

SECTION 2.09 Repayment of Loans; Evidence of Debt, etc.

(a) The Company hereby unconditionally promises to pay (i) on the Revolving Facility Maturity Date in Euros or Dollars, as applicable, to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan made to the Company and (ii) in Euros or Dollars, as applicable, to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.  Each CL Borrower hereby unconditionally, and jointly and severally, promises to pay on the Term Loan Maturity Date in Dollars to the Administrative Agent for the account of each CL Lender the then unpaid principal amount of each CL Loan of such CL Lender owing by any CL Borrower.  Each Domestic Swingline Borrower hereby unconditionally promises to pay in Dollars to each Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Revolving Facility Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing is made by such Borrower, then such Borrower shall repay all its Swingline Loans then outstanding.  Each Revolving Borrower hereby unconditionally promises to pay in Dollars (or in Euros if the Revolving Facility Borrowing was made in Euros) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to such Borrower on the Revolving Facility Maturity Date.  Each Foreign Swingline Borrower hereby unconditionally promises to pay in Euros to each Swingline Euro Lender the then unpaid principal amount of each Swingline Euro Loan made by such Lender to such Borrower on the earlier of the Revolving Facility Maturity Date and the last day of the Interest Period applicable to such Swingline Euro Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower Representative, on behalf of the applicable Borrower, shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) At the time of any termination of the Total Credit-Linked Commitment pursuant to Section 2.08(a) or pursuant to Article VII (but otherwise subject to the last sentence of Section 2.08(d)), the Administrative Agent shall request the Deposit Bank to withdraw from the Credit-Linked Deposit Account and to pay same over to it, and shall return to the CL Lenders (ratably in accordance with their respective CL Percentages), the CL Lenders’ Credit-Linked Deposits in an amount by which the aggregate amount of the Credit-Linked Deposits at such time exceeds the aggregate CL L/C Exposure (less unreimbursed L/C Disbursements included therein) at such time.

SECTION 2.10 Repayment of Term Loans.

(a) Subject to adjustment pursuant to paragraph (c) of this Section, the Company shall repay Term Loans owed by it (such repayment to be in Dollars if made in respect of Dollar Term Loans or in Euros if made in respect of Euro Term Loans) on (x) the three-month anniversary of the Effective Date, and each three-month anniversary thereafter (each such date being referred to as an “Installment Date”) and prior to the Term Loan Maturity Date in an aggregate amount equal to 1/4 of 1% of the then Maximum Term Amount and (y) the Term Loan Maturity Date in an amount equal to the remaining principal amount of the Term Loans owed by it.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

(c) Prepayment of Term Loans pursuant to Section 2.11(c) shall be applied to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of the Term Loans.

(d) Any Lender holding Term Loans may elect, on not less than two Business Days’ prior written notice to the Administrative Agent with respect to any mandatory prepayment made pursuant to Section 2.11(c), not to have such prepayment applied to such Lender’s Term Loans, in which case the amount not so applied shall be retained by the Company (and applied as it elects).

(e) Prior to any repayment of any Borrowing under any Facility hereunder, the Borrower Representative, on behalf of the applicable Borrower, shall select the Borrowing or Borrowings under such Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.  Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Dollar Borrowing or a Swingline Euro Borrowing hereunder, the applicable Swingline Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment.  Except as provided in Section 2.13(d), repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

(f) Amounts to be applied pursuant to Section 2.11(c) shall be applied, as applicable, first to reduce outstanding ABR Loans.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans.  Notwithstanding the foregoing, if the amount of any prepayment of Loans required under Section 2.11(c) shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount; or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.16.

SECTION 2.11 Prepayments, etc.

(a) The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(e), provided that such optional prepayments of the Term Loans shall be applied to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of the Term Loans.

(b) In the event and on such occasion that the Revolving Facility Credit Exposure exceeds (x) 105% of the total Revolving Facility Commitments solely as a result of currency fluctuations or (y) the total Revolving Facility Commitments (other than as a result of currency fluctuations), the Borrowers under the Revolving Facility shall prepay Revolving Facility Borrowings, Swingline Dollar Borrowings and/or Swingline Euro Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(k)) made to such Borrowers, in an aggregate amount equal to the amount by which the Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments.

(c) Holdings shall cause (i) an amount equal to all Net Proceeds (rounded down to the nearest Borrowing Multiple) promptly upon receipt thereof to be used to prepay Term Loans in accordance with Section 2.10(c) and (ii) an amount equal to the Remaining Note Amount (rounded down to the nearest Borrowing Multiple) to be used to prepay Term Loans in accordance with Section 2.10(c) on the date three months after the Effective Date to the extent not previously used to redeem the Remaining Notes.

(d) On any day on which the aggregate CL Exposure exceeds the Total Credit-Linked Commitment at such time, CAC and the Company on a joint and several basis agree to pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents first, to be used to repay any outstanding CL Loans, with any remaining cash and/or Cash Equivalents to be held as security for all obligations of the respective CL Borrower to the Issuing Lenders and the CL Lenders hereunder in respect of CL Letters of Credit in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

SECTION 2.12 Fees.

(a) The Company (on behalf of itself and the other Revolving Borrowers) agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “RF Commitment Fee”) in Dollars on the daily amount of the Available Revolving Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Effective Date or ending with the date on which the Revolving Facility Commitment of such Lender shall be terminated) at a rate equal to 0.50% per annum; provided that the RF Commitment Fee will be reduced (i) to 0.375% per annum if as of the most recent Calculation Date Holdings demonstrates a First Lien Senior Secured Leverage Ratio not greater than 2.25:1 (but greater than 1.75:1) and (ii) to 0.25% per annum if as of the most recent Calculation Date Holdings demonstrates a First Lien Senior Secured Leverage Ratio not greater than 1.75:1.  All RF Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 days (or 366 days in a leap year).  For the purpose of calculating any Lender’s RF Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s RF Commitment Fee is calculated shall be deemed to be zero.  The RF Commitment Fee due to each Lender shall commence to accrue on the Effective Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments shall be terminated as provided herein.

(b) The Company (on behalf of itself and the other Revolving Borrowers and/or CAC) from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) in Dollars on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Effective Date or ending with the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Borrowings effective for each day in such period, and (ii) to each Issuing Bank, for its own account, (x) 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments or Credit-Linked Commitments, as the case may be, of all the Lenders shall be terminated as provided herein, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/8 of 1% per annum of the daily stated amount of such Letter of Credit) (with the minimum annual fronting fee for each Letter of Credit to be not less than $500) plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”).  The Company and CAC, jointly and severally, agree to pay to each CL Lender (based on each such CL Lender’s CL Percentage), through the Administrative Agent, a fee (the “CL Facility Fee”) equal to the sum of (I) a rate per annum equal to the Applicable CL Margin on the aggregate amount of such CL Lender’s CL Percentage of the Credit-Linked Deposits from time to time and (II) a rate per annum equal to the Credit-Linked Deposit Cost Amount as in effect from time to time on such CL Lender’s CL Percentage of the aggregate amount of the Credit-Linked Deposits from time to time, in each case for the period from and including the Effective Date to and including the date on which the Total Credit-Linked Commitment has been terminated, the Credit-Linked Deposits have been returned to the CL Lenders and all CL Letters of Credit have been terminated.  Accrued CL Facility Fees shall be due and payable quarterly in arrears on each CL Interest Payment Date and on the date on which the Total Credit-Linked Commitment has been terminated, the Credit-Linked Deposits have been returned to the CL Lenders and all CL Letters of Credit have been terminated.  All L/C Participation Fees, Issuing Bank Fees and CL Facility Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Company agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Administrative Agent’s Fee Letter dated the Closing Date (the “Administrative Agent Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Dollar Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue principal amount shall bear interest, and each such other overdue amount shall, to the extent permitted by law, bear interest, in each case after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount (x) payable in Dollars, 2% plus the rate applicable to CL Loans or Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section or (y) payable in Euros, 2% plus the rate otherwise applicable to a Revolving Loan denominated in Euros with a one-month Interest Period made on such date; provided that this paragraph (c) shall not apply to any payment default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments, (iii) in the case of any CL Loans, upon the expiration of the CL Availability Period or upon termination of the Total Credit-Linked Commitment and (iv) in the case of the Term Loans, on the Term Loan Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Swingline Dollar Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion or payment of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion or payment.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be prima facie evidence thereof.

(f) All interest paid or payable pursuant to this Section 2.13 shall be paid in the applicable currency in which the Loan giving rise to such interest is denominated.

SECTION 2.14 Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders under a Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in Euros, as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility and the applicable Borrower shall agree adequately reflects the costs to the Revolving Facility Lenders of making or maintaining their Loans, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility shall agree adequately reflects the costs to the Revolving Facility Lenders of making the Loans comprising such Borrowing.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or those for which payment has been requested pursuant to Section 2.21) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement, Eurocurrency Loans or Swingline Euro Loans made by such Lender or any Letter of Credit or participation therein (except those for which payment has been requested pursuant to Section 2.21);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Swingline Euro Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), in each case determined to be material by such Lender, then the applicable Borrower (in the case of a Loan) or the applicable Applicant Party (in the case of a Letter of Credit) will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) and determined to be material by such Lender, then from time to time the applicable Borrower (in the case of a Loan) or the applicable Applicant Party (in the case of a Letter of Credit) shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section (as well as reasonably detailed calculations thereof) shall be delivered to the applicable Borrower (in the case of a Loan) or the applicable Applicant Party (in the case of a Letter of Credit) and shall be prima facie evidence of the amounts thereof.  The applicable Borrower (in the case of a Loan) or the applicable Applicant Party (in the case of a Letter of Credit) shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the applicable Borrower thereof.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that a Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments.

In the event of (a) the payment of any principal of any Eurocurrency Loan or Swingline Euro Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan or Swingline Euro Loan, such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Euros of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be prima facie evidence of the amounts thereof.  Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Each CL Borrower jointly and severally agrees to compensate the Deposit Bank, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities incurred by the Deposit Bank in connection with (i) any withdrawals from the Credit-Linked Deposit Account pursuant to the terms of this Agreement prior to the end of the applicable Interest Period or scheduled investment termination date for the Credit-Linked Deposits and (ii) the termination of the Total Credit-Linked Commitment (and the related termination of the investment of the funds held in the Credit-Linked Deposit Account) prior to the end of any applicable Interest Period or scheduled investment termination date for the Credit-Linked Deposits.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Agents, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expense arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by such Borrower to permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

(f) If an Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or Lender in good faith and in its sole discretion and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 2.21, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Company by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.21 and 9.05 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof or, in the case of payments made prior to the Revolving Facility Maturity Date in respect of CL Loans or of L/C Disbursements funded by CL Lenders from Credit-Linked Deposits, the Administrative Agent shall deposit same in the Credit-Linked Deposit Account.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall, subject to Sections 2.05(e) and 2.05(k), be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.  Any amount payable by the Administrative Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euros.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from any Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans, CL Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans, CL Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans, CL Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans, CL Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including in connection with any reduction or termination of commitments under any Facility) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply).

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in Euros).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or 2.21, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 2.21, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15 or 2.21, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if a Lender is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or 2.21 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Company shall have the right, at its sole cost and expense, (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that:  (a) all Obligations of Borrowers owing to such Non-Consenting Lender being replaced (and all Credit-Linked Deposits funded by such Lender) shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment the Company, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that the processing and recordation fee due and payable pursuant to 9.04(b)(ii)(C) shall be waived in connection with any assignment pursuant to this Section 2.19(c).

SECTION 2.20 Revolving Borrowers.

The Company may designate after the Effective Date any Domestic Subsidiary of the Company that is party to the U.S. Collateral Agreement and/or any Foreign Subsidiary of the Company that is a Wholly Owned Subsidiary as an additional Revolving Borrower, with a specified Maximum Credit Limit, by delivery to the Administrative Agent of a Revolving Borrower Agreement executed by such Subsidiary and the Company at least 5 Business Days (or 10 Business Days in the case of any Subsidiary which is not both a Domestic Subsidiary and a Wholly Owned Subsidiary) prior to the date of such designation, a copy of which the Administrative Agent shall promptly deliver to the Lenders.  It is agreed that Grupo Celanese S.A., if and when designated by the Company as a Revolving Borrower, will have a Maximum Credit Limit equal at any time to the Dollar Equivalent of the aggregate Revolving Facility Commitments at such time. Each such designation shall specify whether such Subsidiary shall be entitled to make Borrowings under and/or request Letters of Credit under the Revolving Facility, and each such designation and specified Maximum Credit Limit shall be subject to the consent of the Administrative Agent (which consent shall not unreasonably be withheld).  Upon the execution by the Company and delivery to the Administrative Agent of a Revolving Borrower Termination with respect to any Revolving Borrower, such Subsidiary shall cease to be a Revolving Borrower and a party to this Agreement as a Revolving Borrower; provided that no Revolving Borrower Termination will become effective as to any Revolving Borrower (other than to terminate such Revolving Borrower’s right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Revolving Borrower or any Letter of Credit for the account of such Revolving Borrower shall be outstanding hereunder.  Promptly following receipt of any Revolving Borrower Agreement or Revolving Borrower Termination, the Administrative Agent shall send a copy thereof to each Revolving Facility Lender.  The Company shall be entitled to designate any Foreign Subsidiary that complies with the requirements described in Section 5.10(f) as a Revolving Borrower.

SECTION 2.21 Additional Reserve Costs.

(a) For so long as any Lender is required to make special deposits with the Bank of England and/or the Financial Services Authority (or, in either case any other authority which replaced all or any of its functions) and/or the European Central Bank or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of England and/or the Financial Services Authority (or, in either case any other authority which replaced all or any of its functions) and/or the European Central Bank, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans or Swingline Euro Loans, such Lender shall be entitled to require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a percentage rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formulae and in the manner set forth in Exhibit H hereto.

(b) Any additional interest owed pursuant to paragraph (a) above shall be determined by the applicable Lender, which determination shall be prima facie evidence of the amount thereof, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least 10 days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.22 Illegality.

(a) If any Lender reasonably determines that it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Euro Term Loan, any Revolving Facility Loan denominated in Euros or any Swingline Euro Loan, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue Euro Term Loans, Revolving Facility Loans denominated in Euros or Swingline Euro Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist.  Upon any of such notice, the applicable Borrower shall upon demand from such Lender (with a copy to the Administrative Agent) prepay such Euro Term Loan, Revolving Facility Loan denominated in Euros or Swingline Euro Loan.  Upon any such prepayment, such Borrower shall also pay accrued interest on the amount so prepaid.

(b) If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans (other than as set forth in paragraph (a) above), then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist.  Upon the receipt of such notice, the applicable Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either (i) for Loans denominated in Euros (A) prepay each Loan denominated in Euros or (B) keep such Loan denominated in Euros outstanding, in which case the Adjusted LIBO Rate with respect to such Loan shall be deemed to be the rate determined by such Lender as the all-in-cost of funds to fund such Loan with maturities comparable to the Interest Period applicable thereto, or (ii) for Loans denominated in Dollars, convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, such Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.23 New Commitments.

(a) New Commitments.  At any time after completion of the primary syndication (as determined by the Lead Arrangers) and prior to the date which is 12 months prior to (i) in the case of Revolving Facility Loans, the Revolving Facility Maturity Date and (ii) in the case of Term Loans, the Term Loan Maturity Date, the Company may by written notice to the Administrative Agent elect to request New Revolving Lenders to provide new Revolving Facility Commitments (the “New Revolving Facility Commitments”) and New Term Lenders to provide Commitments to make incremental Term Loans hereunder (“New Term Loans” and, together with the New Revolving Facility Commitments, the “New Commitments”) in an aggregate principal amount for all such New Commitments not to exceed the Dollar Equivalent of $500.0 million, the proceeds of which may be used for any general corporate purposes (including any Investment, Capital Expenditure, Restricted Payment or repayment of other Indebtedness, in each case as otherwise permitted under this Agreement). Such notice shall specify the date (the “Increased Amount Date”) on which the Company proposes that the such New Term Commitments take effect, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and prior to the date which is 12 months prior to, in the case of New Revolving Facility Commitments, the Revolving Facility Maturity Date and, in the case of New Term Loans, the Term Loan Maturity Date. The Company shall notify the Administrative Agent in writing of the identity of each Lender or other financial institution reasonably acceptable to the Administrative Agent to whom such new Revolving Facility Commitments (each, a “New Revolving Facility Lender”) and/or Commitments for New Term Loans (each, a “New Term Lender” and, together with the New Revolving Facility Lenders, the “New Lenders”) have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender requested to provide all or a portion of such New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. New Revolving Facility Commitments shall take effect and New Term Loans shall be made on the Increased Amount Date; provided that (1) all such New Commitments may be made in Dollars or Euros only, (2) all such New Term Loans shall be added to, and thereafter constitute, the then outstanding Original Dollar Term Loans or Original Euro Term Loans, as the case may be, for all purposes hereunder, although the Company may elect to designate New Term Loans as Additional Dollar Term Loans or Additional Euro Term Loans, as the case may be, hereunder by written notice to the Administrative Agent to the extent that the Applicable Margin or repayment schedule for such New Term Loans will be different than that applicable to the Original Dollar Term Loans or Original Euro Term Loans, as the case may be, or any Additional Dollar Term Loans or Additional Euro Term Loans, as the case may be, theretofore incurred and then outstanding, (3) no Default or Event of Default shall exist on the Increased Amount Date before or after giving effect to such New Commitments, (4) such New Commitments shall be evidenced by one or more joinder agreements (each, a “New Commitment Joinder Agreement”) executed and delivered to the Administrative Agent by each New Lender, as applicable, on terms (other than pricing) and documentation reasonably satisfactory to the Administrative Agent, including the designated maturity date (and, if applicable, amortization schedule) for the New Term Loans, and each shall be recorded in the Register, each of which shall be subject to the requirements set forth in Section 2.17(e), (5) the aggregate principal amount of all New Revolving Facility Commitments shall not exceed the Dollar Equivalent of $250.0 million, (6) all reasonable and documented fees and expenses owing to the Administrative Agent and the New Lenders in respect of the New Commitments shall be paid on the Increased Amount Date and (7) immediately after giving effect to the incurrence of the New Commitments (which shall be deemed to be outstanding for the purposes of this clause (7)), Holdings shall (x) be in compliance with the Incurrence Ratios on a Pro Forma Basis or (y) the proceeds of such New Term Loans or loans under New Revolving Facility Commitments shall be used to purchase, construct or improve capital assets to be used in the business of Holdings and its Subsidiaries or to finance acquisitions permitted under this Agreement.

(b) On the Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (i) each New Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment hereunder, (ii) each New Term Loan shall be deemed for all purposes a Term Loan hereunder, (iii) each New Revolving Facility Lender shall become a Revolving Facility Lender with respect to the Revolving Facility Commitments and all matters relating thereto, (iv) each New Term Lender shall become a Term Lender with respect to the Term Loans and all matters relating thereto, (v) the New Term Loans shall have the same terms as the existing Term Loans and be made by each New Term Lender on the Increased Amount Date; provided that (x) the Applicable Margin for any New Term Loans designated as Additional Dollar Term Loans shall be that percentage per annum set forth in the relevant New Commitment Joinder Agreement (or, in the case of any Additional Dollar Term Loans extended pursuant to more than one New Commitment Joinder Agreement on the relevant Increased Amount Date, as may be provided in the first New Term Loan Joinder Agreement executed and delivered with respect to such Additional Dollar Term Loans), (y) the maturity date of (A) the New Revolving Facility Commitments shall be no earlier that the Revolving Facility Maturity Date and (B) the New Term Loans shall be no earlier than the Term Loan Maturity Date and (z) the average life to maturity of the New Term Loans shall not be shorter than the remaining average life to maturity of the Term Loans, and (vi) upon making the New Term Loans on the Increased Amount Date, the new Commitments in respect thereof shall terminate. All New Commitments made on any Increased Amount Date will be made in accordance with the procedures set forth in Sections 2.02 and 2.03 and subject to the conditions specified in Section 4.01.

(c) The Administrative Agent shall notify the Lenders promptly upon receipt of the Company’s notice of the Increased Amount Date and, in respect thereof, the New Commitments and the New Lenders in respect thereof.

(d) In connection with the incurrence of New Term Loans  pursuant to this Section 2.23, the Lenders and the Borrowers hereby agree that, notwithstanding anything to the contrary contained in this Agreement, the Company and the Administrative Agent may take all such actions as may be necessary to ensure that all Lenders with outstanding Term Loans continue to participate in each Borrowing of outstanding Term Loans (after giving effect to the incurrence of New Term Loans pursuant to this Section 2.23) on a pro rata basis, including by adding the New Term Loans to be so incurred to the then outstanding Borrowings of Term Loans on a pro rata basis even though as a result thereof such New Term Loans (to the extent required to be maintained as Eurocurrency Term Loans) may effectively have a shorter Interest Period than the then outstanding Borrowings of Term Loans, and it is hereby agreed that the Company shall pay to such New Term Lenders such amounts necessary, as reasonably determined by such New Term Lenders, to compensate such New Term Lender for making such New Term Loans during an existing Interest Period (rather than at the beginning of the respective Interest Period, based upon the rates then applicable thereto), it being understood and agreed, however, that each incurrence of Additional Dollar Term Loans incurred pursuant to this Section 2.23 shall be made and maintained as separate Borrowings from the Original Dollar Term Loans and, to the extent such Additional Dollar Term Loans have a different Applicable Margin or repayment schedule from any Additional Dollar Term Loans then outstanding, from such then outstanding Additional Dollar Term Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Company represents and warrants to each of the Lenders that:

SECTION 3.01 Organization; Powers.

Except as set forth on Schedule 3.01, each of Holdings, the Company and each of the Material Subsidiaries (a) is a partnership, limited liability company, exempted company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02 Authorization.

The execution, delivery and performance by Holdings, the Company, and each of their Subsidiaries of each of the Loan Documents to which it is a party, and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, limited liability company or partnership action required to be obtained by Holdings, the Company and such Subsidiaries and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Company or any such Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Company or any such Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any material property now owned or hereafter acquired by Holdings, the Company or any such Subsidiary, other than the Liens created by the Loan Documents.

SECTION 3.03 Enforceability.

This Agreement has been duly executed and delivered by Holdings, the Company and CAC and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of (x) in the case of this Agreement, Holdings and each Borrower or (y) in the case of such other Loan Documents, such Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04 Governmental Approvals.

No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such other filings as may be required to effect or perfect the Liens granted under the Security Documents, (e) such as have been made or obtained and are in full force and effect, (f) such actions, consents and approvals the failure to be obtained or made which would not reasonably be expected to have a Material Adverse Effect and (g) filings or other actions listed on Schedule 3.04.

SECTION 3.05 Financial Statements.

(a) Holdings has heretofore furnished to the Lenders the audited consolidated balance sheet as of December 31, 2006 and the related audited consolidated statements of income and cash flows of Holdings and its consolidated subsidiaries for the year ended December 31, 2006, which were prepared in accordance with US GAAP consistently applied (except as may be indicated in the notes thereto), fairly present in all material respects the consolidated financial position of Holdings and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the period then ended.

(b) The Company has heretofore furnished to the Lenders a pro forma consolidated balance sheet of the Parent as of December 31, 2006 prepared giving effect to the Transaction as if the Transaction had occurred on such date.  Such pro forma consolidated balance sheet has been prepared in good faith based on the assumptions believed by Holdings and the Company to have been reasonable at the time made and to be reasonable as of the Effective Date (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the Effective Date are subject to variation).

SECTION 3.06 No Material Adverse Effect.

Since December 31, 2006 (but after giving effect to the Transaction) no Material Adverse Effect has occurred.

SECTION 3.07 Title to Properties; Possession Under Leases.

(a) Each of Holdings, the Company and the Material Subsidiaries has good and valid record fee simple title (insurable at ordinary rates) to, or valid leasehold interests in, or easements or other limited property interests in, all its properties (including all Mortgaged Properties), except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of Holdings, the Company and the Material Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.  Each of Holdings, the Company and each of the Material Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of Holdings, the Company and the Material Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the Effective Date, none of Holdings, the Company and the Material Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Effective Date.

(e) None of Holdings, the Company and the Material Subsidiaries is obligated on the Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

SECTION 3.08 Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Effective Date the name and jurisdiction of incorporation, formation or organization of each Material Subsidiary and, as to each such Material Subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such Material Subsidiary, subject to such changes as are reasonably satisfactory to the Administrative Agent.

(b) As of the Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other similar agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Company or any of the Material Subsidiaries, except as set forth on Schedule 3.08(b).

(c) Except to the extent, if any, specified for such Subsidiary on Schedule 1.01(c), each Subsidiary listed on Schedule 1.01(c) owns no property other than any de minimis assets and conducts no business other than de minimis business.

SECTION 3.09 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending or, to the knowledge of Holdings or the Company, threatened in writing against or affecting Holdings or the Company or any of their Subsidiaries or any business, property or rights of any such Person which, in the judgment of the Company (giving effect to all appeals), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transaction.

(b) None of Holdings, the Company, the Material Subsidiaries and their respective properties is in violation of (nor will the continued operation of their material properties as currently conducted violate) any Requirement of Law (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Federal Reserve Regulations.

(a) None of Holdings, the Company and their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11 Investment Company Act.

None of Holdings, the Company and their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds.

The respective Borrowers will use the proceeds of Revolving Facility Loans, Swingline Loans and CL Loans and the issuance of Letters of Credit on or after the Effective Date for general corporate purposes; provided that Letters of Credit may not be issued in support of Indebtedness permitted under Section 6.01(v).  The Company will use the proceeds of Term Loans (net of a portion of such proceeds used to satisfy fees and expenses) made to it on the Effective Date to finance the Transaction (other than the Equity Tender Offer), provided that an amount of proceeds of the Term Loans equal to the amount not required to be utilized to effect the purchase of the Senior Discount Notes and Senior Subordinated Notes to be purchased in the Debt Tender Offer on the Effective Date or to cover fees and expenses in connection with the Transaction, to the extent not greater than 10% of the aggregate amount of the Term Loans made on the Effective Date, may be used for general corporate purposes (other than dividends or other distributions or in violation of Section 3.10) and/or held by the Company provided that the Company complies with the requirements of the proviso to Section 5.08 with respect to such amounts.

SECTION 3.13 Tax Returns.

Except as set forth on Schedule 3.13:

(a) each of Holdings, the Company and the Material Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return (as amended, if applicable) is true and correct in all material respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Company or any of the Material Subsidiaries (as the case may be) has set aside on its books adequate reserves and except for such Taxes the failure to pay which would not reasonably be expected to have a Material Adverse Effect;

(b) each of Holdings, the Company and the Material Subsidiaries has paid in full or made adequate provision (in accordance with US GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Effective Date, which Taxes, if not paid or adequately provided for, would reasonably be expected to have a Material Adverse Effect; and

(c) as of the Effective Date, with respect to each of Holdings, the Company and their Material Subsidiaries, (i) there are no material audits, investigations or claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no material Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or, with respect to any material potential Tax liability, any other Taxing authority.

SECTION 3.14 No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning Holdings, the Company, their Subsidiaries, the Transaction and any other transactions contemplated hereby included in the Confidential Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transaction or the other transactions contemplated hereby (as such information may have been supplemented in writing prior to the Effective Date), when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders, or supplemented, if applicable, and (in the case of such Information delivered prior to the Effective Date) as of the Effective Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Company or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transaction or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Company to be reasonable as of the date thereof and as of the Effective Date, and (ii) as of the Effective Date, have not been modified in any material respect by the Company.

SECTION 3.15 Employee Benefit Plans.

(a) Each of Holdings, the Company, the Material Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.  No Reportable Event has occurred during the past five years as to which Holdings, the Company, any of the Material Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed and reports the failure of which to file would not reasonably be expected to have a Material Adverse Effect.  As of the Effective Date, the excess of the present value of all benefit liabilities under each Plan of Holdings, the Company, the Material Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan would not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such under funded Plans would not reasonably be expected to have a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events which have occurred or for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  None of Holdings, the Company, the Material Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or would reasonably be expected to have, through increases in the contributions required to be made to such Plan or otherwise, a Material Adverse Effect.

(b) Each of Holdings, the Company and the Material Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16 Environmental Matters.

Except as disclosed in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, demand, claim, request for information, order, complaint or penalty has been received by Holdings, the Company or any of the Material Subsidiaries relating to Holdings, the Company or any of the Material Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings relating to Holdings, the Company or any of the Material Subsidiaries pending or, to the knowledge of Company, threatened which allege a violation of or liability under any Environmental Laws, (ii) each of Holdings, the Company and the Material Subsidiaries has all environmental permits necessary for its current operations to comply with all applicable Environmental Laws and is, and since January 1, 2001 has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) there has been no written Phase I or Phase II Environmental Site Assessment or similar report or evaluation or audit of compliance with Environmental Laws conducted since January 1, 2000 by Holdings, the Company or any of the Material Subsidiaries of any property or Facility currently owned or leased by Holdings, the Company or any of the Material Subsidiaries which has not been made available to the Administrative Agent prior to the date hereof, (iv) no Hazardous Material is located at, in, on or under, or is emanating from, any property currently owned, operated or leased by Holdings, the Company or any of the Material Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Holdings, the Company or any of the Material Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, handled, owned or controlled by Holdings, the Company or any of the Material Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Holdings, the Company or any of the Material Subsidiaries under any Environmental Laws, (v) there are no acquisition agreements entered into after December 31, 2000 in which Holdings, the Company or any of the Material Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Effective Date, and (vi) neither Holdings, the Company nor any Subsidiary is financing or conducting any investigation, response or other corrective action under any Environmental Law at any location.

SECTION 3.17 Security Documents.

(a) Each of the Security Documents described in Schedule 1.01(a) will as of the Effective Date be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein (subject to any limitations specified therein).  In the case of the Pledged Collateral described in any of such Security Documents the security interest in which is perfected by delivery thereof, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in any such Security Document (other than the Intellectual Property (as defined in the U.S. Collateral Agreement)), when financing statements and other filings specified on Schedule 6 of the Perfection Certificate in appropriate form are filed in the offices specified on Schedule 7 of the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations secured thereby, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

(b) When the U.S. Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property, in each case prior and superior in right to any other Person except Liens expressly permitted by Section 6.02 and Liens having priority by operation of law (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Effective Date).

(c) Each Foreign Pledge Agreement will be effective to create in favor of the Collateral Agent, for the benefit of the applicable Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein.  In the case of the Pledged Collateral described in a Foreign Pledge Agreement, the security interest in which is perfected by delivery thereof, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and, in the case of all other Collateral provided for therein, when filings or recordings are made in the appropriate offices in each relevant jurisdiction and the other actions, if any, specified in such Foreign Pledge Agreement are taken, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations secured thereby, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02).

(d) The Mortgages (including any Mortgages executed and delivered after the Effective Date pursuant to Section 5.10 and 5.13) shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02(a).

SECTION 3.18 Location of Real Property and Leased Premises.

(a) Schedule 8 to the Perfection Certificate lists completely and correctly as of the Effective Date all real property owned by Holdings, the Company and the Domestic Subsidiary Loan Parties having a fair market value (as determined in good faith by Holdings) in excess of $20.0 million and the addresses thereof.  As of the Effective Date, Holdings, the Company and the Domestic Subsidiaries own in fee all the real property set forth as being owned by them on such Schedule.

(b) Schedule 8 to the Perfection Certificate lists completely and correctly as of the Effective Date all real property leased by Holdings, the Company and the Domestic Subsidiary Loan Parties having a fair market value (as determined in good faith by Holdings) in excess of $20.0 million and the addresses thereof.  As of the Effective Date, Holdings, the Company and the Domestic Subsidiary Loan Parties have valid leases in all the real property set forth as being leased by them on such Schedule.

SECTION 3.19 Solvency.

(a) Immediately after giving effect to the Transaction (i) the fair value of the assets of Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

(b) Neither Holdings nor the Company intends to, and does not believe that it or any of the Material Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20 Labor Matters.

There are no strikes pending or threatened against Holdings, the Company or any of the Material Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of Holdings, the Company and the Material Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters.  All material payments due from Holdings, the Company or any of the Material Subsidiaries or for which any claim may be made against Holdings, the Company or any of the Material Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Company or such Material Subsidiary to the extent required by US GAAP.  Except as set forth on Schedule 3.20, consummation of the Transaction will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Company or any of the Material Subsidiaries (or any predecessor) is a party or by which Holdings, the Company or any of the Material Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21 Insurance.

Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Company or the Material Subsidiaries as of the Effective Date.  As of the Effective Date, such insurance is in full force and effect.  The Company believes that the insurance maintained by or on behalf of Holdings, the Company and the Material Subsidiaries is adequate.

ARTICLE IV
CONDITIONS OF LENDING

SECTION 4.01 All Credit Events.

The obligations of (a) the Lenders (including the Swingline Lenders) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Request to Issue such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or issuance or amendment that increases the stated amount of such Letter of Credit, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance or amendment that increases the stated amount of such Letter of Credit, as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and each issuance of, or amendment that increases the stated amount of, a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower (in the case of a Borrowing) and each Applicant Party (in the case of a Letter of Credit) on the date of such Borrowing, issuance or amendment as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02 First Credit Event.

Other than as specified in Section 4.03, on the Effective Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the Effective Date, a favorable written opinion of (i) Gibson, Dunn & Crutcher LLP, special counsel for Holdings and the Company, in form and substance reasonably satisfactory to the Administrative Agent and (ii) local U.S. counsel reasonably satisfactory to the Administrative Agent as may be reasonably requested by the Administrative Agent in each case (A) dated the Effective Date, (B) addressed to each Issuing Bank on the Effective Date, the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transaction as the Administrative Agent shall reasonably request, and each of Holdings and the Company hereby instructs its counsel to deliver such opinions.

(c) The Administrative Agent shall have received in the case of each Person that is a Loan Party on the Effective Date each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i) a copy of the certificate or articles of incorporation, memorandum and articles of association, partnership agreement or limited liability agreement, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing under the jurisdiction of its organization (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the manager, Secretary or Assistant Secretary or other appropriate officer of each such Loan Party;

(ii) a certificate of the manager, director, Secretary or Assistant Secretary or similar officer of each Loan Party dated the Effective Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of a Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Effective Date,

(C) that the certificate or articles of incorporation, memorandum and articles of association, partnership agreement or limited liability agreement of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such Person, threatening the existence of such Loan Party;

(iii) a certificate of another officer, director or attorney-in-fact as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv) such other documents as the Administrative Agent shall have reasonably requested (including, without limitation, tax identification numbers and addresses).

(d) The Collateral and Guarantee Requirements required to be satisfied as of the Effective Date shall have been satisfied or waived and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to each Loan Party in the jurisdictions contemplated by the Perfection Certificates and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will promptly be released.

(e) The Lenders shall have received the financial statements referred to in Section 3.05(a).

(f) The Lenders shall have received a solvency certificate substantially in the form of Exhibit I and signed by a director or a Responsible Officer of Holdings confirming the solvency of Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transaction.

(g) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Transaction, and all material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Transaction shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not be material to Holdings and its Subsidiaries, taken as a whole.

(h) The Administrative Agent shall have received all fees payable to it, MLPF&SI or any other Lender on or prior to the Effective Date and, to the extent invoiced prior to the Effective Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including, to the extent invoiced prior to the Effective Date in reasonable detail, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp and any U.S. local or foreign counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(i) The Administrative Agent shall have received evidence that the insurance required by Section 5.02 is in effect.

SECTION 4.03 Credit Events Relating to Revolving Borrowers.

The obligations of (x) the Lenders to make any Loans to any Revolving Borrower designated after the Effective Date in accordance with Section 2.20 and (y) any Issuing Bank to issue Letters of Credit for the account of any such Revolving Borrower, are subject to the satisfaction of the following conditions (which are in addition to the conditions contained in Section 4.01):

(a) With respect to the initial Loan made to or the initial Letter of Credit issued at the request of, such Revolving Borrower, whichever comes first,

(i) the Administrative Agent (or its counsel) shall have received a Revolving Borrower Agreement with respect to such Revolving Borrower duly executed by all parties thereto; and

(ii) the Administrative Agent shall have received such documents (including legal opinions) and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Revolving Borrower, the authorization of Borrowings as they relate to such Revolving Borrower and any other legal matters relating to such Revolving Borrower or its Revolving Borrower Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) The Administrative Agent shall be reasonably satisfied that Section 5.10(f) shall have been complied with in respect of each Foreign Subsidiary that becomes a Revolving Borrower and that the Collateral and Guarantee Requirement shall have been satisfied or waived with respect to such Foreign Revolving Borrower.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of Holdings and the Company covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Company will, and (other than Sections 5.04 and 5.05) will cause each of the Material Subsidiaries to:

SECTION 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05, and except for the conversion from one form of legal entity to another as permitted hereby, and except for the liquidation or dissolution of Material Subsidiaries if the assets of such Material Subsidiaries to the extent they exceed estimated liabilities are acquired by a Borrower or a Wholly Owned Subsidiary of a Borrower in such liquidation or dissolution; provided that Subsidiaries that are Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business except as otherwise provided in Section 5.01(a), (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and material judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case in clauses (i), (ii) and (iii) above except as expressly permitted by this Agreement or except where the failure to do so would not reasonably be expected to have a Material Adverse Effect).

SECTION 5.02 Insurance.

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses in the same general area and maintain such other insurance as may be required by law or any Mortgage.

(b) Cause all such property insurance policies with respect to the Mortgaged Properties to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to any Loan Party under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Company, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests; annually deliver a certificate of an insurance broker to the Collateral Agent evidencing such coverage.

(c) With respect to each Mortgaged Property, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent or the Collateral Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) With respect to each Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on a “claims-made” occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured in respect of such Mortgaged Property, on forms reasonably satisfactory to the Collateral Agent.

(e) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

                (I)none of the Agents, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Company and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings, and the Company hereby agree, to the extent permitted by law, to waive, and to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

                (II)the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Company and their Subsidiaries or the protection of their properties.

SECTION 5.03 Taxes.

Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all material lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, the Company or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with US GAAP with respect thereto.

SECTION 5.04 Financial Statements, Reports, etc.

  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days after the end of each fiscal year, a consolidated balance sheet and related consolidated statements of operations, cash flows and owners’ equity showing the financial position of Parent and its consolidated subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year, with all consolidated statements audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with US GAAP (it being understood that the delivery by Parent of Annual Reports on Form 10-K of Parent and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related consolidated statements of operations and cash flows showing the financial position of Parent and its consolidated subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, all certified by a Financial Officer of Parent, on behalf of Parent, as fairly presenting, in all material respects, the financial position and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with US GAAP (subject to normal year-end adjustments and the absence of footnotes) (it being understood that the delivery by Parent of Quarterly Reports on Form 10-Q of Parent and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under (a) or (b) above, (A) a certificate of a Financial Officer of Holdings (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.10 and (iii) (A) a reasonably detailed consolidating balance sheet schedule setting forth the balances of the Guarantors, the non-guarantors, any eliminations, Holdings (on a consolidated basis) and a bridge column setting forth the differences between Holdings’ consolidated balance sheet and that of Parent, which consolidating balance sheet schedule will be prepared in accordance with US GAAP (provided, that the schedule will not constitute a complete US GAAP presentation as it will not include an income statement, statement of cash flows, or footnotes) and, on an annual basis concurrently with delivery of the certificate referred to above with respect to financial statements under (a) above, Holdings will provide a special report audit opinion with respect to such Consolidating Schedule from Holdings’ external auditor in accordance with American Institute of Certified Public Accountants U.S. Auditing Standards Section 623 and (B) if the EBITDA (as defined in Section 1.01 replacing “Holdings” with “Parent” and “Subsidiaries” with “subsidiaries” in such definition) of Parent and its subsidiaries other than Holdings and its Subsidiaries as of the four consecutive fiscal quarters most recently ended is at least $10.0 million different from the EBITDA of Holdings and its Subsidiaries, a reasonably detailed consolidating schedule setting forth the differences between and a reconciliation of Parent’s consolidated EBITDA and Holdings’ consolidated EBITDA (or, if such $10.0 million threshold is not met, a representation in the certificate to such effect) and (B) a reasonably detailed break-out of operational performance by business units for the year or quarter then ended and (y) concurrently with any delivery of financial statements under (a) above, if the accounting firm is not restricted from providing such a certificate by the policies of its national office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Company or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

(e) if, as a result of any change in accounting principles and policies from those as in effect on the Effective Date, the consolidated financial statements of Parent and the Subsidiaries delivered pursuant to paragraph (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by a Financial Officer on behalf of Holdings reconciling such changes to what the financial statements would have been without such changes;

(f) within 90 days after the beginning of each fiscal year, an operating budget, in form reasonably satisfactory to the Administrative Agent prepared by Holdings for each of the four fiscal quarters of such fiscal year prepared in reasonable detail, of Holdings and the Subsidiaries, accompanied by the statement of a Financial Officer of Holdings to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby;

(g) upon the reasonable request of the Administrative Agent (which request shall not be made more than once in any 12-month period), deliver updated Perfection Certificates (or, to the extent such request relates to specified information contained in the Perfection Certificates, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.10(e);

(h) promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of any of Holdings, the Company or any Material Subsidiary in connection with any interim or special audit that is material made by independent accountants of the books of Holdings, the Company or any Subsidiary;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Company or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent (including on behalf of any Lender) may reasonably request; and

(j) promptly upon request by the Administrative Agent, copies of:  (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically to the Administrative Agent and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Holdings’ or the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

SECTION 5.05 Litigation and Other Notices.

Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Company obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Company or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Company or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or that such Responsible Officer has reasonably determined in good faith would reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event that such Responsible Officer has reasonably determined in good faith, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Documents required to be delivered pursuant to this Section 5.05 may be delivered electronically to the Administrative Agent and, if so delivered, shall be deemed to have been delivered on the date on which such documents are received by the Administrative Agent and posted on Holdings’ or the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

SECTION 5.06 Compliance with Laws.

Comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections.

Maintain all financial records in accordance with US GAAP and permit any Persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Company or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the Company, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Company to discuss the affairs, finances and condition of Holdings, the Company or any of the Subsidiaries with the officers thereof and (subject to a senior officer of the respective company or a parent thereof being present) independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08 Use of Proceeds.

Use the proceeds of Loans and request issuances of Letters of Credit only in compliance with the representation contained in Section 3.12; provided that an amount equal to the Dollar Equivalent of the principal amount plus accrued and unpaid interest plus applicable call premium of the aggregate principal amount of all Senior Discount Notes and Senior Subordinated Notes not purchased in the Debt Tender Offer (collectively, the “Remaining Notes”; such amount, the “Remaining Note Amount”) shall be used to redeem the Remaining Notes within three months of the Effective Date or shall be used to prepay Term Loans in accordance with Section 2.11(c)(ii).

SECTION 5.09 Compliance with Environmental Laws.

Comply, and make reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10 Further Assurances; Additional Mortgages.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (including any real property (other than real property covered by Section 5.10(c) below) or improvements thereto or any interest therein) that has an individual fair market value in an amount having a Dollar Equivalent greater than $20.0 million is acquired by Holdings, the Company or any Domestic Subsidiary Loan Party after the Effective Date or owned by an entity at the time it first becomes a Domestic Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Domestic Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) Promptly (and in any event within 30 days after the acquisition thereof) grant, and cause each of the Domestic Subsidiary Loan Parties to grant, to the Collateral Agent security interests and mortgages in such real property of the Company or any such Domestic Subsidiary Loan Parties as is not covered by the Mortgages, to the extent acquired after the Effective Date and having a fair market value (as determined in good faith by Holdings) at the time of acquisition in excess of $20.0 million pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Effective Date, or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third Persons subject to no other Liens except as are permitted by Section 6.02, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith.  With respect to each such Additional Mortgage, the Company shall, unless otherwise waived by the Administrative Agent, deliver to the Collateral Agent contemporaneously therewith a title insurance policy, a survey, an opinion of counsel, a flood hazard determination and a Real Property Officers’ Certificate and other items meeting the requirements of subsection (i) of the definition of the term “Collateral and Guarantee Requirement.”

(d) If any additional direct or indirect Subsidiary of Holdings is formed or acquired after the Effective Date and if such Subsidiary is a Domestic Subsidiary Loan Party, within 10 Business days after the date such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within 25 Business Days after the date such Subsidiary is formed or acquired, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(e) In the case of the Company, (i) furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s organizational structure or jurisdiction of organization or (C) in any Loan Party’s organizational identification number; provided that the Company shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f) Prior to any Foreign Subsidiary becoming a Revolving Borrower, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Foreign Subsidiary.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any real property held by the Company or any of its Subsidiaries as a lessee under a lease, (ii) any Equity Interests acquired after the Effective Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary) or (iii) any assets acquired after the Effective Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to Section 6.02(i)).

SECTION 5.11 Fiscal Year; Accounting.

In the case of Holdings and the Company, cause its fiscal year to end on December 31 or on such other date as is consented to by the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

SECTION 5.12 Interest Rate Protection Agreements.

In the case of the Company, as promptly as practicable and in any event within 180 days after the Effective Date, enter into, and for a period of not less than three years after the Effective Date maintain in effect, one or more Swap Agreements, the effect of which is that at least 50% of Consolidated Net Debt at such time will bear interest at a fixed or capped rate or the interest cost in respect of which will be fixed or capped, in each case on terms and conditions reasonably acceptable, taking into account current market conditions, to the Administrative Agent.

SECTION 5.13 Post-Closing Matters.

To the extent not executed and delivered on the Effective Date, execute and deliver the documents and complete the tasks set forth on Schedule 5.13, in each case within the time limits specified on such schedule.

ARTICLE VI

NEGATIVE COVENANTS

Each of Holdings and the Company covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Company will, or, subject to Section 6.13, will cause or permit any of the Subsidiaries to:

SECTION 6.01 Indebtedness.

Incur, create, assume or permit to exist any Indebtedness (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its subsidiaries), except:

(a) (i) Indebtedness (other than under letters of credit) existing on the Effective Date and set forth on Schedule 6.01(a) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness and (ii) Indebtedness under letters of credit existing on the Effective Date and set forth on Schedule 6.01(b), without giving effect to any extension, renewal or replacement thereof;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of Holdings and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.11;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of any Borrower to any Subsidiary or other Borrower and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Domestic Subsidiary Loan Party to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness (the “Subordinated Intercompany Debt”) of any Specified Loan Party to any Subsidiary (unless such Indebtedness shall have been pledged in favor of the Collateral Agent by the payee Subsidiary) shall be subordinated to the Obligations in the manner set forth in Exhibit F (it being agreed that such subordination provisions will not restrict the repayment of any such Subordinated Intercompany Debt other than when an Event of Default exists);

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Effective Date or a corporation merged into or consolidated with the Company or any Subsidiary after the Effective Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h), paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), would not exceed 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, for which financial statements have been delivered pursuant to Section 5.04;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by Holdings or any Subsidiary prior to or within 270 days after the acquisition or lease or completion of construction or improvement of the respective asset permitted under this Agreement in order to finance such acquisition, construction or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01, this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(j) Capital Lease Obligations incurred by the Company or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;

(k) other Indebtedness of any Loan Party, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $500.0 million; provided that no Indebtedness incurred pursuant to this paragraph (k) can be in the form of a Guarantee of Indebtedness incurred under paragraph (v) of this Section 6.01;

(l) (i) other Indebtedness incurred by the Company or any Subsidiary; provided that (A) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, Holdings shall be in compliance with the Incurrence Ratios on a Pro Forma Basis, (C) in the case of an incurrence by a Loan Party, the proceeds of such Indebtedness shall be used as otherwise permitted by this Agreement and applicable law and (D) in the case of an incurrence by Subsidiaries that are not Loan Parties, the proceeds of such Indebtedness shall only be used for Permitted Business Acquisitions, Capital Expenditures (or other purposes described in clause (i) of this Section 6.01) or for the purposes described in clause (h) of this Section 6.01 and (ii) Permitted Refinancing Indebtedness in respect thereof;

(m) Guarantees (i) by Holdings, the Company or any Domestic Subsidiary Loan Party of any other Indebtedness of the Company or any Domestic Subsidiary Loan Party expressly permitted to be incurred under this Agreement, (ii) by the Company or any Domestic Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of any Subsidiary that is not a Domestic Subsidiary Loan Party to the extent permitted by Section 6.04(b), (iii) by any Foreign Subsidiary that is not a Loan Party of Indebtedness of another Foreign Subsidiary that is not a Loan Party subject, however, to Section 6.04(b); provided that all Foreign Subsidiaries may guarantee obligations of other Foreign Subsidiaries under ordinary course cash management obligations, and (iv) by the Company of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(a), (k) or (s); provided that Guarantees by Holdings or any Domestic Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms matching the subordination provisions of the underlying securities;

(n) Indebtedness arising from agreements of Holdings or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in connection with Permitted Receivables Financings; provided that the proceeds thereof are applied in accordance with Section 2.11(c);

(p) letters of credit issued for the account of a Subsidiary that is not a Loan Party (and the reimbursement obligations in respect of which are not guaranteed by a Loan Party) in support of a Captive Insurance Subsidiary’s reinsurance of insurance policies issued for the benefit of Subsidiaries and other letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $50.0 million;

(q) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(r) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay or similar obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (r) above;

(t) Indebtedness incurred by Foreign Subsidiaries in a principal amount not to exceed 5% of Consolidated Total Assets outstanding at any time;

(u) Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of joint ventures not in excess of $150.0 million plus the amount of all Guarantees permitted by and constituting Investments under Section 6.04(q); and

(v) Indebtedness of one or more Subsidiaries organized under the laws of the People’s Republic of China for their own general corporate purposes in aggregate principal amount not to exceed $400.0 million at any time outstanding, provided that such Indebtedness (and any Guarantee thereof) is not Guaranteed by, does not receive any other credit support from, and is non-recourse to, Holdings and its Subsidiaries other than any Subsidiary organized under the laws of the People’s Republic of China.

Notwithstanding anything to the contrary herein, Holdings shall not be permitted to incur any Indebtedness other than Indebtedness under Sections 6.01(b) and (m).

For purposes of determining compliance with this Section 6.01, Holdings may reclassify any Indebtedness incurred pursuant to one of the categories of Indebtedness permitted described in clause (h), (i), (j), (k), (t), (u) or (v) as Indebtedness incurred pursuant to clause (l) above, provided that before and after giving effect to such reclassification, Holdings would be in compliance with the Incurrence Ratios on a Pro Forma Basis and such Indebtedness would otherwise meet the criteria of Section 6.01(l), including as to obligors, use of proceeds and, in the case of secured indebtedness, would be in compliance with Section 6.02.  For the avoidance of doubt, any Indebtedness permitted by more than one clause of this Section 6.01 may be incurred pursuant to any such clause that would permit such Indebtedness, without also having to be considered as being incurred under any other clause of this Section 6.01 that may apply.

SECTION 6.02 Liens.

Create, incur, assume or permit to exist any Lien on any property (including Equity Interests or other securities of any Person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property of the Company and its Subsidiaries which Liens exist on the Effective Date and are set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the Effective Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property of Holdings or any of its Subsidiaries (other than replacement property, accessions and improvements covered on customary terms by the terms of the instrument or agreement governing such obligations);

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) any Lien on any property or asset of the Company or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that (i) such Lien does not apply to any other property of the Company or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien shall be permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or any Subsidiary shall have set aside on its books reserves in accordance with US GAAP;

(f) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Subsidiary;

(g) pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings or any Subsidiary at the real property affected thereby;

(i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by Holdings or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or lease or completion of construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by Holdings or any Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property of Holdings or any Subsidiary (other than to accessions to such equipment or other property or improvements); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) other Liens with respect to property of Holdings or any Subsidiary securing Indebtedness in an aggregate principal amount of not more than $100.0 million at any time outstanding;

(m) Liens disclosed by the title insurance policies delivered pursuant to sub-section (i) of the definition of “Collateral and Guarantee Requirement,” Section 5.13 or Section 5.10 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) Liens in respect of Permitted Receivables Financings;

(o) any interest or title of a lessor under any leases or subleases entered into by Holdings or any Subsidiary in the ordinary course of business;

(p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any Subsidiary in the ordinary course of business;

(q) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(r) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (q) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(s) licenses of intellectual property granted in a manner consistent with past practice;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u) Liens on the assets of a Foreign Subsidiary or any other Subsidiary that is not a Guarantor Subsidiary that do not constitute Collateral and which secure Indebtedness or other obligations of such Subsidiary (or of another Foreign Subsidiary or Subsidiary that is not a Guarantor Subsidiary) that are permitted to be incurred under this Agreement;

(v) Liens upon specific items of inventory or other goods and proceeds of Holdings or any of the Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w) Liens solely on any cash earnest money deposits made by Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x) Liens on the assets of one or more Subsidiaries organized under the laws of the People’s Republic of China securing Indebtedness permitted under Section 6.01(v);

(y) Second Priority Liens securing a Second Lien Facility; and

(z) Liens on cash and cash equivalents of Captive Insurance Subsidiaries.

Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral, other than Liens in favor of the Collateral Agent and Liens permitted by Section 6.02(b), (c), (d), (e), (k), (q) or (y) or Liens on the Equity Interests of Special Purpose Receivables Subsidiaries to the extent required in connection with Permitted Receivables Financings.

SECTION 6.03 Sale and Lease-Back Transactions.

Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”) other than as permitted by Section 6.05(n)(iii); provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such lease is entered into for which financial statements have been delivered pursuant to Section 5.04.

SECTION 6.04 Investments, Loans and Advances.

Purchase or acquire (including pursuant to any merger with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and the Subsidiaries) to or Guarantees of the obligations of, or make any investment in (each, an “Investment”), any other Person, except:

(a) Guarantees by the Borrowers or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Borrower or any Subsidiary in the ordinary course of business;

(b) (i) Investments (other than intercompany loans and Guarantees) by the Company or any Subsidiary in the Company or any Subsidiary; (ii) intercompany loans from the Company or any Subsidiary to the Company or any Subsidiary; (iii) Guarantees by the Company or any Subsidiary of obligations otherwise expressly permitted hereunder of the Company or any Subsidiary; and (iv) the designation of a Person as an Unrestricted Subsidiary; provided that (1) the sum, without duplication, of (A) such Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof but subtracting therefrom the amount of returns (including dividends, interest and other distributions in respect thereof), repayments and proceeds previously received in respect of such Investments and subtracting the Designated Investment Value of any subsidiary of Holdings that ceases to be an Unrestricted Subsidiary pursuant to a Subsidiary Redesignation) after the Effective Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Domestic Subsidiary Loan Parties or pursuant to clause (iv) by designation of a Person as an Unrestricted Subsidiary (with the value of the Investment therein for such purpose being the Designated Investment Value), plus (B) the aggregate outstanding amount of intercompany loans made after the Effective Date by the Loan Parties to Subsidiaries that are not Domestic Subsidiary Loan Parties pursuant to clause (ii), plus (C) the aggregate outstanding amount of Guarantees of Indebtedness made after the Effective Date by the Loan Parties of Subsidiaries that are not Domestic Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate amount equal to (I) $400.0 million, plus (II) the portion, if any, of the Available Amount on the date of such election that Holdings elects to apply to this Section 6.04(b), plus (III) (y) up to $200.0 million of Revolving Facility Loans so long as any Investments made with such Revolving Facility Loans are made in the form of intercompany loans and notes evidencing such intercompany loans are pledged to the Collateral Agent in accordance with the requirements of Section 5.10, minus (z) the aggregate amount of all acquisitions made pursuant to Section 6.05 by any Loan Party in which the Person acquired does not become a Guarantor Subsidiary or the assets acquired are held by a Subsidiary that is not a Loan Party and (2) no Guarantees (other than by one or more Subsidiaries organized under the laws of the People’s Republic of China) may be given under this clause (b) in respect of Indebtedness permitted under Section 6.01(v);

(c) Permitted Investments and investments that were Permitted Investments when made;

(d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(e) Investments of a Subsidiary acquired after the Effective Date or of a corporation merged into the Company or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(f) Investments arising out of the receipt by Holdings or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(g) (i) loans and advances to employees of Parent or any of its subsidiaries in the ordinary course of business not to exceed $30.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(h) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(i) Swap Agreements permitted pursuant to Section 6.11;

(j) Investments existing on the Effective Date and Investments made pursuant to binding commitments in effect on the Effective Date, to the extent such binding commitments are set forth on Schedule 6.04(j);

(k) Investments resulting from pledges and deposits referred to in Sections 6.02(f) and (g);

(l) other Investments by Holdings or any Subsidiary in an aggregate amount outstanding (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof net of returns, repayments and proceeds received of such Investments made pursuant to this clause after the Effective Date) not to exceed (i) $250.0 million, plus (ii) the portion, if any, of the Available Amount on the date such election is made that the Company elects to apply to this paragraph (l);

(m) Investments constituting Permitted Business Acquisitions; provided that the aggregate net outstanding amount of all such Investments (net of returns, repayments and proceeds received in respect of such Investments) made after the Effective Date and when Holdings is not in compliance with the Incurrence Ratios on a Pro Forma Basis shall not exceed $100.0 million, at all times when Holdings is not in compliance with the Incurrence Ratios on a Pro Forma Basis; provided, further, that Investments by Loan Parties constituting Permitted Business Acquisitions where the acquired business does not become a Guarantor shall be limited as set forth in the proviso to Section 6.04(b);

(n) additional Investments may be made from time to time to the extent made with proceeds of Equity Interests (excluding proceeds received as a result of the exercise of Cure Rights pursuant to Section 7.02) of Holdings, which proceeds or Investments in turn are contributed (as common equity) to the Company;

(o) Investments arising as a result of Permitted Receivables Financings;

(p) Investments (including by the transfer of assets) in joint ventures existing on the Effective Date in an aggregate amount (with assets transferred valued at the fair market value thereof) for all such Investments made after the Effective Date not to exceed $250.0 million net of returns, repayments and proceeds received of such joint ventures after the Effective Date;

(q) JV Reinvestments;

(r) the Transaction;

(s) intercompany loans by Holdings or any of its Subsidiaries to Holdings, Parent or Topco in order to permit Holdings and/or any of the Parent Companies to make payments permitted by Sections 6.07(b) and (c);

(t) Guarantees permitted under Section 6.01(u); and

(u) the transfer of the direct ownership of the Foreign Subsidiaries listed on Schedule 6.04(u), or their assets, to Finco or a direct subsidiary thereof.

SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions.

Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Company or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets, or a division of, any other Person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by Holdings or any Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by Holdings or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by Holdings or any Subsidiary, (iv) leases and subleases in the ordinary course of business by Holdings or any Subsidiary or (v) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary into a Borrower in a transaction in which such Borrower is the surviving corporation, (ii) the merger or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party (which shall be a Domestic Subsidiary Loan Party if any party to such merger or consolidation shall be a Domestic Subsidiary) and, in the case of each of clauses (i) and (ii), no Person other than a Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party or (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than a Borrower) if Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases, issuances or other dispositions to Holdings or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases, issuances or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07; provided, further, that the aggregate gross proceeds of any sales, transfers, leases, issuances or other dispositions by a Loan Party to a Subsidiary that is not a Domestic Subsidiary Loan Party in reliance upon this paragraph (c) (other than any thereof made by a Foreign Subsidiary Loan Party to another Foreign Subsidiary Loan Party) and the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (h) below shall not exceed, in any fiscal year of Holdings, 7.5% of Consolidated Total Assets as of the end of the immediately preceding fiscal year; provided that for any given fiscal year this 7.5% limitation may be increased by no more than 50% of the unused amount for the previous fiscal year and, in the event of any such carryover, assets sales in such fiscal year will be deducted first from the carried over amount;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and dividends and distributions permitted by Section 6.06;

(f) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) sales, transfers, leases, issuances (to the extent of all of the Equity Interests in a Person then owned by Holdings and its Subsidiaries) or other dispositions not otherwise permitted by this Section 6.05; provided that the aggregate gross proceeds (including noncash proceeds) of any or all such sales, transfers, leases, issuances or dispositions made in reliance upon this paragraph (h) and in reliance upon the second proviso to paragraph (c) above shall not exceed, in any fiscal year of Holdings, 7.5% of Consolidated Total Assets as of the end of the immediately preceding fiscal year; provided, further, that for any given fiscal year this 7.5% limitation may be increased by no more than 50% of the unused amount for the previous fiscal year and, in the event of any such carryover, assets sales in such fiscal year will be deducted first from the carried over amount; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11(c);

(i) any merger or consolidation in connection with a Permitted Business Acquisition, provided that following any such merger or consolidation (i) involving a Borrower, such Borrower is the surviving corporation, (ii) involving a Domestic Subsidiary Loan Party, the surviving or resulting entity shall be a Domestic Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign Subsidiary Loan Party, the surviving or resulting entity shall be a Foreign Subsidiary Loan Party that is a Wholly Owned Subsidiary; provided, further, that (1) mergers or consolidations in connection with a Permitted Business Acquisition where the acquired Person does not become a Guarantor or the assets acquired are not owned by a Loan Party shall be subject to the limitation set forth in the proviso to Section 6.04(b), and (2) all mergers and consolidations pursuant to this Section 6.05(i) shall be subject to the provisos to Sections 6.04(m) and (o);

(j) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Company or any Subsidiary in the ordinary course of business;

(k) sales, leases or other dispositions of inventory of Holdings and its Subsidiaries determined by the management of Holdings or the Company to be no longer useful or necessary in the operation of the business of Holdings or any of the Subsidiaries;

(l) the sale of the performance products business of Nutrinova; provided that the Net Proceeds of such sale are applied in accordance with Section 2.11(c);

(m) the Designated Asset Sales; provided that the Net Proceeds of such sales are applied in accordance with Section 2.11(c); and

(n) (i) the Fraport Transaction, (ii) the sale-leaseback of facilities acquired or constructed in replacement of the facilities transferred in connection with the Fraport Transaction and (iii) the sale of receivables generated pursuant to the Fraport Transaction.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no action shall be permitted which results in a Change of Control under clause (a) of the definition thereof, (ii) the Company shall at all times own directly (or to the extent all direct and indirect owners of the Equity Interests of CAC (other than the Company) are Domestic Subsidiary Loan Parties, indirectly) 100% of the Equity Interests of CAC, (iii) neither Holdings nor any Subsidiary that owns Equity Interests in any Borrower or in any other Subsidiary that directly owns Equity Interests in any Borrower shall sell, dispose of, grant a Lien on or otherwise transfer such Equity Interests in such Borrower or in such Subsidiary, as applicable, (iv) each Foreign Subsidiary that is a Revolving Borrower shall be a Wholly Owned Subsidiary, (v) no sale, transfer, lease, issuance or other disposition shall be permitted by this Section 6.05 (other than sales, transfers, leases, issuances or other dispositions to Loan Parties pursuant to paragraph (c) hereof and purchases, sales or transfers pursuant to paragraph (f) or (to the extent made to Holdings or a Wholly Owned Subsidiary) (j) hereof) unless such disposition is for fair market value, (vi) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d) or (l) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (vii) no sale, transfer or other disposition of assets in excess of $10.0 million shall be permitted by paragraph (h) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that for purposes of clauses (vi) and (vii), the amount of any secured Indebtedness or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on Holdings’ or such Subsidiary’s most recent balance sheet or in the notes thereto) of Holdings or any Subsidiary of Holdings that is assumed by the transferee of any such assets shall be deemed cash.

SECTION 6.06 Dividends and Distributions.

Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions), or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose (the foregoing, collectively, “Restricted Payments”); provided, however, that:

(a) any subsidiary of the Company may declare and make Restricted Payments to the Company or to any Wholly Owned Subsidiary of the Company (or, in the case of non-Wholly Owned Subsidiaries, to the Company or any subsidiary that is a direct or indirect parent of such subsidiary and to each other owner of Equity Interests of such subsidiary on a pro rata basis (or more favorable basis from the perspective of the Company or such subsidiary) based on their relative ownership interests);

(b) the Company may declare and make Restricted Payments to Holdings (and Holdings may pay the amounts so received to Topco and/or through Topco to the Parent) (A) in respect of (i) overhead, tax liabilities of Parent Companies and Holdings (in the case of income tax liabilities in an amount not in excess of the portion of such tax liabilities attributable to Holdings and its consolidated subsidiaries (including such tax liabilities arising as a result of receipt of such distributions to pay tax liabilities) and in the case of other tax liabilities to the extent attributable to Holdings and its consolidated subsidiaries or the existence of such Parent Companies), legal, accounting and other professional fees and expenses, (ii) compensation and incentive payments, (iii) fees and expenses related to the Transaction, any equity offering of Holdings or any of the Parent Companies or any investment or acquisition by Holdings and its Subsidiaries permitted hereunder (whether or not successful) and (iv) other fees and expenses in connection with the maintenance of its existence and its ownership of the Company, and (B) in order to permit Holdings and/or any of the Parent Companies to make payments permitted by Sections 6.06(e), 6.07(b) and (c);

(c) the Company may declare and make Restricted Payments to Holdings (and Holdings may pay the amounts so received to Parent (through Topco)), the proceeds of which are used to purchase or redeem Equity Interests of Parent (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Parent or any of its Subsidiaries or by any Plan upon such Person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such Equity Interests or related rights were issued; provided that the aggregate amount of such Restricted Payments under this paragraph (c) shall not exceed in any fiscal year $15.0 million plus the amount of net proceeds (x) received by Parent during such calendar year from sales of Equity Interests of Parent to directors, consultants, officers or employees of Parent or any of its Subsidiaries in connection with permitted employee compensation and incentive arrangements, which, if not used in any year, may be carried forward to any subsequent calendar year and (y) of any key-man life insurance policies recorded during such calendar year;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options shall be permitted;

(e) the Company may, at any time when no Default or Event of Default exists, declare and make Restricted Payments to the extent the aggregate amount of Restricted Payments declared and made in a fiscal quarter do not exceed an amount equal to the portion, if any, of the Available Amount on the date of such election that Holdings elects to apply to this Section 6.06(e); provided that the Company may elect to not declare and make a Restricted Payment permitted by this clause (e) in any fiscal quarter in whole or in part but instead to declare and make the deferred portion of such permitted Restricted Payment during a future fiscal quarter, provided further that any Restricted Payment not declared and made in any fiscal quarter must be declared and made no later than the third succeeding fiscal quarter following such fiscal quarter and if not so declared and made by such time then such deferred Restricted Payment may no longer be declared and made pursuant to this clause (e); and

(f) the Company and Holdings may make Restricted Payments necessary to consummate the Transaction (including one or more share repurchases referred to in the parenthetical to clause (iii) of the definition of “Transaction” in Section 1.01).

SECTION 6.07 Transactions with Affiliates.

(a) Sell or transfer any property to, or purchase or acquire any property from, or otherwise engage in any other transaction with any Person that, immediately prior to such transaction, is an Affiliate of Holdings, unless such transaction is (i) otherwise permitted (or required) under this Agreement (including in connection with any Permitted Receivables Financing) or (ii) upon terms no less favorable to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that this clause (ii) shall not apply to the indemnification of directors of Parent and its subsidiaries in accordance with customary practice.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Holdings,

(ii) loans or advances to employees of Parent or any of its subsidiaries in accordance with Section 6.04(g),

(iii) transactions among the Borrowers and any Subsidiaries and transactions among Subsidiaries otherwise permitted by this Agreement,

(iv) the payment of fees, compensation and incentive payments and indemnities to directors, officers and employees of Parent or any of its subsidiaries in the ordinary course of business,

(v) transactions pursuant to permitted agreements in existence on the Effective Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi) any employment agreements entered into by Holdings or any of the Subsidiaries in the ordinary course of business,

(vii) dividends, redemptions and repurchases permitted under Section 6.06,

(viii) any purchase by a Parent Company of Equity Interests of Holdings or any contribution by Holdings to, or purchase by Holdings of, the equity capital of the Company; provided that any Equity Interests of the Company purchased by Holdings shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the U.S. Collateral Agreement,

(ix) transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(x) any transaction in respect of which Holdings delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of Holdings from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of Holdings qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate,

(xi) subject to paragraph (c) below, the payment of all fees, expenses, bonuses and awards related to the Transaction,

(xii) transactions pursuant to any Permitted Receivables Financings,

(xiii) transactions with joint ventures for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice, and

(xiv) transaction or similar fees and board fees in each case payable to Blackstone.

SECTION 6.08 Business of Holdings and the Subsidiaries.

Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(x)           in the case of the Company and any Subsidiary, (i) any business or business activity conducted by it on the Effective Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transaction and (ii) performance of its obligations under and in connection with the Loan Documents, or

(y)           in the case of Holdings, (i) ownership of the Equity Interests in the Company, together with activities directly related thereto, (ii) performance of its obligations under and in connection with the Loan Documents and other Indebtedness permitted under Section 6.01, (iii) actions incidental to the consummation of the Transaction, (iv) the Guarantees permitted pursuant to Section 6.01(m), (v) actions required by law to maintain its existence, (vi) the holding of cash in amounts reasonably required to pay for its own costs and expenses, (vii) owing and paying legal, registered office and auditing fees and (viii) the issuance of common Equity Interests.

SECTION 6.09 Limitation on Modifications and Prepayments.

(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of Holdings, the Company or any other Loan Party (it being agreed that the conversion of a corporation into a limited liability company or vice versa is not materially adverse to the Lenders; provided that the provisions hereof and of the other Loan Documents with respect thereto are complied with).

(b) Make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purposes of paying when due) of any subordinated indebtedness permitted to be incurred under Section 6.01 or indebtedness under a Second Lien Facility permitted to be incurred under Section 6.01 except (I) for any payments made with the portion, if any, of the Available Amount on the date of such election that Holdings elects to apply to this Section 6.09(b) or (II) any such payments made with the proceeds of Permitted Refinancing Indebtedness.

(c) Amend or modify, or permit the amendment or modification of, any instrument governing subordinated indebtedness permitted to be incurred under Section 6.01 or indebtedness under a Second Lien Facility permitted to be incurred under Section 6.01 or any Permitted Receivables Document in any manner that would cause the terms of such Indebtedness to not be permitted under Section 6.01 if it were a new incurrence or that, in the case of a Permitted Receivables Document, would cause such financing not to be a Permitted Receivables Financing.

(d) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Subsidiary to Holdings or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Subsidiary;

(C) contractual encumbrances or restrictions under any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Effective Date that does not expand the scope of any such encumbrance or restriction;

(D) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(E) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(F) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property securing such Indebtedness;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale; or

(K) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

SECTION 6.10 First Lien Senior Secured Leverage Ratio.

At any time at which there is Revolving Facility Credit Exposure, permit the First Lien Senior Secured Leverage Ratio, calculated as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.04, to be greater than 3.90 to 1.00 (which calculation shall be made on a Pro Forma Basis to take into account any events described in the definition of “Pro Forma Basis” occurring during the period of four fiscal quarters ending on the last day of such fiscal quarter).

SECTION 6.11 Swap Agreements.

Enter into any Swap Agreement, other than (a) Swap Agreements required by Section 5.12 or any Permitted Receivables Financing, (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Holdings or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and (c) Swap Agreements entered into not for speculative purposes but in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of Holdings or any Subsidiary.

SECTION 6.12 No Other “Designated Senior Indebtedness.”

None of Holdings or any Borrower shall designate, or permit the designation of, any Indebtedness (other than under this Agreement or the other Loan Documents) as “Designated Senior Indebtedness” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in any indenture governing any subordinated Indebtedness permitted to be incurred under Section 6.01.

SECTION 6.13 Limitation on the Lenders’ Control over Certain Foreign Entities.

(a) Subject to subsection (d) of this Section 6.13, the provisions of Section 6.05, Section 6.06, Section 6.08 and subsection (a) of Section 6.09 (the “Relevant Restrictive Covenants”) shall only apply to a German Entity (as defined below) in the following manner:

(i) such German Entity (or a parent company thereof which is a German Entity) shall give the Administrative Agent no less than 30 Business Days’ prior written notice (the “Intention Notice”) of the intention of such German Entity to carry out any acts or take any steps inconsistent with the Relevant Restrictive Covenants;

(ii) the Administrative Agent shall be entitled within 10 Business Days of receipt of an Intention Notice to request that the relevant German Entity supply the Administrative Agent with any further relevant information in connection with the proposed action or steps referred to in such notice; and

(iii) the Administrative Agent shall, if it decides that the proposed action or steps set out in such notice would reasonably be expected to be materially prejudicial to the interests of the Lenders under the Financing Documents, notify the relevant German Entity of such a decision within 10 Business Days of its receipt of such a notice or receipt of further relevant information pursuant to clause (a)(ii) above.

(b) If:

(i) the Administrative Agent notifies a German Entity that the proposed action or steps set out in the relevant Intention Notice pursuant to paragraph (a) above would reasonably be expected to be materially prejudicial to the interests of the Lenders under the Loan Documents; and

(ii) the relevant German Entity nevertheless proceeds to carry out such proposed actions or steps,

the Administrative Agent shall be entitled to (and, if so instructed by the Required Lenders, shall) exercise all or any of its rights under Section 7.01 (“Events of Default”).

(c) For the purposes of this Section 6.16, a “German Entity” is any Person who is incorporated in Germany or, if it is not so incorporated, has its seat or principal place of business in Germany.

(d) Notwithstanding the foregoing provisions of this Section 6.13 or any other provision of this Article VI, the Reorganization shall in any event be permitted.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default.

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by Holdings, the Company or any other Loan Party in any Loan Document, or any representation, warranty or certification contained in any report, certificate, financial statement or other instrument furnished by or on behalf of Holdings, the Company or any other Loan Party in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Holdings, the Company or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Company or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Holdings or a Borrower), 5.05(a), 5.08, 5.10(d) or in Article VI (provided that any breach of the Financial Performance Covenant shall not, by itself, constitute an Event of Default under the Term Facility unless such breach shall continue unremedied for a period of 45 days after notice from the Administrative Agent to Holdings);

(e) default shall be made in the due observance or performance by Holdings, the Company or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Company;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness (including, in the case of the Term Facility, the Revolving Credit Facility to the extent constituting Material Indebtedness) becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness (including, in the case of the Term Facility, the Revolving Credit Facility to the extent constituting Material Indebtedness) or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (provided that any breach of the Financial Performance Covenant giving rise to an event described in clause (B) above shall not, by itself, constitute an Event of Default under the Term Facility unless such breach shall continue unremedied for a period of 45 days after notice from the Administrative Agent to Holdings) or (ii) Holdings, any Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness (including, in the case of the Term Facility, the Revolving Credit Facility to the extent constituting Material Indebtedness) at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any Borrower or any of the Material Subsidiaries, or of a substantial part of the property of Holdings, any Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Material Subsidiaries or for a substantial part of the property of Holdings, any Borrower or any of the Material Subsidiaries, (iii) the winding-up or liquidation of Holdings, any Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary (other than any Borrower), in a transaction permitted by Section 6.05 or 6.13) or (iv) in the case of a Person organized under the laws of Germany, any of the actions set out in Section 21 of the German Insolvenzordnung or to institute insolvency proceedings against any such Person (Eröffnung des Insolvenzverfahrens), and such proceeding or petition shall continue undismissed and unstayed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) seek, or consent to, the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Material Subsidiaries or for a substantial part of the property of Holdings, any Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) admit in writing its inability generally to pay its debts as they become due, or (vii) become unable or fail generally to pay its debts as they become due;

(j) any judgment or order for the payment of money in an aggregate amount in excess of $40.0 million shall be rendered against Holdings, the Borrower or any Material Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution (other than any enforcement proceedings consisting of the mere obtaining and filing of a judgment lien or obtaining of a garnishment or similar order so long as no foreclosure, levy or similar execution process in respect of such judgment lien, or payment over in respect of such garnishment or similar order, has commenced and is continuing, or has been completed, in respect of any material assets or properties of Holdings, the Company or any Material Subsidiary (collectively, “Permitted Execution Actions”)) shall not be effectively stayed, or any action, other than a Permitted Execution Action, shall be legally taken by a judgment creditor to attach or levy upon any material assets or properties of Holdings, the Company or any Material Subsidiary to enforce any such judgment or order; provided, however, that with respect to any such judgment or order that is subject to the terms of one or more settlement agreements that provide for the obligations thereunder to be paid or performed over time, such judgment or order shall not be deemed hereunder to be undischarged unless and until Holdings, the Borrower or the relevant Material Subsidiary, as applicable, shall have failed to pay any amounts due and owing thereunder (payment of which shall not have been stayed) for a period of 30 consecutive days after the respective final due dates for the payment of such amounts;

(k) (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) Holdings, the Company or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (iv) Holdings, the Company or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) Holdings, the Company or any Subsidiary or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall cease to be in full force and effect (other than in accordance with any Loan Documents), or any Loan Document shall for any reason be asserted in writing by Holdings, any Borrower or any Material Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and that extends to assets material to Holdings and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Company or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (iii) the Guarantees pursuant to the Security Documents by Holdings, the Company or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Company or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, subject to Sections 7.02 and/or 7.03, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i) (other than clause (vii) thereof) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times (provided that, in the case of an Event of Default described in paragraph (d) above arising solely from a breach of the Financial Performance Covenant, the Administrative Agent shall take such actions (x) at the request of the Majority Lenders under the Revolving Credit Facility rather than the Required Lenders and (y) only with respect to the Revolving Credit Facility):  (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(j); and in any event with respect to a Borrower described in paragraph (h) or (i) (other than clause (vii) thereof) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02 Holdings’ Right to Cure.

(a) Financial Performance Covenants.  Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings fails to comply with the requirements of the Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Company (collectively, the “Cure Right”), and upon the receipt by Company of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right and request to the Administrative Agent to effect such recalculation, such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of all Financial Performance Covenants, Holdings shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for this purposes of the Agreement.

(b) Limitation on Exercise of Cure Right.  Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (b) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised, (c) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant, (d) in each 12 month period, the maximum aggregate Cure Amount for all exercises shall not exceed €200 million and (e) no Indebtedness repaid with the proceeds of Permitted Cure Securities shall be deemed repaid for purposes of calculating the ratio specified in Section 6.10 for the period during which such Permitted Cure Securities were issued.

ARTICLE VIII

THE AGENTS

SECTION 8.01 Appointment.

(a) In order to expedite the transactions contemplated by this Agreement, DBNY is hereby appointed to act as Administrative Agent (with each reference in this Article to Administrative Agent to include DBNY in its capacity as Collateral Agent and Deutsche Bank AG, Cayman Islands Branch, as Deposit Bank).  Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by any Borrower pursuant to this Agreement as received by the Administrative Agent.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases and including, without limitation, in the event of a sale of assets permitted hereunder or designation of a Subsidiary as an Unrestricted Subsidiary permitted hereunder) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.  In the event that any party other than the Lenders and the Agents shall participate in all or any portion of the Collateral pursuant to the Security Documents, all rights and remedies in respect of such Collateral shall be controlled by the Administrative Agent.  No other Agent shall have any duties or responsibilities under this Agreement.

(b) Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document.  The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements.  The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders.  Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons.  Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to any Borrower or any other Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or any Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith.  Each Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

SECTION 8.02 Nature of Duties.

The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.  The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any Person.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any Agent.  Each Lender recognizes and agrees that the Joint Book Runners and the Joint Lead Arrangers shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as the Joint Book Runners or as the Joint Lead Arrangers hereunder.

SECTION 8.03 Resignation by the Agents.

Subject to the appointment and acceptance of a successor Administrative Agent or Deposit Bank, as the case may be, as provided below, each of the Administrative Agent and the Deposit Bank may resign at any time by notifying the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Company (not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and approved by the Company and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders with the consent of the Company (not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus having a Dollar Equivalent that is not less than $500.0 million or an Affiliate of any such bank.  Upon the acceptance of any appointment as Administrative Agent or Deposit Bank hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Deposit Bank, as the case may be, and the retiring Administrative Agent or Deposit Bank, as the case may be, shall be discharged from its duties and obligations hereunder.  After the resignation by the Administrative Agent or by the Deposit Bank hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent or Deposit Bank, as the case may be.

SECTION 8.04 The Administrative Agent in Its Individual Capacity.

With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, any Borrower or any of the Subsidiaries or other Affiliates thereof as if it were not the Administrative Agent.

SECTION 8.05 Indemnification.

Each Lender agrees (a) to reimburse each Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders by such Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Company and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Company (and without limiting its obligation to do so), provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

SECTION 8.06 Lack of Reliance on Agents.

Each Lender acknowledges that it has, independently and without reliance upon any Agent and any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.07 Designation of Affiliates for Loans Denominated in Euros.

The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans, Borrowings and Letters of Credit denominated in Euros.  The provisions of this Article VIII shall apply to any such Affiliate, mutatis mutandis.

SECTION 8.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to it, c/o the Company, 1601 West LBJ Freeway, Dallas, Texas 75234, attention:  James E. Shields, Vice President and Treasurer (telecopy: 972-443-3095), with a copy to Kevin Rogan, Associate General Counsel and Assistant Secretary (telecopy: (972) 443-4801);

(ii) if to the Administrative Agent or the Collateral Agent, to Deutsche Bank AG, New York Branch, 60 Wall Street, New York, New York 10005, attention:  Evelyn Thierry (telecopy:  (212) 797-5690) (e-mail:  evelyn.thierry@db.com), if to the Deposit Bank, to Deutsche Bank AG, Cayman Islands Branch, 60 Wall Street, New York, New York 10005, attention:  Evelyn Thierry (telecopy:  (212) 797-5690) (e-mail:  evelyn.thierry@db.com), with a copy to Cahill Gordon & Reindel llp, 80 Pine Street, New York, New York 10005, attention:  Jonathan A. Schaffzin and Michael J. Ohler, Esq. (telecopy:  (212) 269-5420);

(iii) if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing; and

(iv) if such notice relates to a Revolving Facility Borrowing denominated in Euros, to the Administrative Agent.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent, the Collateral Agent, the Deposit Bank and the Company (on behalf of itself and the Foreign Subsidiary Borrowers) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Survival of Agreement.

All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03 Binding Effect.

This Agreement shall become effective when it shall have been executed by Holdings, the Company and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrowers, each Issuing Bank, the Administrative Agent, the Deposit Bank and each Lender and their respective permitted successors and assigns.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than pursuant to a merger permitted by Section 6.05(b) or 6.05(i), no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans and/or Credit-Linked Deposits at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or, if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing, any other assignee (other than a natural person) (provided that any liability of the Borrowers to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.15, 2.16, 2.17 or 2.21 shall be limited to the amount, if any, that would have been payable hereunder by such Borrower in the absence of such assignment); and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (i) a Revolving Facility Commitment to an assignee that is a Lender with a Revolving Facility Commitment, immediately prior to giving effect to such assignment, or (ii) a Term Loan to a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $5.0 million (or the Euro Equivalent in the case of Revolving Facility Loans denominated in Euros), in the case of Revolving Facility Commitments and Revolving Facility Loans, (y) $5.0 million in the case of Credit-Linked Commitments and Credit-Linked Deposits and (z) $1.0 million (or the Euro Equivalent in the case of Euro Term Loans), in the case of Term Loans, unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (B) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that no such recordation fee shall be due in connection with an assignment to an existing Lender or Affiliate of a Lender or an assignment by the Administrative Agent;

(D) no assignment of Revolving Facility Loans or Revolving Facility Commitments shall be permitted to be made to an assignee that cannot make Revolving Facility Loans in Dollars and Euros; and

(E) no assignments of Euro Term Loans or of a commitment to make Euro Term Loans shall be permitted to be made to an assignee that cannot hold or make Euro Term Loans.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.  Without the consent of the Deposit Bank, the Credit-Linked Deposit funded by any CL Lender shall not be released in connection with any assignment of its Credit-Linked Commitment, but shall instead be purchased by the relevant assignee and continue to be held for application (if not already applied) pursuant to Section 2.05(e) or 2.06(a) in respect of such assignee’s obligations under the Credit-Linked Commitment assigned to it.

(iv) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Company, the Agents, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent acting for itself and, in any situation wherein the consent of the Company is not required, the Company shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i)  Any Lender may, without the consent of the Company, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Loan Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Loan Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) that affects such Loan Participant and (y) no other agreement (oral or written) with respect to such participation may exist between such Lender and such Loan Participant.  Subject to paragraph (c)(ii) of this Section, each of the Borrowers agrees that each Loan Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Loan Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such Loan Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Loan Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Loan Participant, unless the sale of the participation to such Loan Participant is made with the Company’s prior written consent.  A Loan Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Loan Participant fails to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Expenses; Indemnity.

(a) The Company agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent and the Deposit Bank in connection with the preparation of this Agreement and the other Loan Documents or the administration of this Agreement and by the Agents in connection with the syndication of the Commitments (including expenses incurred prior to the Effective Date in connection with due diligence and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent and Deposit Bank, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable allocated costs of internal counsel if a Lender elects to use internal counsel in lieu of outside counsel) for the Agents, the Joint Lead Arrangers, any Issuing Bank or all Lenders (but no more than one such counsel for all Lenders).

(b) The Company agrees to indemnify the Deposit Bank, the Agents, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective Affiliates, directors, trustees, officers, employees and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transaction and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties.  Subject to and without limiting the generality of the foregoing sentence, the Company agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to Holdings, the Company or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Mortgaged Property or any property owned, leased or operated by any predecessor of Holdings, the Company or any of their Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Deposit Bank, any Agent, any Issuing Bank or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Unless an Event of Default shall have occurred and be continuing, the Company shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee.  Notwithstanding the Company’s election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Company to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Company and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) the Company shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Company shall authorize in writing such Indemnitee to employ separate counsel at the Company’s expense.  The Company will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Company’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.  Notwithstanding the foregoing, in the event an Indemnitee releases the Borrower from its indemnification obligations hereunder, such Indemnitee may assume the defense of any such action with respect to itself.

(d) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.

SECTION 9.06 Right of Set-off.

Each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and apply against such amount any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Company or any Subsidiary, matured or unmatured, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document.  The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders (or, in respect of any waiver, amendment or modification of Section 6.10, the Majority Lenders under the Revolving Facility rather than the Required Lenders) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements as provided for therein; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any fees payable hereunder are due, without the prior written consent of each Lender directly and adversely affected thereby,

(iv) amend or modify the provisions of Section 2.18(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Effective Date),

(vi) release all or substantially all the Collateral or release Holdings, the Company, CAC or all or substantially all of the other Subsidiary Loan Parties from its Guarantee under the Holdings Agreement or the U.S. Collateral Agreement, as applicable, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender adversely affected thereby,

(vii) effect any waiver, amendment or modification that by its terms directly adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in other Facilities, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed); or

(viii) convert the currency of any Loan or any Commitment, without the prior written consent of the Lender holding such Loan or Commitment;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Deposit Bank or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Deposit Bank or such Issuing Bank acting as such at the effective date of such agreement, as applicable.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of either Joint Lead Arranger, the Deposit Bank or any Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the CL Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

SECTION 9.09 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10 Entire Agreement.

This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letters shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability.

In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process.

(a) Each of Holdings and each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b) Each of Holdings and each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16 Confidentiality.

Each of the Lenders, the Deposit Bank, each Issuing Bank and the Administrative Agent agrees that it shall maintain in confidence any information relating to Holdings, the Company and the other Loan Parties furnished to it by or on behalf of Holdings, the Company or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank, the Deposit Bank or the Administrative Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank, the Deposit Bank or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings, the Company or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except:  (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with confidentiality provisions no less restrictive than this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by confidentiality provisions no less restrictive than this Section 9.16).

SECTION 9.17 Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Foreign Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.18 Release of Liens and Guarantees

In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of its assets (including the Equity Interests of any Subsidiary Loan Party (other than a Borrower)) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Company and at the Company’s expense to release any Liens created by any Loan Document in respect of such assets or Equity Interests, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party that is not a Borrower in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee.  The Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by Holdings or the Company and at the Company’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated.  Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.19 Parallel Debt.

(a) Each of the parties hereto agrees, and each Foreign Revolving Borrower acknowledges by way of an abstract acknowledgement of debt, that each and every obligation of each Foreign Revolving Borrower (and any of its successors pursuant to this Agreement) under this Agreement and the other Loan Documents shall also be owing in full to the Collateral Agent (and each of its successors under this Agreement), and that accordingly the Collateral Agent will have its own independent right to demand performance by each such Foreign Revolving Borrower of those obligations.  The Collateral Agent agrees with each Foreign Revolving Borrower that in case of any discharge of any such obligation owing to the Collateral Agent or any Lender, it will, to the same extent, not make a claim against the relevant Foreign Revolving Borrower under the aforesaid acknowledgement at any time; provided that any such claims can be made against any such Foreign Revolving Borrower if such discharge is made by virtue of any set off, counterclaim or similar defense invoked by any such Foreign Revolving Borrower vis-à-vis the Collateral Agent.

(b) Without limiting or affecting the Collateral Agent’s rights against any Foreign Revolving Borrower (whether under this paragraph or under any other provision of the Loan Documents), the Collateral Agent agrees with each other Lender that, except as set out in the next sentence, it will not exercise its rights under the Acknowledgement except with the consent of the relevant Lender.  However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Collateral Agent’s right to act in the protection or preservation of rights under or to enforce any Loan Document as contemplated by this Agreement and/or the relevant Loan Document (or to do any act reasonably incidental to the foregoing).

ARTICLE X

COLLECTION ALLOCATION MECHANISM

SECTION 10.01 Implementation of CAM.

(a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 7.01, (ii) each Revolving Facility Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Euro Loans (other than any Swingline Euro Loan in respect of which Revolving Facility Lenders have funded their purchase of participations pursuant to Section 2.04(c)) in an amount equal to such Lender’s ratable share (based on the respective Revolving Facility Commitments of the Revolving Facility Lenders immediately prior to the CAM Exchange Date) of each Swingline Euro Loan outstanding on such date, (iii) each Revolving Facility Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Dollar Loans (other than any Swingline Dollar Loan in respect of which the Revolving Facility Lenders have funded their purchase of participations pursuant to Section 2.04(c)) in an amount equal to such Lender’s Revolving Facility Percentage of each Swingline Dollar Loan outstanding on such date, (iv) simultaneously with the automatic conversions pursuant to clause (v) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04) be deemed to have exchanged interests in the Loans (other than the Swingline Loans), Swingline Loans and undrawn Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Loan Party in respect of each such Loan and undrawn Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and a participation in every one of the Swingline Loans and undrawn Letters of Credit (including the Obligations of each Loan Party in respect of each such Loan and each Reserve Account established pursuant to Section 10.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (v) simultaneously with the deemed exchange of interests pursuant to clause (iv) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder.  Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Loan.  Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or the Collateral Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Collateral Agent pursuant to any Security Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

SECTION 10.02 Letters of Credit.

(a) In the event that on the CAM Exchange Date any RF Letter of Credit shall be outstanding and undrawn in whole or in part, each Revolving Facility Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in Dollars equal to such Lender’s Revolving Facility Percentage of such undrawn face amount, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable.  The Administrative Agent shall establish a separate account (each, an “RF Reserve Account”) or accounts for each Lender for the amounts received with respect to each such RF Letter of Credit pursuant to the preceding sentence.  On the CAM Exchange Date, the Administrative Agent shall request the Deposit Bank to withdraw all amounts remaining in the Credit-Linked Deposit Account (after giving effect to withdrawals therefrom made pursuant to Section 2.08(d)) less the aggregate amount (if any) equal to all unreimbursed L/C Disbursements made in respect of CL Letters of Credit not yet founded by application of Credit-Linked Deposits as contemplated by Section 2.05(e) and deposit same in a new separate account maintained with the Administrative Agent (each a “CL Reserve Account” and together with the RF Reserve Account, the “Reserve Accounts”) or accounts for such Lender.  The Administrative Agent shall deposit in each Lender’s RF Reserve Account or CL Reserve Account, as the case may be, such Lender’s CAM Percentage of the amounts received from the Revolving Facility Lenders or the Credit-Linked Deposit Account, as the case may be, as provided above.  The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below.  The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s RF Reserve Account or CL Reserve Account, as the case may be, shall be held as a reserve against the Revolving L/C Exposures or CL L/C Exposures, as the case may be, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank withdraw from the RF Reserve Account or CL Reserve Account, as applicable, of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts, to such Issuing Bank in satisfaction of the reimbursement obligations of the respective Lenders under Section 2.05(d) (but not of the Applicant Party under Section 2.05(e)).  In the event that any Revolving Facility Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 10.02, the applicable Issuing Bank shall have a claim against such Revolving Facility Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the applicable Borrower’s reimbursement obligations pursuant to Section 10.01.  Each other Lender shall have a claim against such defaulting Revolving Facility Lender for any damages sustained by it as a result of such default, including, in the event that such RF Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the RF Reserve Account or CL Reserve Account, as applicable, of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the Administrative Agent and the respective Issuing Bank (not to be unreasonably withheld), any Lender may withdraw the amount held in its RF Reserve Account or CL Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit to pay over to the Administrative Agent, for the account of the Issuing Bank on demand, its CAM Percentage of such drawing or payment.

(e) Pending the withdrawal by any Lender of any amounts from either of its Reserve Accounts as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments.  Each Lender that has not withdrawn all of the amounts in its Reserve Accounts as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts remaining in its Reserve Accounts and to retain such earnings for its own account.

SECTION 10.03 USA PATRIOT Act.

        Each Lender hereby notifies Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

CELANESE HOLDINGS LLC

By:         /s/ James E. Shields

Name:  James E. Shields

Title:  Vice President and Treasurer

CELANESE US HOLDINGS LLC

By:         /s/ James E. Shields

Name:  James E. Shields

    Title:  Vice President and Treasurer

CELANESE AMERICAS CORPORATION

By:         /s/  James E. Shields

Name:  James E. Shields

Title:  Vice President and Treasurer

S-1

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent, Issuing Bank and Lender

By:         /s/ Evelyn Thierry

Name:  Evelyn Thierry

Title:  Vice President

By:         /s/ Omayra Laucella

Name:  Omayra Laucella

Title:  Vice President

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, as Deposit Bank

By:         /s/ Evelyn Thierry

Name:  Evelyn Thierry

Title:  Vice President

By:         /s/ Omayra Laucella

Name:  Omayra Laucella

Title:  Vice President

MERRILL LYNCH CAPITAL CORPORATION, as Syndication Agent and Lender

By:         /s/ Don Burkitt

Name:  Don Burkitt

Title:  Vice President

S-2

SCHEDULE 1.01(a)

COLLATERAL AND GUARANTEE REQUIREMENTS

U.S. Collateral Agreement

SCHEDULE 1.01(b)

Designated Asset Sales

Sales in one or more transactions of:

•	All of the assets related to the businesses of, or the ownership interests of, AT Plastics Inc. and any of its subsidiaries.
•	All of the assets related to the films/PVOH activities of Celanese Acetate LLC.
•	All of the Company’s ownership interests in Fortron Industries LLC.
•	All of the Company’s ownership interests in National Methanol Company (Ibn Sina).
•	All of the assets related to the business of, or the ownership interests of, Infraserv GmbH & Co. Hoechst KG.
•	All of the assets related to the business of, or the ownership interests of, Infraserv GmbH & Co. Gendorf KG.
•	All of the assets related to the business of, or the ownership interests of, Infraserv GmbH & Co. Knapsack KG.
•	All of the assets related to the Company’s Pampa, Texas site.
•	All of the assets related to the Company’s Edmonton, Canada site.
•	All of the assets related to the Company’s Guardo, Spain site.
•	All of the assets related to the Company’s Warrington, UK site.
•	All of the assets related to the Company’s Mexico City, Mexico site.

SCHEDULE 1.01(c)

Existing Excluded Subsidiaries

Subsidiary	Jurisdiction of Organization
Amcel International Co, Inc. Celanese Advanced Materials, Inc. Ticona Services, Inc. US PET Film, Inc.	Delaware Delaware Delaware Delaware

SCHEDULE 2.01

COMMITMENTS

	New B Term Loans
Lender	Euro Term Loan Commitment	Dollar Term Loan Commitment	Revolving Facility Commitment	Credit Linked Revolving Commitment
Merrill Lynch Capital Corporation	€240,000,000	$1,368,000,000	$50,000,000	$136,800,000
Deutsche Bank AG New York Branch	€160,000,000	$912,000,000	$50,000,000	$91,200,000
ABN AMRO Bank N.V.	€0	$0	$35,000,000	$0
Bank of America NA	€0	$0	$35,000,000	$0
Citibank NA	€0	$0	$35,000,000	$0
JP Morgan Chase Bank NA	€0	$0	$35,000,000	$0
The Bank of Nova Scotia	€0	$0	$25,500,000	$0
Barclays Bank PLC	€0	$0	$25,500,000	$0
Credit Suisse	€0	$0	$25,500,000	$0
GOLDMAN SACHS CREDIT PARTNERS L.P.	€0	$0	$25,500,000	$0
HSBC BANK USA, NATIONAL ASSOCIATION	€0	$0	$25,500,000	$0
Mizuho Corporate Bank, Ltd.	€0	$0	$25,500,000	$0
The Royal Bank of Scotland plc	€0	$0	$25,500,000	$0
US Bank National Association	€0	$0	$25,500,000	$0
United Overseas Bank Limited, New York Agency	€0	$0	$25,500,000	$0
Caisse de dépôt et placement du Québec	€0	$0	$25,500,000	$0
Bayerische Hypo- und Vereinsbank AG, New York Branch	€0	$0	$20,000,000	$0
Bank of Tokyo-Mitsubishi UFJ Trust Company	€0	$0	$20,000,000	$0
Landesbank Baden-Wuerttemberg	€0	$0	$20,000,000	$0
Sumitomo Mitsui Banking Corporation	€0	$0	$20,000,000	$0
The Northern Trust Company	€0	$0	$20,000,000	$0
Commerzbank AG, New York and Grand Cayman Branches	€0	$0	$15,000,000	$0
National City Bank	€0	$0	$15,000,000	$0
Bayerische Landesbank, Cayman Islands Branch	€0	$0	$10,000,000	$0
DBS Bank Ltd.	€0	$0	$10,000,000	$0
First Indiana Bank	€0	$0	$ 5,000,000	$0
Total	€400,000,000.00	$2,280,000,00.00	$650,000,000.00	$228,000,000.00

SCHEDULE 2.04

SWINGLINE COMMITMENTS

Lender	Swingline Euro Commitment	Swingline Dollar Commitment
Deutsche Bank AG, New York Branch	€75,000,000	$200,000,000

Schedule 2.05(a) & Section 6.01(b)
Letters of Credit (in USD)

Exchange Rates:
USD/EUR	1.3317
CAD/USD	1.1753
Bank	L/C No.	Amount	Termination Date	Beneficiary	Issuer

Deutsche Bank	** Confidential Treatment Requested**	** Confidential Treatment Requested**	06/17/07	** Confidential Treatment Requested**	Elwood
Deutsche Bank			06/30/07		CAC on behalf of Celanese Chemicals Europe
Deutsche Bank			03/31/07		CNA
Deutsche Bank			06/30/07		CAC
Deutsche Bank			06/17/07		CAC on behalf of Celwood
Deutsche Bank			06/17/07		CAC on behalf of Celwood
Deutsche Bank			06/17/07		CAC on behalf of Elwood
Deutsche Bank			06/17/07		CAC on behalf of Elwood
Deutsche Bank			06/17/07		CAC
Deutsche Bank			01/03/08		CAC
Deutsche Bank			08/01/07		CAC on behalf of Celanse Ltd.
Deutsche Bank			01/22/08		CNA on behalf of Celanse Ltd. for Pasadena Plant
Deutsche Bank			01/22/08		CNA on behalf of Ticona Polymers Inc. for Bishop Plant
Deutsche Bank			01/22/08		CNA on behalf of Celanse Ltd. for Bay City Plant
Deutsche Bank			06/17/07		CAC on behalf of Celanese Canada Inc.
Deutsche Bank			07/14/07		CAC on behalf of Celanese Acetate LLC
Deutsche Bank			07/27/07		CNA
Deutsche Bank			03/21/07		CNA
Deutsche Bank			04/27/07		CNA on behalf of Celanese Acetate LLC
Deutsche Bank			04/27/07		CNA on behalf of Celanese Ltd
Deutsche Bank			04/27/07		CNA on behalf of Celanese Acetate LLC
Deutsche Bank			04/27/07		CNA on behalf of Ticona Polymers, Inc.
Deutsche Bank			03/31/07		CAC on behalf of Celanese Ltd.
Deutsche Bank			10/01/07		CAC on behalf of Celanese Canada Inc.
Deutsche Bank			06/30/07		Celanese Holdings LLC on behalf of Celanese Canada, Inc.
Deutsche Bank			07/21/07		CNA
Total Deutsche Bank	** Confidential Treatment Requested**	** Confidential Treatment Requested**		** Confidential Treatment Requested**

HypoVereinsbank			10/28/07		Celwood
HypoVereinsbank			12/31/07		CAC on behalf of Elwood
HypoVereinsbank			11/16/07		CAC on behalf of Elwood
HypoVereinsbank			05/24/07		CAC on behalf of Elwood
HypoVereinsbank			02/07/08		CAC on behalf of Elwood
HypoVereinsbank			12/31/07		CAC on behalf of Elwood
HypoVereinsbank			10/28/07		Elwood
HypoVereinsbank			02/23/08		CAC
HypoVereinsbank			06/30/08		CNA on behalf of Nutrinova Nutrition Specialities & Food Ingriedients
HypoVereinsbank			01/02/08		CNA
HypoVereinsbank			01/07/08		CAG on behalf of Hoechst/CAG indemnification of Hoechst suit
HypoVereinsbank					CAG
HypoVereinsbank			04/05/08		CAC on behalf of CNA Holdings
Total HypoVereinsbank

Bank of Nova Scotia			10/31/08		Celanese Holdings LLC on behalf of Celanese Canada Inc.
Bank of Nova Scotia			08/30/07		CAC on behalf of Celanese Canada Inc.

Total LOCs Under Credit Linked Facility: ** Confidential Treatment Requested**

Total LOCs Under Revolver Facility Facility: ** Confidential Treatment Requested**

* indicates the LCs are currently being amended.

SCHEDULE 3.01

Organization

None.

SCHEDULE 3.04

Governmental Approvals

None.

SCHEDULE 3.08(a)

Subsidiaries

Name	Place of Incorporation/ Formation	Type of Shares	Ownership
Acetex Chimie S.A.	Puteaux, France	Shareholder interest	99% ownership held by Acetex Derivatives, SAS 1% owned by employees of Acetex Chimie SA
AT Plastics Manufacturing Partnership	Alberta, Canada	Partnership interest	AT Plastics, Inc.
BCP Acquisition GmbH & Co. KG	Germany	Ownership interest	100% owned by BCP Holdings GmbH
BCP Caylux Holdings Ltd. 1	Cayman Islands	Ordinary shares	100% owned by Celanese US Holdings LLC
BCP Crystal (Cayman) Ltd. 1	Cayman Islands	Ordinary shares	100% owned by Celanese US Holdings LLC
BCP Crystal US 2 LLC	Delaware	Membership interest	100% owned by Celanese US Holdings LLC
BCP Holdings GmbH	Germany	Ownership interest	100% owned by Celanese Caylux Holdings Luxembourg S.C.A
Celanese Acetate LLC	Delaware	Membership interest	100% ownership held by CNA Holdings, Inc.
Celanese AG	Germany-Handelsregister Koenigstein	Ordinary registered shares	Apprx 100% owned by Celanese Europe Holding GmbH & Co. KG
Celanese Americas Corporation	Delaware	Common shares	100% ownership held by Celanese US Holdings LLC (fka BCP Crystal US Holdings Corp.)
Celanese Canada, Inc.	Alberta Canada	Common shares	100% of shares held by HNA Acquisition Inc.
Celanese Caylux Holdings Luxembourg S.C.A.	Luxembourg	Capital shares	99.85% owned by Celanese US Holdings LLC .075% owned by BCP Crystal (Cayman) Ltd. 1 .075% owned by BCP Caylux Holdings Ltd. 1
Celanese Chemicals Europe GmbH	Germany-Handelsregister Koenigstein	Ownership interest	100% ownership held by Celanese AG
Celanese Emulsions GmbH	Germany-Handelregister Frankfurt (Main)	Ownership interest	100% ownership interest held by Celanese Holdings GmbH
Celanese Europe Holdings GmbH & Co. KG	Germany	Ownership interest	100% owned by BCP Acquisition GmbH & Co. KG.
Celanese Europe Holdings GmbH & Co. KG	Germany	Ownership interest	100% ownership held by BCP Acquisition GmbH & Co. KG
Celanese Holdings GmbH	Germany-Handelsregister Frankfurt (Main)	Ownership interest	100% ownership held by Celanese AG.
Celanese International Corporation	Delaware	Common shares	100% common shares owned by Celanese Holdings, Inc.
Celanese Ltd.	Texas	No capital shares ownership --- partnership interest. See “Ownership” for breakdown.	99% limited partnership interest held by Celanese Chemicals, Inc., 1% general partnership interest held by Celanese International Corporation
Celanese Pte Ltd.	Singapore	Ordinary shares	100% owned by Celanese Holding GmbH
Celanese SA	Belgium	Common ownership interest	100% owned by Celanese Acetate LLC
Celanese Singapore Pte. Ltd.	Singapore	Ordinary shares; restricted ordinary shares	30% - restricted ordinary shares owned by Elwood Ltd.; 70% - ordinary shares – owned by Celanese Holding GmbH (Elwood owns all the restricted ordinary shares)
Celanese US Holdings Company LLC (fka BCP Crystal US Holdings Corp)	Delaware	Membership interest	100% owned by Celanese Holdings LLC
Celanese US Holdings LLC	Delaware	Membership interest	100% membership interest held by Celanese Holdings LLC
Celwood Insurance Company	Vermont	Common shares	100% owned by CNA Holdings, Inc.
CNA Holdings, Inc.	Delaware	Common shares	100% ownership held by Celanese Americas Corporation
Edmonton Methanol Company	Alberta, Canada	Partnership interest	80.60% owned by Celanese Canada, Inc. 19.40% owned by 177461 Canada, Inc.
Elwood Insurance Company Ltd.	Bermuda	Common shares	100% ownership held by CNA Holdings, Inc.
Grupo Celanese SA	Mexico	B-2 shares	68% ownership held by CNA Holdings, Inc.; 11.61% ownership held by Celanese Americas Corporation 19.65% ownership held by Tenedora Tercera de Toluca S de RI de CV .10% held by third parties
HNA Acquisition Inc.	Canada (Federal)	Class A share; Class B shares	3.65% owned by Celanese Overseas Corp; .73% owned by Celanese Holding GmbH; .06% owned by CNA Holdings, Inc. 95.56% owned by Celanese Europe Holdings GmbH Co. & KG
KEP Americas Engineering Plastics LLC	Delaware	Membership interest	100% owned by CNA Holdings, Inc.
Nutrinova Nutrition Specialties & Food Ingredients GmbH	Germany – Handelsregister Frankfurt (Main)	Ownership interest	100% owned by of Celanese Holding GmbH
Ticona GmbH	Germany-Handelsregister Frankfurt (Main)	Ownership interest	100% ownership held by Celanese AG
Ticona LLC	Delaware	Membership interest	100% owned by CNA Holdings, Inc.
Ticona GUR Services, Inc.	Delaware	Membership interest	100% owned by Celanese Holdings, Inc.
Ticona Polymers, Inc.	Delaware	Common shares	100% ownership held by Celanese Chemicals, Inc

SCHEDULE 3.08(b)

Subscriptions, Options, Warrants, Calls, Rights or Other Similar Agreements

None.

SCHEDULE 3.09
Litigation

Material Litigation, Governmental Proceedings or Other Investigations in process, pending or threatened in writing against any subsidiary or affecting the property or business of any subsidiary
Celanese Party(ies)	Other Party(ies)	Amount of Claim	Timeframe	Description
CNA Holdings, Inc. and Ticona (defendants)	Shell Oil Company and E.I. DuPont de Nemours and Company (as defendants) plaintiffs in 10 class action and 10 non-class-action suits
Plumbing Actions
CNA Holdings, Inc. (“CNA Holdings”), a U.S. subsidiary of the Company, which included the U.S. business now conducted by the Ticona segment, along with Shell Oil Company (“Shell”), E.I. DuPont de Nemours and Company (“DuPont”) and others, has been a defendant in a series of lawsuits, including a number of class actions, alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems for residential property were defective or caused such plumbing systems to fail.  Based on, among other things, the findings of outside experts and the successful use of Ticona’s acetal copolymer in similar applications, CNA Holdings does not believe Ticona’s acetal copolymer was defective or caused the plumbing systems to fail.  In many cases CNA Holdings’ exposure may be limited by invocation of the statute of limitations since CNA Holdings ceased selling the resin for use in the plumbing systems in site-built homes during 1986 and in manufactured homes during 1990.
CNA Holdings has been named a defendant in ten putative class actions, as well as a defendant in other non-class actions filed in ten states, the U.S. Virgin Islands and Canada.  In these actions, the plaintiffs typically have sought recovery for alleged property damages and, in some cases, additional damages under the Texas Deceptive Trade Practices Act or similar type statutes.  Damage amounts have not been specified.
In November 1995, CNA Holdings, DuPont and Shell entered into national class action settlements, which have been approved by the courts.  The settlements call for the replacement of plumbing systems of claimants who have had qualifying leaks, as well as reimbursements for certain leak damage.  Furthermore, the three companies had agreed to fund these replacements and reimbursements up to $950 million.  As of December 31, 2006, the aggregate funding is $1,093 million due to additional contributions and funding commitments made primarily by other parties.  There are additional pending lawsuits in approximately ten jurisdictions, not covered by this settlement; however, these cases do not involve (either individually or in the aggregate) a large number of homes.  In addition, a lawsuit filed in November 1989 in Delaware Chancery Court, between CNA Holdings and various of its insurance companies relating to all claims incurred and to be incurred for the product liability exposure led to a partial declaratory judgment in CNA Holdings’ favor.  CNA Holdings has accrued its best estimate of its share of the plumbing actions.  At December 31, 2006 and 2005, the Company had remaining accruals of $66 million and $68 million, respectively, for this matter, of which $4 million and $6 million, respectively, is included in current liabilities.  The Company has reached settlements with CNA Holdings’ insurers specifying their responsibility for these claims; as a result, the Company has recorded receivables relating to the anticipated recoveries from certain third party insurance carriers.  These receivables are based on the probability of collection, an opinion of external counsel, the settlement agreements with the Company’s insurance carriers whose coverage level exceeds the receivables and the status of current discussions with other insurance carriers.  As of December 31, 2006 and 2005, the Company has $23 million and $37 million, respectively, of receivables related to a settlement with an insurance carrier.  This receivable is recorded within other assets.

Hoechst, Nutrinova, Inc. (defendants)	A number of competitors (as defendants) European Commission Investigators Customers filings suit in antitrust actions in the U.S.
Sorbates Antitrust Actions
In May 2002, the European Commission informed Hoechst of its intent to investigate officially the sorbates industry.  In early January 2003, the European Commission served Hoechst, Nutrinova, Inc., a U.S. subsidiary of Nutrinova Nutrition Specialties & Food Ingredients GmbH, previously a wholly owned subsidiary of Hoechst, and a number of competitors with a statement of objections alleging unlawful, anticompetitive behavior affecting the European sorbates market.  In October 2003, the European Commission ruled that Hoechst, Chisso Corporation, Daicel Chemical Industries Ltd., The Nippon Synthetic Chemical Industry Co. Ltd. and Ueno Fine Chemicals Industry Ltd. operated a cartel in the European sorbates market between 1979 and 1996.  The European Commission imposed a total fine of €138 million, of which €99 million was assessed against Hoechst.  The case against Nutrinova was closed.  The fine against Hoechst is based on the European Commission’s finding that Hoechst does not qualify under the leniency policy, is a repeat violator and, together with Daicel, was a co-conspirator.  In Hoechst’s favor, the European Commission gave a discount for cooperating in the investigation.  Hoechst appealed the European Commission’s decision in December 2003, and that appeal is still pending.  In addition, several civil antitrust actions by sorbates customers, seeking monetary damages and other relief for alleged conduct involving the sorbates industry, have been filed in U.S. state and federal courts naming Hoechst, Nutrinova, and our other subsidiaries, as well as other sorbates manufacturers, as defendants.  These actions have all been either settled or dismissed.  The only other private action previously pending, Freeman v. Daicel et al., had been dismissed.  The plaintiffs lost their appeal to the Supreme Court of Tennessee in August 2005 and have since filed a motion for leave.
In July 2001, Hoechst and Nutrinova entered into an agreement with the Attorneys General of 33 states, pursuant to which the statutes of limitations were tolled pending the states’ investigations.  This agreement expired in July 2003.  Since October 2002, the Attorneys General for New York, Illinois, Ohio, Nevada, Utah and Idaho filed suit on behalf of indirect purchasers in their respective states.  The Utah, Nevada and Idaho actions have been dismissed as to Hoechst, Nutrinova and the Company.  A motion for reconsideration is pending in Nevada.  The Ohio and Illinois actions have been settled and the Idaho action was dismissed in February 2005.  The New York action, New York v. Daicel Chemical Industries Ltd., et al. which was pending in the New York State Supreme Court, New York County was dismissed in August 2005.  The New York Attorney General appealed the decision to dismiss the case, which is currently pending.
Based on the advice of external counsel and a review of the existing facts and circumstances relating to the sorbates antitrust matters, including the status of government investigations, as well as civil claims filed and settled, the Company has remaining accruals at December 31, 2006 of $148 million.  This amount is  included in current liabilities for the estimated loss relative to this matter.  At December 31, 2005, the accrual was $129 million.  The change in the accrual amounts is primarily due to fluctuations in the currency exchange rate between the U.S. dollar and the Euro.  Although the outcome of this matter cannot be predicted with certainty, the Company’s best estimate of the range of possible additional future losses and fines (in excess of amounts already accrued), including any that may result from the above noted governmental proceedings, as of December 31, 2006 is between $0 million and $9 million.  The estimated range of such possible future losses is the Company’s best estimate based on the advice of external counsel taking into consideration potential fines and claims, both civil and criminal that may be imposed or made in other jurisdictions.  Pursuant to the Demerger Agreement with Hoechst, Celanese AG was assigned the obligation related to the sorbates antitrust matter.  However, Hoechst agreed to indemnify Celanese AG for 80% of any costs Celanese may incur relative to this matter.  Accordingly, Celanese AG has recognized a receivable from Hoechst and a corresponding contribution of capital, net of tax, from this indemnification.  As of December 31, 2006 and 2005, the Company has receivables, recorded within current assets, relating to the sorbates indemnification from Hoechst totaling $118 million and $103 million, respectively.

Celanese International Corporation (plaintiff)	China Petrochemical Development Corporation (defendant)
Acetic Acid Patent Infringement Matters
Celanese International Corporation v. China Petrochemical Development Corporation — Taiwan Kaohsiung District Court.  On May 9, 1999, Celanese International Corporation filed a private criminal action for patent infringement against China Petrochemical Development Corporation, or CPDC, alleging that CPDC infringed Celanese International Corporation’s patent covering the manufacture of acetic acid.  Celanese International Corporation also filed a supplementary civil brief which, in view of changes in Taiwanese patent laws, was subsequently converted to a civil action alleging damages against CPDC based on a period of infringement of ten years, 1991-2000, and based on CPDC’s own data and as reported to the Taiwanese securities and exchange commission.  Celanese International Corporation’s patent was held valid by the Taiwanese patent office.  On August 31, 2005 a Taiwanese court held that CPDC infringed Celanese International Corporation’s acetic acid patent and awarded Celanese International Corporation approximately $28 million (plus interest of $10 million) for the period of 1995 through 1999.  The judgment has been appealed.  The Company will not record income associated with this favorable judgment until cash is received.  CPDC has recently filed three patent cancellation actions seeking decisions to revoke the patents that are at issue in the litigation

CAG	CAG Shareholders
Shareholder Litigation
A number of minority shareholders of CAG have filed lawsuits in the Frankfurt District Court that, among other things, request the court to set aside shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004, as well as the confirmatory resolutions passed at the annual general meeting held on May 19 and 20, 2005.  On March 6, 2006, the Purchaser and CAG signed a settlement agreement with eleven minority shareholders who had filed such lawsuits (the “Settlement Agreement I”).  Pursuant to the Settlement Agreement, the plaintiffs agreed to withdraw the actions to which they were a party and to recognize the validity of the Domination Agreement in exchange for the Purchaser to offer at least €51.00 per share as cash consideration to each shareholder who would cease to be a shareholder in the context of the Squeeze-Out.  The Purchaser further agreed to make early payment of the guaranteed annual payment pursuant to the Domination Agreement for the financial year 2005/2006, ending on September 30, 2006.  Such guaranteed annual payment normally would have come due following the annual general meeting in 2007; however, pursuant to Settlement Agreement I, it was made on the first banking day following CAG’s annual general meeting that commenced on May 30, 2006 (See Note 2).  In exchange for the early compensation payment, the respective minority shareholder had to declare that (i) their claim for payment of compensation for the financial year 2005/2006 pursuant to the Domination Agreement is settled by such early payment and that (ii) in this respect, they indemnify the Purchaser against compensation claims by any legal successors to their shares.

Of the twenty-seven lawsuits contesting the shareholder resolutions passed at the annual general meeting held May 19-20, 2005, two were withdrawn in conjunction with the Purchaser’s acquisition of 5.9 million CAG shares from two shareholders in August 2005 and another ten have been withdrawn pursuant to Settlement Agreement I (See Note 2).  In February 2006, the Frankfurt District Court ruled to dismiss all challenges contesting the confirmatory resolutions and upheld only the challenge regarding the ratification of the acts of the members of the board of management and the supervisory board.  CAG appealed the decision with respect to the ratification.  Three plaintiff shareholders appealed the decision on the confirmatory resolutions, however, two plaintiff shareholders agreed in Settlement Agreement II (see below) to withdraw their actions.
CAG is also a defendant in four actions filed in the Frankfurt District Court requesting that the court declare some or all of the shareholder resolutions passed at the extraordinary general meeting on July 30 and 31, 2004 null and void, based on allegations that certain formal requirements necessary in connection with the invitation to the extraordinary general meeting had been violated.  The Frankfurt District Court has suspended the proceedings regarding the resolutions passed at the July 30-31, 2004 extraordinary general meeting described above as long as the lawsuits contesting the confirmatory resolutions are pending.
Based upon the information available as of February 20, 2007, the outcome of the foregoing proceedings cannot be predicted with certainty.
The amounts of the fair cash compensation and of the guaranteed annual payment offered under the Domination Agreement may be increased in special award proceedings initiated by minority shareholders, which may further reduce the funds the Purchaser can otherwise make available to the Company.  As of March 30, 2005, several minority shareholders of CAG had initiated special award proceedings seeking the court’s review of the amounts of the fair cash compensation and of the guaranteed annual payment offered under the Domination Agreement.  As a result of these proceedings, the amount of the fair cash consideration and the guaranteed annual payment offered under the Domination Agreement could be increased by the court so that all minority shareholders, including those who have already tendered their shares into the mandatory offer and have received the fair cash compensation could claim the respective higher amounts.  The court dismissed all of these proceedings in March 2005 on the grounds of inadmissibility.  Thirty-three plaintiffs appealed the dismissal, and in January 2006, twenty-three of these appeals were granted by the court.  They were remanded back to the court of first instance, where the valuation will be further reviewed.  On December 12, 2006, the court of first instance appointed an expert to help determine the value of CAG.
The shareholders’ resolution approving the Squeeze-Out passed at the shareholders’ meeting on May 30, 2006 was challenged in June 2006 by seventeen actions to set aside such resolution.  In addition, a null and void action was served upon CAG in November 2006.  The Squeeze-Out, required registration in the commercial register and such registration was not possible while the lawsuits were pending.  Therefore, CAG initiated fast track release proceedings asking the court to find that the lawsuits did not prevent registration of the Squeeze-Out.  The court of first instance granted the motion regarding the actions to set aside the shareholders’ resolution in a ruling dated October 10, 2006 that was appealed by plaintiff shareholders.  In a ruling dated November 30, 2006, the court of first instance also granted the motion with respect to the null and void action.
On December 22, 2006, the Purchaser and CAG signed a settlement agreement with the plaintiff shareholders challenging the shareholders’ resolution approving the Squeeze-Out (“Settlement Agreement II”).  Pursuant to Settlement Agreement II, the plaintiffs agreed to withdraw their actions and to drop their complaints in exchange for the Purchaser agreeing to pay the guaranteed dividend for the fiscal year ended on September 30, 2006 to those minority shareholders who had not yet requested early payment of such dividend and to pay a pro rata share of the guaranteed dividend for the first five months of the fiscal year ending on September 30, 2007 to all minority shareholders.  The Purchaser further agreed to make a donation in the amount of €0.5 million to a charity, to introduce, upon request by plaintiffs, into the award proceedings regarding the cash compensation and the guaranteed dividend under the Domination Agreement the prospectus governing the January 20, 2005, listing on the NYSE of the shares of the Company and to accord the squeezed-out minority shareholders preferential treatment if, within three years after effectiveness of the Squeeze-Out, the shares of CAG were to be listed on a stock exchange again.  As a result of the effective registration of the Squeeze-Out in the commercial register in December 2006, the Company acquired the remaining 2% of CAG in January 2007.

CNA Holdings, Inc., Celanese Americas Corporation, CAG and Hoechst AG (as defendants)	two actions involving 25 individual plaintiffs who were U.S. purchasers of polyester staple fibers
Polyester Staple Antitrust Litigation
CNA Holdings, the successor in interest to Hoechst Celanese Corporation (“HCC”), CAC and CAG (collectively, the “Celanese Entities”) and Hoechst AG (“HAG”), the former parent of HCC, were named as defendants in two actions (involving 25 individual participants) filed in September 2006 by U.S. purchasers of polyester staple fibers manufactured and sold by HCC.  The actions allege that the defendants participated in a conspiracy to fix prices, rig bids and allocate customers of polyester staple sold in the United States.  These actions have been consolidated for pre-trial discovery by a Multi-District Litigation Panel in the United States District Court for the Western District of North Carolina and are styled In re Polyester Staple Antitrust Litigation, MDL 1516.  Already pending in that consolidated proceeding are five other actions commenced by five other alleged U.S. purchasers of polyester staple fibers manufactured and sold by the Celanese Entities, which also allege defendants’ participation in the conspiracy.
In 1998 HCC sold its polyester staple business as part of its sale of its Film & Fibers Division to KoSa, Inc.  In a complaint now pending against the Celanese Entities and HAG in the United States District Court for the Southern District of New York, Koch Industries, Inc., Kosa B.V. (“KoSa”), Arteva Specialties, S.A.R.L. (“Arteva Specialties”) and Arteva Services, S.A.R.L. seek, among other things, indemnification under the asset purchase agreement pursuant to which KoSa and Arteva Specialties agreed to purchase defendants’ polyester business for all damages related to the defendants’ participation in, and failure to disclose, the alleged conspiracy, or alternatively, rescission of the agreement.

The Company
Other Obligations
The Company is secondarily liable under a lease agreement pursuant to which the Company has assigned a direct obligation to a third party.  The lease assumed by the third party expires on April 30, 2012.  The lease liability for the period from January 1, 2007 to April 30, 2012 is estimated to be approximately $41 million.
The Company has agreed to indemnify various insurance carriers, for amounts not in excess of the settlements received, from claims made against these carriers subsequent to the settlement.  The aggregate amount of guarantees under these settlements is approximately $10 million, which is unlimited in term.

Celanese Ltd. and CNA Holdings, Inc.
Asbestos
As of February 28, 2007, Celanese Ltd. and/or CNA Holdings, Inc., both U.S. subsidiaries of the Company, are defendants in approximately 654 asbestos cases.  During the year ended December 31, 2006, 90 new cases were filed against the Company and 79 cases were resolved.  Because many of these cases involve numerous plaintiffs, the Company is subject to claims significantly in excess of the number of actual cases.  The Company has reserves for defense costs related to claims arising from these matters.

SCHEDULE 3.13

Taxes

(a)(i) Material Tax returns not filed

None

(a)(ii) Material Taxes not paid

None

(b) Provisions (in accordance with GAAP) not made for payment of Material Taxes

None

(c) Material Tax Audits, Statute of Limitation Waivers or Extensions and Written Notifications to Examine Tax Returns

German corporate and trade tax returns
Celanese AG and various German subsidiaries (Ticona GmbH, Celanese Chemicals Europe GmbH, Celanese Holding GmbH, Nutrinova GmbH, Celanese Ventures, CPO KG and others) are currently under tax audit for the tax years 1997 through 2000 and 2001 through 2004.

US. federal and state income tax returns

Ticona Polymers	2001-2004	Michigan
CNA Holdings	2003-2004	Illinois
CNA Holdings	2002-2004	Louisiana
Celanese Chemicals	2002-2004	Louisiana
Celanese International	2002-2004	Louisiana

Belgium
Celanese SA is currently engaged in a tax audit for the years 2003 and 2004.

Canada
Revenue Quebec is commencing an audit of Celanese Canada Inc. income tax years 2001 through 2004.

Saudi Arabia – National Methanol Company
National Methanol Company (MNC), a Saudi company treated as a partnership for U.S. tax purposes in which Celanese owns 25 percent, is currently in an income tax audit/appeal process for tax years 1997 through 2004.

Texas Sales and Use Tax
Celanese Ltd. is engaged in a sales and use tax audit for the period October 1998 through April 1999 and June 1, 1999 through December 31, 2002.

SCHEDULE 3.16

Environmental Matters

There is no item referred to in Section 3.16 which, individually, the Company expects would have a Material Adverse Effect; however, reference is made to the items discussed in Footnote 18 to the Consolidated Financial Statements of Parent filed with Parent’s Annual Report on Form 10-K for the year ended December 31, 2006, which, in the case of matters for which we have reserved in an amount of $1 million or greater, could in the aggregate have a Material Adverse Effect.

Also, reference is made to the items specified on Schedule 3.09 (Litigation), to the extent related to the matters covered by Section 3.16.

SCHEDULE 3.20

Labor Matters

None.

SCHEDULE 3.21

CELANESE SCHEDULE OF INSURANCE — Global Policies

TYPE OF INSURANCE	POLICY NUMBER	RENEW DATE	INSURER	LIMITS
All Risk Property Insurance	** Confidential Treatment Requested**	7/1	** Confidential Treatment Requested**	$850 MM, subject to sublimits
Marine Cargo, Inland Transit, and Storage		1/1		$10 MM each location/$20 MM each conveyance
Auto Deductible Reimbursement		5/1		$500K/Occ
Auto Liability – All States		5/1		$5MM
Work Comp Deductible Reimbursement		5/1		$1 MM/Occ
Workers Comp and Empl Liab (WI)		5/1		Statutory ($2 MM EL)
Workers Comp and Empl Liab (all other states)		5/1		Statutory ($ 2 MM EL)
GL/PL Deductible Reimbursement		5/1		$5 MM/Occ/Agg
General/Product Liability		5/1		$5 MM/Occ/Agg
Difference in Form/Agg Excess Liabiiity		5/1		$5 MM/Occ $10 MM Agg
Excess / Umbrella Liability		5/1		$25MM xs of Underlying Auto, GL, EL
Excess / Umbrella Liability		5/1		$475MM xs $25MM
Excess / Umbrella Liability		5/1		$50MM xs 25MM
Excess / Umbrella Liability		5/1		$50MM xs $25MM
Excess / Umbrella Liability		5/1		$100MM xs $75MM
Excess / Umbrella Liability	** Confidential Treatment Requested**	5/1	** Confidential Treatment Requested**	$25MM P/O $75MM xs $175MM
Excess / Umbrella Liability		5/1		$12.5MM P/O $75MM xs $175MM
Excess / Umbrella Liability		5/1		$12.5MM P/O $75MM xs $175MM
Excess / Umbrella Liability		5/1		$25MM P/O $75MM xs $175MM
Excess / Umbrella Liability		5/1		$20MM P/O $100MM xs $250MM
Excess / Umbrella Liability		5/1		$25MM P/O $100MM xs $250MM
Excess / Umbrella Liability		5/1		$35MM P/O $100MM xs $250MM
Excess / Umbrella Liability		5/1		$20MM P/O $100MM xs $250MM
Excess / Umbrella Liability		5/1		$37.5MM P/O $50MM xs $350MM
Excess / Umbrella Liability		5/1		$12.5MM P/O $50MM xs $350MM
Excess / Umbrella Liability		5/1		$75MM xs $400MM
Excess / Umbrella Liability		5/1		$25MM xs $475MM
German EIL, Layer 1		5/1		$15 MM/Occ - $15 MM Agg
German EIL, Layer 2		5/1		$25 MM/Occ xs Layer 1
Employee Social Club GL		5/1		$1 MM/Occ/Agg
Marine Liability		5/1		$20 MM per Occ
Marine Liability Excess		5/1		$80 MM xs $20 MM
Marine Liability Excess		5/1		$100 MM xs $100 MM
Aircraft Products Liability		5/1		$200 MM Occ/Agg, incl $125 MM Occ/Agg grounding
Political Action Policy		8/26/08		$1 MM Occ/Agg
Fidelity / Crime Insurance	** Confidential Treatment Requested**	10/22	** Confidential Treatment Requested**	$25MM
Deductible Reimbursement Fiduciary		10/22		$100K per claim
Fiduciary		10/22		$15MM
Excess Fiduciary		10/22		$10MM xs of $15MM
Excess Fiduciary		10/22		$10MM xs of $25 MM
Excess Fiduciary		10/22		$10MM xs of $35 MM
Excess Fiduciary		5/1		$20MM xs $45MM
Deductible Reimbursement EPLI		10/22		$1 MM/Occ
Employment Practices Liability		10/22		$25MM
Excess Employment Practices Liability		10/22		$15MM xs $25MM
Excess Employment Practices Liability		10/22		$10MM xs $40MM
Deductible Reimbursement D&O		10/22		$1 MM/Occ
Directors and Officers Liability		10/22		$15MM
Excess Directors and Officers Liability		10/22		$15MM xs $15MM
Excess Directors and Officers Liability		10/22		$15MM xs $30MM
Excess Directors and Officers Liability		10/22		$15MM xs $45MM
Excess Directors and Officers Liability		10/22		$15MM xs $60MM
Excess Directors and Officers Liability		10/22		$15MM xs $75MM
Excess Directors and Officers Liability		10/22		$10MM xs $90MM
Excess Directors and Officers Liability		10/22		$15MM xs $100MM
Excess Directors and Officers Liability	** Confidential Treatment Requested**	10/22	** Confidential Treatment Requested**	$20MM p/o $35MM xs $115MM
Excess Directors and Officers Liability	** Confidential Treatment Requested**	10/22	** Confidential Treatment Requested**	$15MM p/o $35MM xs $115MM
Excess Directors and Officers Liability		10/22		$15MM xs $150MM
Excess Directors and Officers Liability		10/22		$15MM xs $165MM
Excess Directors and Officers Liability		10/22		$10 MM xs $180 MM
Special Contingency		10/22/08		$40 MM
Special Contingency Excess		10/22/08		$10 MM xs $40 MM

SCHEDULE 4.02(b)

LOCAL/FOREIGN COUNSEL OPINION

None.

SCHEDULE 5.13

POST-CLOSING COLLATERAL MATTERS

Notwithstanding any representations and covenants in the Loan Documents to the contrary, the following post-closing matters shall be permitted pursuant to the terms described below.  The Company shall, and shall cause each other Loan Party to, as expeditiously as possible, but in no event later than the number of days after the Closing Date applicable to each item set forth below, do or deliver the items described below; provided, that in each case, the Administrative Agent, may in its sole discretion extend the number of days for compliance, subject to such conditions as the Administrative Agent may determine (capitalized terms used herein and not defined shall have the meaning assigned thereto in the Credit Agreement):

1.           The applicable Loan Parties shall obtain and deliver to Collateral Agent, within 60 days after the Effective Date (unless waived or extended by Collateral Agent in its discretion), to the extent such items have not been delivered as of the Effective Date, or delivery has not been waived by Collateral Agent in its discretion, the following:

(i)           counterparts to each Mortgage with respect to each Mortgaged Property listed on Annex A hereto subject thereto duly executed and delivered by the record owner of such Mortgaged Property;

(ii)           policy or policies of title insurance, paid for by CAC, issued by a nationally recognized title insurance company insuring (subject to such survey exceptions for the Mortgaged Properties as the Collateral Agent may agree) the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request;

(iii)           except for any Mortgaged Property with respect to which the Collateral Agent shall not require such a survey and, otherwise only to the extent required to obtain the title policy insurance referred to in clause (ii) above, a survey of each Mortgaged Property subject to a Mortgage (and all improvements thereon) which is (1) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (2) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the title insurance company insuring the Mortgage, (3) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (4) sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Collateral Agent;

(iv)           with respect to each Mortgaged Property, each Loan Party shall have made notifications, registrations and filings to the extent required by and in accordance with Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(v)           such legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(vi)           a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and

(vii)           a Real Property Officer’s Certificate with respect to each Mortgaged Property subject to a Mortgage.

2.           The applicable Loan Parties shall within 10 days after the Effective Date (unless waived or extended by Collateral Agent in its discretion) complete lien searches with respect to Intellectual Property and shall within 20 days after the Effective Date (unless waived or extended by Collateral Agent in its discretion) complete the schedules to the Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement and the applicable Loan Parties shall execute the same.

4.           Within 30 days after the Effective Date (unless waived or extended by Collateral Agent in its discretion), the applicable Loan Parties shall enter into a pledge agreement reasonably satisfactory to the Collateral Agent whereby 65% of the shares of (i) Finco and (ii) if such entity has not been liquidated, dissolved or merged into Finco by such time and has not by such time become subsidiary of Finco as permitted by the terms of the Credit Agreement, Celanese Caylux Holdings Luxembourg SCA, are pledged to the Collateral Agent for the benefit of the Lenders and shall cause to be delivered a legal opinion of Luxembourg Counsel with respect to such pledge agreement in form and substance reasonably acceptable to the Collateral Agent.

5.           Within 10 days after the Effective Date (unless waived or extended by Collateral Agent in its discretion), the applicable Loan Parties shall provide to the Collateral Agent stock certificates and stock powers with respect to Celanese Advanced Materials, Inc.

6.           Within 5 days after the Effective Date (unless waived or extended by Collateral Agent in its discretion), the applicable Loan Parties shall provide to the Collateral Agent insurance certificates and endorsements with respect to Celanese Holdings LLC.

Annex A

	Name of Domestic	Address of Property (unless other specified, properties listed are owned)	Business/Leased or Owned
1	Celanese Acetate LLC	P.O. Box 1000 Narrows, Virginia 24124	Acetate/Owned
2	Celanese Ltd.	9502 Bayport Blvd. (“Clear Lake”) Pasadena, Texas 77507-1498	Chemicals/Owned
		1989 Old Naples Road Meredosia, IL 62665	Chemicals/Owned
		P.O. Box 937 Hwy. 60 West Pampa, Texas 79066-0937	Chemicals/Owned
		1423 Highway 225 Pasadena, Texas 77506 (Note: 145-year ground lease)	Chemicals/Owned
3	Ticona Polymers, Inc.	Highway 77 South P.O. Box 428 Bishop, Texas 78343	Ticona, Chemicals/Owned

Schedule 6.01 -- Indebtedness -- Parts I, II and III
I. Intercompany Indebtedness
Lender	Borrowor	Currency	Amount of Indebtedness in USD	Maturity of Indebtedness
BCP Crystal US Holdings Corp	BCP Acquisition GmbH & Co KG	USD	118,891,677	08/ Dec 2011
BCP Crystal US Holdings Corp	BCP Acquisition GmbH & Co KG	EUR	184,912,351	15/ Jun 2014
Celanese Korea Chusik Hosea Corp.	BCP Acquisition GmbH & Co KG	USD	4,000,000	28/ Mar 2007
Celanese Far East Ltd.	BCP Acquisition GmbH & Co KG	USD	10,700,000	28/ Sep 2007
Acetex Chimie SA	BCP Acquisition GmbH & Co KG	EUR	13,317,000	28/ Sep 2007
Elwood Insurance Ltd.	BCP Acquisition GmbH & Co KG	USD	9,300,000	28/ Sep 2007
Celanese SA	BCP Acquisition GmbH & Co KG	USD	8,000,000	28/ Sep 2007
Celanese AG	BCP Acquisition GmbH & Co KG	EUR	87,355,775	30/ Sep 2009
Celanese Europe Holding GmbH & Co KG	BCP Acquisition GmbH & Co KG	EUR	67,920,000	06/ Mar 2008
Elwood Insurance Ltd.	Celanese (China) Holding Co., Ltd	USD	20,000,000	12/ Jan 2010
Elwood Insurance Ltd.	Celanese Europe Holding GmbH & Co KG	USD	75,000,000	19/ Dec 2008
CNA Holdings, Inc.	Celanese Europe Holding GmbH & Co KG	USD	41,000,000	31/ Mar 2007
Celanese AG	Celanese Acetate Limited	GBP	71,055,371	31/ Jan 2008
Celanese AG	Celanese Europe Holding GmbH & Co KG	EUR	902,109,451	30/ Sep 2009
Celanese AG	Celanese Europe Holding GmbH & Co KG	EUR	387,415,343	30/ Sep 2009
Celanese AG	Celanese Europe Holding GmbH & Co KG	EUR	297,546,353	30/ Jun 2010
Celanese AG	Celanese Europe Holding GmbH & Co KG	EUR	133,170,000	10/ Apr 2007
BCP Holdings GmbH	Celanese Caylux Holdings Luxembourg	EUR	133,170,000	06/ Mar 2008
Celanese AG	Ticona GmbH	EUR	19,975,500	23/ May 2007
Celanese AG	Transatlantique Chimie SA	EUR	183,774,600	30/ Jun 2007
Celanese AG	Acetex Chimie SA	EUR	93,219,000	30/ Jun 2007
Celanese AG	Estech GmbH & Co. KG	EUR	6,971,450	17/ Apr 2007
Celanese AG	Estech GmbH & Co. KG	EUR	2,377,085	27/ Apr 2007
Celanese AG	Estech GmbH & Co. KG	EUR	1,018,751	27/ Apr 2007
Celanese AG	Celanese Emulsions BV	EUR	7,990,200	05/ Jun 2007
Celanese AG	Celanese Emulsions Ltd	GBP	33,331,714	05/ Jun 2007
Celanese AG	Ticona UK Limited	GBP	3,333,171	30/ Mar 2007
Celanese AG	Ticona Japan Ltd.	JPY	681,961	22/ Jun 2007
Celanese AG	Ticona Korea Ltd.	USD	70,000	30/ Nov 2007
Celanese SA	Celanese Europe Holding GmbH & Co KG	USD	42,100,000	07/ Sep 2007
Grupo Celanese S.A.	Celanese Europe Holding GmbH & Co KG	USD	68,000,000	31/ Dec 2009
Grupo Celanese S.A.	Celanese Europe Holding GmbH & Co KG	USD	25,000,000	26/ Sep 2007
Celanese Holding GmbH	Celanese Emulsions GmbH	EUR	113,194,500	06/ Jun 2007
Celanese Japan Ltd.	Celanese AG	JPY	857,884	27/ Apr 2007
Celanese Singapore Pte. Ltd.	Celanese AG	USD	150,000,000	14/ Jun 2007
Celanese Singapore Pte. Ltd.	Celanese AG	USD	150,000,000	15/ May 2007
Acetex Chimie SA	ERKOL SA	USD	4,041,916	-
InfraServ GmbH & Co. Hoechst KG	Celanese AG	EUR	66,585,000	23/ Apr 2007
Celanese Singapore Pte. Ltd.	Celanese Pte. Ltd.	USD	34,000,000	16/ Jan 2007
Servicios Corporativos Celanese S de R.L. de C.V.	Grupo Celanese S.A.	MXN	4,622,026	26/ Mar 2007
Grupo Celanese S.A.	Nutrinova Nutrition Specialties Mexico S. de RL de CV	MXN	415,982	31/ Dec 2006
Acetex Corporation	AT Plastics Inc.	USD	5,000,000	27/ Feb 2007
BCP Crystal US 2 LLC	Celanese Corp.	USD	227,218,750	31/ Mar 2010
BCP Crystal US Holdings Corp	BCP Caylux Holdings Luxembourg SCA	EUR	220,442	10/ Jul 2007
BCP Crystal US Holdings Corp	BCP Caylux Holdings Luxembourg SCA	EUR	39,951	10/ Jul 2007
BCP Crystal US Holdings Corp	Celanese Americas Corporation	USD	922,000,000	07/ May 2007
BCP Crystal US Holdings Corp	Celanese Americas Corporation	USD	68,000,000	31/ Dec 2009
BCP Crystal US Holdings Corp	Celanese Americas Corporation	USD	25,000,000	27/ Mar 2007
BCP Crystal US Holdings Corp	Celanese Americas Corporation	USD	565,074,862	06/ Apr 2011
Celanese Americas Corporation	CNA Holdings Inc.	USD	240,822,236	31/ Mar 2010
Celwood Insurance Company	CNA Holdings Inc.	USD	35,000,000	15/ Oct 2011
Elwood Insurance Ltd.	Celanese (Nanjing) Chemicals Co. Ltd.	USD	37,575,010	07/ Feb 2009
CNA Holdings Inc.	Tenedora Tercera de Toluca S. de RL de CV	USD	116,076	15/ Jul 2007
Grupo Celanese S.A.	FKAT LLC	USD	215,000,000	22/ Nov 2008

SCHEDULE 6.01(a) -- Part IV
OTHER THIRD PARTY DEBT

December 31, 2006
						€ / USD =	1.3170000
								Credit Rating
Borrower	Description of Debt	Non-USD Borrowing	Current	Long-Term	Total	Interest Rate	Maturity	Moody/S&P	Pay Dates

BCP Crystal US Holdings Corp (US Holdco)	Senior Subordinated Notes - $ tranche		$ -	$ 796,250,000	$ 796,250,000	9.6250%	6/15/2014	B3/B-	6/15 and 12/15, 30/360
BCP Crystal US Holdings Corp (US Holdco)	Senior Subordinated Notes - Euro tranche	€ 130,000,000	$ -	$ 171,210,000	$ 171,210,000	10.375%	6/15/2014	B3/B-	6/15 and 12/15, 30/360
BCP Crystal US Holdings Corp (US Holdco)	Amortization of Premium		$ -	$ 3,013,064	$ 3,013,064
	Total Senior Sub Notes	€ 130,000,000	$ -	$ 970,473,064	$ 970,473,064

Crystal US Holdings 3 LLC (Crystal 3)	Senior Discount Notes - Series A		$ -	$ 81,060,226	$ 81,060,226	10.0000%	10/1/2014	Caa2/B-
Crystal US Holdings 3 LLC (Crystal 3)	Senior Discount Notes - Series B		$ -	$ 338,689,260	$ 338,689,260	10.5000%	10/1/2014	Caa2/B-
	Total Senior Discount Notes		$ -	$ 419,749,486	$ 419,749,486

CNA Holdings	PCB 9.95MM Red River		9,950,000	0	9,950,000	5.20%	5/1/2007	B2/B-	5/1 and 11/1
CNA Holdings	PCB 4.99MM Red River		-	4,990,000	4,990,000	6.45%	11/1/2030	B2/B-	5/1 and 11/1
CNA Holdings	PCB 13.995 MM Corpus Chri		-	13,995,000	13,995,000	6.45%	11/1/2030	B2/B-	5/1 and 11/1
CNA Holdings	PCB 39MM Corpus Christi		-	39,000,000	39,000,000	6.70%	11/1/2030	B2/B-	5/1 and 11/1
CNA Holdings	PCB 27.46MM Red River		-	27,460,000	27,460,000	6.70%	11/1/2030	B2/B-	5/1 and 11/1
CNA Holdings	IRB 13.1MM Giles		-	13,100,000	13,100,000	6.63%	12/1/2022	B2/B-	6/1 and 12/1
CNA Holdings	IRB 40MM York County		-	39,914,986	39,914,986	5.70%	1/1/2024	B2/B-	7/1 and 1/1
CNA Holdings	IRB 10MM Giles County 95		-	9,956,312	9,956,312	5.95%	12/1/2025	B2/B-	6/1 and 12/1
CNA Holdings	IRB 25MM Bay City		-	24,838,893	24,838,893	6.50%	5/1/2026	B2/B-	5/1 and 11/1
CNA Holdings	IRB 10MM Giles County 96		-	9,951,668	9,951,668	6.45%	5/1/2026	B2/B-	5/1 and 11/1
	Bond Revaluation due to Blackstoneacqu (Purchase acctg adj)			(2,266,190)	(2,266,190)	N/A
	Total Pollution & Industrial Bonds		9,950,000	180,940,669	190,890,669

CNA Holdings	7.125% Medium Term Notes		-	13,765,000	13,765,000	7.13%	3/15/2009		3/15 and 9/15

Celanese International	Dallas Capital Lease		618,421	16,573,805	17,192,226	12.12%
CNA Holdings	Warren Capital Lease		786,397	4,253,333	5,039,730	9.00%
Celanese Ltd. - CLMP	CLMP cash pooling balance classified as debt		3,289,573	-	3,289,573	5.1222% floating	1/31/2007
Celanese Ltd. - Fortron	Fortron cash pooling balance classified as debt		12,418,057	-	12,418,057	5.1156% floating	1/31/2007

Celanese SA	Capital Lease		1,178,951	315,190	1,494,141	4.062%, 4.214% floating	12/31/2008
CCE Infrastructure Lease	Capital Lease		66,115	1,131,789	1,197,904	7.50%	9/30/2018
Acetex Chimie SA	Other (payables classified as long-term debt under CIFRA)		-	49,390	49,390		12/31/2008
Acetex Chimie SA	Subvention		-	103,531	103,531	0.00%	12/11/2016
ERKOL S.A.	Other - Old Government Loan		53,620	297,267	350,887	0.00%	6/30/2013
AT Plastics Inc.	Capital Leases - Forklift A&B		10,306		10,306	6.79%	6/1/2007
CAG	Affiliates mainly Infra Serv		166,404,540	-	166,404,540	3.58% floating	1/31/2007
CAG - Overdraft	Overdraft		1,753	-	1,753	0.00%

Celanese (Nanjing) Chemicals Co. Ltd.	Bank Loan	￥458,800,000	-	58,782,176	58,782,176	5.9364% floating	1/13/2012
Celanese (Nanjing) Chemicals Co. Ltd.	Bank Loan		-	10,000,000	10,000,000	6.52% floating	1/13/2012
Celanese (Nanjing) Diversified Chemical Co. Ltd.	Dragon Crown II Capital Lease (FIN 97)	￥41,333,118	-	5,295,664	5,295,664	n/a	3/31/2023
	Total Assumed Debt		$ 194,777,733	$ 291,507,814	$ 486,285,547

SCHEDULE 6.01(b)

INDEBTEDNESS UNDER LETTERS OF CREDIT

None.

Schedule 6.02(a)

Existing Liens

Liens in connection with existing industrial revenue bond and pollution control bond financings described on Schedule 6.01(a).

Liens in connection with existing capital leases referred to on Schedule 6.01(a).

Liens in favor of Deutsche Bank A.G. as collateral agent under the Existing Credit AGreement, not released as of record on the Effective Date, which are to be released as of record and replaced with liens in favor of the Collateral Agent in accordance with the requirements of Section 5.13 of the Credit Agreement.

Without duplication of the foregoing, the liens represented by the lien search results listed in the chart below:

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Celanese Acetate LLC	Delaware SOS		UCC-1	Peregrine Energy Partners, LLC	Leased Equipment Real Estate	12/17/2001	20153332
Celanese Acetate LLC	Delaware SOS		UCC-1	ePlus Group, Inc.	Leased Equipment	05/30/2002	21599491
Celanese Acetate LLC	Delaware SOS		UCC-1	ePlus Group, Inc.	Leased Equipment	06/19/2002	21750268
Celanese Acetate LLC	Delaware SOS		UCC-1	Applied Industrial Technologies, Inc.	Specific Equipment	02/06/2003	30330947
Celanese Acetate LLC	Delaware SOS		UCC-1	Air Liquide Industial US LP	Specific Equipment	08/25/2005	52655786
Celanese Americas Corporation	Delaware SOS		UCC-1	Hewlett-Packard Company	Leased Equipment	08/16/2001	10966353
Celanese Americas Corporation	Delaware SOS		UCC-1	Toyota Motor Credit Corporation	Leased Equipment	07/09/2002	21657844
Celanese Americas Corporation	Delaware SOS		UCC-1	Mcjunkin Corporation	Ownership Interest in Inventory	08/13/2004	42293175
Celanese Americas Corporation	Delaware SOS		UCC-1	Air Liquide Industrial US LP	Specific Equipment	05/31/2005	51657320
Celanese Chemicals, Inc.	Alabama Mobile Circuit Court		Local Defendant Suit	Donnie M. reed Et Al		03/15/2005	CV2005-00767
Celanese Holdings, Inc.	Delaware SOS		UCC-1	Dell Financial Services, L.P.	In Lieu MO; St. Louis County 12/22/99 #13969	10/15/2004	42914614
Celanese Holdings, Inc.	Delaware SOS		UCC-3 Amendment (Debtor Name Change from National Starch and Chemical Corporation to Celanese Holdings LLC)	Dell Financial Services, L.P.	In Lieu MO; St. Louis County 12/22/99 #13969	10/15/2004	42914614	04/19/2006	61303452
Celanese Holdings, Inc.	Delaware SOS		UCC-1	Gelco Corporation DBA GE Fleet Services	Leased Equipment	12/14/2006	64388849
Celanese International Corporation	Delaware SOS		UCC-1	Channel-Prime Alliance LLC	Specific Equipment	01/24/2006	60269688
Celanese Ltd.	Texas US Southern District Court		Federal Judgment	United States of America		06/23/2000	99CV00731
Celanese Ltd.	Texas US Southern District Court		Federal Defendant	Hazel Conner		05/06/2003	03CV00049
Celanese Ltd.	Texas US Southern District Court		Federal Defendant	David C. Buckalew Et Al		06/02/2005	05CV00315
Celanese Ltd.	Texas US Southern District Court		Federal Defendant	Celanese Ltd, Celanese International Corporation		09/29/2006	06CV03075
Celanese Ltd.	Texas US Southern District Court		Federal Defendant	Eugene A. Wilson		02/16/2007	07CV00613
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit Corporation	Leased Equipment	06/13/2002	02-0033606494
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit Corporation	Leased Equipment	07/22/2002	02-0037927101
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit Corporation	Leased Equipment	08/15/2002	020040783539
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit Corporation	Leased Equipment	08/20/2002	02-0041335442
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit Corporation	Leased Equipment	09/18/2002	03-0001798694
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit Corporation	Leased Equipment	11/12/2002	03-0007845441
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit Corporation	Leased Equipment	11/15/2002	03-0008229387
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit Corporation	Leased Equipment	12/02/2002	03-0009569395
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit Corporation	Leased Equipment	12/23/2002	03-0011826405
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit Corporation	Leased Equipment	12/31/2002	03-0012477519
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	01/17/2003	03-0014422581
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	02/10/2003	03-0017076125
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	02/11/2003	03-0017093639
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	02/24/2003	03-0018614154
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	03/14/2003	03-0020634775
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	03/17/2003	03-0020980365
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	03/26/2003	03-0022046946
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	03/31/2003	03-0022782165
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	04/09/2003	03-0023806315
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	04/17/2003	03-0024710845
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	04/28/2003	03-0025891109
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	05/14/2003	03-0027794729
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	05/28/2003	03-0029193815
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	05/30/2003	03-0029519504
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	06/17/2003	03-0031547083
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	07/01/2003	03-0033142137
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	07/02/2003	03-0033271382
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	07/02/2003	03-0033271493
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	07/03/2003	03-0033285266
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	07/03/2003	03-0033285377
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	07/03/2003	03-0033356497
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	07/15/2003	03-0034517538
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	07/22/2003	03-0035267319
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	07/24/2003	03-0035621000
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	07/28/2003	03-0035978500
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	08/04/2003	03-0036779156
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	08/06/2003	03-0036950420
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	08/13/2003	03-0037857780
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	08/15/2003	03-0038252447
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	08/27/2003	03-0039879099
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	09/20/2003	04-0043468160
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	11/03/2003	04-0046860119
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	11/26/2003	04-0049467872
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	12/10/2003	04-0050661264
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	12/30/2003	04-0052590944
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	02/19/2004	04-0057896978
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	02/19/2004	04-0057897888
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	03/22/2004	04-0061596314
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	06/24/2004	04-0072679964
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	06/24/2007	04-0072680007
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	06/25/2004	04-0072819617
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	06/25/2004	04-0072819940
Celanese Ltd.	Texas SOS		UCC-1	IBM Credit LLC	Leased Equipment	07/26/2004	04-0076026530
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	08/20/2004	04-0079264618
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	09/01/2004	04-0080501795
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	10/07/2004	04-0084468044
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	10/18/2004	04-0085688120
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	10/18/2004	04-0085688231
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	01/12/2005	05-0001325268
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	02/08/2005	05-0004258044
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	02/17/2005	05-0005247356
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	03/30/2005	05-0009998747
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	04/21/2005	05-0012690447
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	06/08/2005	05-0017865406
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	06/08/2005	05-0017865517
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	06/08/2005	05-0017865628
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	06/23/2005	05-0019594588
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	06/23/2005	05-0019594699
Celanese Ltd.	Texas SOS		UCC-1	Associated Supply Company, Inc.	Leased Equipment	09/27/2005	05-0030086890
Celanese Ltd.	Texas SOS		UCC-1	A.W. Chesterton Company	Full Line Chesterton Mechanical Seals Consigned Inventory	11/07/2005	05-0034485897
Celanese Ltd.	Texas SOS		UCC-1	Relational LLC	Specific Equipment	02/14/2006	06-0005156558
Celanese Ltd.	Texas SOS		UCC-3 Assign	Banc of America Leasing and Capital, LLC	Specific Equipment	02/14/2006	06-0005156558	03/16/2006	06-00085355
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	02/17/2006	06-0005549706
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	02/21/2006	06-0005727784
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	03/17/2006	06-0008631014
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	03/17/2006	06-008631125
Celanese Ltd.	Texas SOS		UCC-1	IOS Capital, LLC	Leased Equipment	12/14/2006	06-0040582176
Celanese Ltd.	Texas Matagorde County		Local Defendant Suit Search	Richard Flores, Sr, Richard Flores, Jr. and H.R. Lusby		09/26/2003	03-H-0600-C
Celanese Ltd.	Texas Harris County		UCC-1	GMAC Commercial Finance LLC, as Agent	Real Estate Fixture Filing	10/03/2005	Y797589
Celanese Ltd.	Texas Harris County		UCC-1	LaSalle Bank National Association, as Administrative Agent	Real Estate Fixture Filing	10/03/2005	Y797592
Celanese Ltd.	Texas Harris County		UCC-1	GMAC Commercial Finance LLC, as Agent	Real Estate Fixture Filing	01/24/2007	20070048269
Celanese Ltd.	Texas Harris County		UCC-1	LaSalle Bank National Association	Real Estate Fixture Filing	01/25/2007	20070051246
Celanese Ltd.	Texas Nueces District Court		Local Defendant Suit Search	Nettie Cocek, Individually and as Independant Executrix of the Estate of Freddy Frank Cocek, Jr., Deceased, Freddy Frank, III, and millie Ann Cocek		05/01/2003	03-2759-E
CNA Holdings, Inc.	Delaware SOS		UCC-1	Hyster Credit Company	In Lieu	08/21/2002	22167827
CNA Holdings, Inc.	Delaware SOS		UCC-1	HP Financial Services	Leased Equipment	12/09/2002	23071168
CNA Holdings, Inc.	Delaware SOS		UCC-1	Hyster Credit Company	Specific Equipment	05/01/2003	31310013
CNA Holdings, Inc.	Delaware SOS		UCC-1	Hewlett-Packard Financial Services Company	Specific Equipment	08/09/2005	52460054
CNA Holdings, Inc.	New Jersey SOS		UCC-1	IBM Credit Corporation	Leased Equipment	03/19/2001	2030941
Ticona LLC	Delaware SOS		UCC-1	Channel-Prime Alliance LLC	Specific Equipment	01/24/2006	60269688
Ticona LLC	New Jersey SOS		UCC-1	Citicorp Del Lease, Inc. DBA Citicorp Dealer Finance	Specific Equipment	03/07/2003	21470905
Ticona Polymers, Inc.	Delaware SOS		UCC-1	Ameribron, Inc.	All Inventory	05/06/2003	31165458
Ticona Polymers, Inc.	Delaware SOS		UCC-1	Barloworld Fleet Leasing LLC	Leased Equipment	08/27/2003	32221896
Ticona Polymers, Inc.	Delaware SOS		UCC-1	The Cit Group/Equipment Financing, Inc.	Specific Equipment	12/04/2003	33192369
Ticona Polymers, Inc.	Delaware SOS		UCC-1	Toyota Motor Credit Corporation	Leased Equipment	01/23/2004	40190308
Ticona Polymers, Inc.	Delaware SOS		UCC-1	Barloworld Fleet Leasing LLC	Leased Equipment	08/24/2004	42380808
Ticona Polymers, Inc.	Delaware SOS		UCC-1	Barloworld Fleet Leasing LLC	Leased Equipment	10/01/2004	42754267
Ticona Polymers, Inc.	Delaware SOS		UCC-1	Barloworld Fleet Leasing LLC	Leased Equipment	10/12/2004	42853622
Ticona Polymers, Inc.	Delaware SOS		UCC-1	Barloworld Fleet Leasing LLC	Leased Equipment	04/22/2005	51236554
Ticona Polymers, Inc.	Delaware SOS		UCC-1	Air Liquide Industrial US LP	Specific Equipment	05/20/2005	51563486
Ticona Polymers, Inc.	Delaware SOS		UCC-1	Air Liquide Industrial US LP	Specific Equipment	06/28/2005	51991869
Ticona Polymers, Inc.	Delaware SOS		UCC-1	Channel-Prime Alliance LLC	Specific Equipment	01/24/2006	60269688

SCHEDULE 6.04(j)

Committed Investments

Celanese Chemicals Europe GmbH is signing an agreement to make an equity investment in ACCSYS TECHNOLOGIES PLC (a company incorporated in England and Wales).  Purchasing 8,115,883 shares, representing 5.5% of the equity.  Subscription price set at €2.72/share (5% premium above 2.595 euros per share).  Total price is €22,075,201.76.

SCHEDULE 6.04(u)

Subsidiaries that may be transferred under Finco

Celanese Caylux Holdings Ltd

BCP Crystal (Cayman) Ltd. 1

Celanese Caylux Holdings Luxembourg SCA

Celanese (China) Holding Co., Ltd

Celanese Emulsions Ltd.

Celanese Emulsions BV

Tenedora Tercera de Toluca S. de R.L. de C.V.

Grupo Celanese S.A.

Elwood Insurance Limited

Celanese de Venezuela S.A.

Celanese do Brasil Ltda.

Celanese Argentina S.A.

Celanese Japan Limited

Celanese Korea Chusik Hoesa

177461 Canada Inc.

Celanese SA

Celanese Far East Ltd.

Polyplastics Co Ltd

Nantong Cellulose Fibres Co. Ltd

HNA Acquisition Inc

FKAT LLC

Celanese Mexico Holdings LLC

SCHEDULE 6.07

Transactions with Affiliates

Product Transfer Agreement between Celanese Chemicals Europe GmbH, as Buyer, and Synthesegasanlage Ruhr GmbH

Ownership Interest Agreement between Celanese Ltd. and National Methanol Company (IBN Slna Partnership) — MTBE Commission

Ownership Interest Agreement between Celanese Ltd. and National Methanol Company (IBN Slna Partnership) — MEOH Commission

Management Support Services Agreement between Ticona Polymers Inc. and Fortron Industries, dated May 14, 1992

Marketing Services and Rights Agreement between Ticona Polymers Inc. and Fortron Industries, dated May 14, 1992

Marketing Services and Rights among Ticona Polymers Inc., Fortron Industries and Korea Engineering Plastics Co. Ltd.

The existing intercompany and affiliate indebtedness described on Schedule 6.01

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE1

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item [1] [2] below] ([the] [each an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each an] “Assignee”).  [It is understood and agreed that the rights and obligations of such [Assignees] [and Assignors] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the] [each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the] [each] Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the respective Assignor under the respective facilities identified below (including any RF Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the] [each] Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [each an] “Assigned Interest”).  [Each] [Such] sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the] [any] Assignor.

[1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [Identify Lender]]2

[1][3]
Credit Agreement:  The Credit Agreement dated as of April [    ], 2007, among Celanese Holdings LLC, a Delaware limited liability company, Celanese US Holdings LLC, a Delaware limited liability company (the “Company”), Celanese Americas Corporation, a Delaware corporation, certain other subsidiaries of the Company from time to time party thereto, the Lenders party thereto from time to time, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, Merrill Lynch Capital Corporation, as syndication agent, [                                ], as documentation agent and Deutsche Bank AG, Cayman Islands Branch, as deposit bank.

[2.	Assigned Interest:3

Assignor	Assignee	Facility Assigned4	Aggregate Amount of Commitment/Loans under Relevant Facility for all Lenders	Amount of Commitment/Loans under Relevant Facility Assigned
[Name of Assignor]	[Name of Assignee]		__________	__________
[Name of Assignor]	[Name of Assignee]		__________	__________

[4.	Assigned Interest:5

Facility Assigned	Aggregate Amount of Commitment/Loans under Relevant Facility for all Lenders (in Dollars or Dollar Equivalent)	Amount of Commitment/Loans under Relevant Facility Assigned (in Dollars or Dollar Equivalent)
Term Loans	$______________	$______________
Revolving Facility Commitment	$______________	$______________
Credit-Linked Commitment	$______________	$______________

Assignor[s] Information		Assignee[s] Information
Payment Instructions:		Payment Instructions:

	Reference:		Reference:
Notice Instructions:		Notice Instructions:

	Reference:		Reference:

Effective Date:  _____________, __, 200_.  [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

1	This Form of Assignment and Acceptance should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

2
If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively.  In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

3
Insert this chart if this Form of Assignment and Acceptance is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors.  Insert additional rows as needed.

4For complex multi-tranche assignments a separate chart for each facility should be used for ease of reference.

5	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

A-

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented6 to and accepted:

DEUTSCHE BANK AG, NEW YORK BRANCH,

AS ADMINISTRATIVE AGENT

By:	DB Services New Jersey, Inc.

By:	___________________________________

Name:

Title:

By:	___________________________________
Name:
Title:]

6	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

A-

[Consented7 to:

CELANESE US HOLDINGS LLC

By:	___________________________________

Name:

Title:]

7	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

A-

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.           Representations and Warranties.

1.1           Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Company, any of the Subsidiaries or their respective Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Company, any of the Subsidiaries or their respective Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2           Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender (including, if any of the Assigned Interest relates to the Revolving Facility, the requirement that the Assignee be able to make Revolving Facility Loans in Dollars and Euros), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vi) if it has a Revolving Facility Commitment, it has the capacity to make Revolving Facility Loans in Dollars and Euros; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [each] Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [each] [Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS).

EXHIBIT B-1
[FORM OF]
BORROWING REQUEST

Deutsche Bank AG, New York Branch

as the Administrative Agent

for the Lenders referred to below
60 Wall Street
New York, New York  10005

Attention:  [_______]
Fax:  (212) ____-______

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April [    ], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Celanese Holdings LLC, a Delaware limited liability company, Celanese US Holdings LLC, a Delaware limited liability company (“the Company”), Celanese Americas Corporation, a Delaware corporation, certain other Subsidiaries of the Company from time to time party thereto as a borrower (the “Subsidiary Borrowers”), the Lenders party thereto from time to time, Deutsche Bank AG, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders, Merrill Lynch Capital Corporation, as syndication agent and [                ], as documentation agent.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

(A)	Facility: ____________________

(B)	Aggregate Amount of Borrowing8: ____________________

(C)	Date of Borrowing (which shall be a Business Day): _________________

(D)	Type of Borrowing (ABR or Eurocurrency): ____________________

(E)	Currency: _______________

(F)	Interest Period (if a Eurocurrency Borrowing)9: ___________________

(G)	Location and number of the applicable Borrower’s account with the Administrative Agent to which proceeds of Borrowing are to be disbursed: ___________________

[The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied.]10

Very truly yours,

[BORROWER],

By:

Name:

Title:

8
In the case of any Borrowing denominated in Dollars, not less than $5.0 million and an integral multiple of $1.0 million.  In the case of a Borrowing denominated in Euros, not less than €3.0 million and an integral multiple of €1.0 million.

9	Which must comply with the definition of “Interest Period” and end not later than the Revolving Facility Maturity Date in the case of Revolving Loans.

10	To be included in Borrowing Requests after the Closing Date.

EXHIBIT B-2

FORM OF REQUEST TO ISSUE

Dated       11

Deutsche Bank AG, New York Branch,
as Administrative Agent under the Credit Agreement, dated as of April [    ], 2007 (as amended, restated, modified and/or supplemented from time to time, this “Agreement”), among Celanese Holdings LLC, a Delaware limited liability company, Celanese US Holdings LLC, a Delaware limited liability company (the “Company”), Celanese Americas Corporation, a Delaware corporation, certain other Subsidiaries of the Company from time to time party thereto, the Lenders party thereto from time to time, Deutsche Bank AG, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders, Merrill Lynch Capital Corporation, as syndication agent and [          ], as documentation agent.
60 Wall Street
New York, New York  10005 – MS NYC 60-2708

Attention:	Global Loan Operations

[Standby] Letter of Credit Unit

With a copy to:

[                      ]

[Attention:

Issuing Bank:                 ] 12

11	Date of Letter of Credit Request.

12	Insert name and address of Issuing Bank in the case of a Request to Issue to any Issuing Bank other than Deutsche Bank AG, New York Branch.

Dear Ladies and Gentlemen:

We hereby request that the Issuing Bank, in its individual capacity, issue a [standby][trade][CL][RF] Letter of Credit for the account of [specify account party] on       13       (the “Date of Issuance”), which [CL][RL] Letter of Credit shall be denominated in [Dollars] [Euros][Cdn$][£][other Alternative Currency] and shall be in the aggregate amount of       14      .

For the purposes of this Request to Issue, unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested [CL][RF] Letter of Credit will be       15      , and such [CL][RF] Letter of Credit will have a stated expiration date of       16      .

We hereby certify that:

(1)           The representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, both before and after giving effect to the issuance of the [CL][RF] Letter of Credit requested hereby, on the Date of Issuance (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(2)           No Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the [CL][RF] Letter of Credit requested hereby, would such a Default or an Event of Default occur.

[Signature on the following page]

13
Date of Issuance, which shall be (i) at least two Business Days from the date hereof (or such shorter period as is acceptable to the respective Issuing Bank) and (ii) not later than the 5th day prior to the Revolving Loan Maturity Date.

14	Insert initial aggregate face amount.

15	Insert name and address of beneficiary.

16
Insert the last date upon which drafts may be presented which may not be later than the earlier of (x) in the case of standby Letters of Credit, at or prior to the close of business on the earlier of (A) one year after the date of issuance (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) five Business Days prior to the Revolving Facility Maturity Date or (y) in the case of trade Letters of Credit, at or prior to the close of business on the earlier of (A) 1 year after the date of issuance and (B) 30 days prior to the Revolving Facility Maturity Date.

--

CELANESE US HOLDINGS LLC

By: ___________________________

Name:

Title

--

EXHIBIT C

[FORM OF]

SWINGLINE BORROWING REQUEST

Deutsche Bank AG, New York Branch

   as the Administrative Agent

   for the Lenders referred to below

60 Wall Street

New York, New York  10005

Attention:  [_______]

Fax:  (212) ____-______

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April [    ], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Celanese Holdings LLC, a Delaware limited liability company, Celanese US Holdings LLC, a Delaware limited liability company (the “Company”), Celanese Americas Corporation, a Delaware corporation, certain subsidiaries of the Company from time to time party thereto as a borrower, the Lenders party thereto from time to time, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, Merrill Lynch Capital Corporation, as syndication agent and [               ], as documentation agent.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Swingline Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

(A)           Type of Borrowing:  ____________________

(B)           Aggregate Amount of Borrowing17:  ____________________

(C)           Date of Borrowing (which shall be a Business Day):  _________________

(D)           [Interest Period (if a Swingline Euro Borrowing)18: _____________________]

(E)           Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:  ______________________

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied.

Very truly yours,

[BORROWER],

By:

Name:

Title:

17
In the case of a Swingline Dollar Borrowing, not less than $500,000 and an integral multiple of $500,000.  In the case of a Swingline Euro Borrowing, not less than €500,000 and an integral multiple of €500,000.

18	Which must comply with the definition of “Interest Period” and end not later than seven days from borrowing dates.

EXHIBIT D

[Reserved]

EXHIBIT E

[FORM OF]

REAL PROPERTY OFFICERS’ CERTIFICATE

The undersigned, a duly qualified [Authorized Officer] of [          ], a [        ] [     ] (the “Company”), the owner of Mortgaged Property, as shown on attached Exhibit A, hereby certifies in such capacity in connection with that certain credit agreement (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”; defined terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), dated as of April [    ], 2007, among Celanese Holdings LLC, a Delaware limited liability company, Celanese US Holdings LLC, a Delaware limited liability company (the “Company”), certain other subsidiaries of the Company from time to time party thereto as a borrower, the Lenders party thereto from time to time, and Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, that with respect to the Mortgaged Property, as of the date hereof:

(i)
there has been issued and is in effect a valid and proper permanent certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Property, and that no Loan Parties have received written notices of any outstanding citation, violation or similar notice indicating that such Mortgaged Property contains conditions which are not in compliance with local codes, ordinances or regulations relating to building or fire safety or structural soundness or zoning or land use.

(ii)
there is no currently occurring or pending Taking or Destruction of the Mortgaged Property or any improvements located thereon, and to the best knowledge of [      ] [Authorized Officer] no Taking has been threatened. As used herein, the capitalized term “Taking” shall mean any taking of the Mortgaged Property and/or the improvements located thereon or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use thereof, by any Governmental Authority.  As used herein, the capitalized term “Destruction” shall mean any and all damage to, or loss or destruction of, all or any portion of the Mortgaged Property and the improvements located thereon resulting in payments of more than $100,000 therefor.

(iii)
to the best knowledge of [             ], [Authorized Officer], there are no disputes regarding boundary lines, location, encroachment or possession of such  Mortgaged Property and no state of facts existing which could give rise to any such claim.

The undersigned has executed this Real Property Officers’ Certificate and has certified to matters set forth herein, solely in [his/her] own capacity as a qualified officer of the Company and not in [his/her] individual capacity.

[The remainder of this page has been intentionally left blank]

E-

IN WITNESS WHEREOF, the Company has caused this Real Property Officers’ Certificate to be executed by the undersigned as of this date.

[               ]

By:

Name:

Title:

Dated:  _________________, 200_

E-

EXHIBIT A

MORTGAGED PROPERTY

•	[Address], [City], [State]

EXHIBIT F

[SUBORDINATION LANGUAGE]

All obligations of the [Borrower] (the “Payor”)to the [Lender] (the “Payee”) under this Note shall be subordinate and junior to the Senior Obligations (as defined below) to the extent and in the manner hereinafter set forth in clauses (a), (b) and (c) below.  Notwithstanding any other provisions of this Agreement to the contrary, so long as any Senior Obligations remain outstanding and until the Credit Agreement as defined below has been terminated and all Senior Obligations owed thereunder are repaid in full, no payment hereunder or under the Note shall be made if an Event of Default under and as defined in the Credit Agreement then exists, unless consented to by the Administrative Agent under the Credit Agreement dated as of April [  ], 2007 (as amended, modified, changed, restated or refinanced, the “Credit Agreement”) among, inter alia, the Company and the Lenders party thereto.

As used herein, “Senior Obligations” mean the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Obligations of the Company, whether outstanding on the Effective Date or thereafter created, incurred or assumed.  Without limiting the generality of the foregoing, “Senior Obligations” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations)

(i)           all monetary obligations of every nature of the Company under, or with respect to, the Obligations, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(ii)           all Obligations under Swap Agreements (as defined in the Credit Agreement) (and guarantees thereof);

in each case whether outstanding on the Effective Date or thereafter created, incurred or assumed.

Subordination Provisions

(a)           In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Obligations shall be paid in full in cash in respect of all amounts constituting Senior Obligations before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Obligations are paid in full in cash in respect of all amounts constituting Senior Obligations, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Obligations then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Obligations;

                (b)if any default occurs and is continuing with respect to any Senior Obligations (including any Default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

                (c)if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Obligations shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Obligations (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Obligations in full in cash.

EXHIBIT G-1

[FORM OF]

REVOLVING BORROWER AGREEMENT

Deutsche Bank AG, New York Branch

   as the Administrative Agent

   for the Lenders referred to below

60 Wall Street

New York, New York  10005

Attention:  [_______]

Fax:  (212) ____-______

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April [    ], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Celanese Holdings LLC, a Delaware limited liability company, Celanese US Holdings LLC, a Delaware limited liability company (the “Company”), Celanese Americas Corporation, a Delaware corporation, certain other subsidiaries of the Company from time to time party thereto as a borrower, the Lenders party thereto from time to time, Deutsche Bank AG, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders, Merrill Lynch Capital Corporation, as syndication agent and [                ], as documentation agent.  Terms defined in the Credit Agreement are used herein with the same meanings.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions set forth therein, to make Loans to the Company and each Issuing Bank has agreed to issue RF Letters of Credit for the account of the Company and the other Revolving Borrowers.  The Company and [                        ] desire that the Subsidiary Revolving Borrower become a Revolving Borrower to make Borrowings under the Revolving Facility and to have RF Letters of Credit issued for its account under the Revolving Facility.  Each of the Company and the Subsidiary Revolving Borrower represent and warrant that (a) the representations and warranties set forth in Article III of the Credit Agreement to the extent related to the Subsidiary Revolving Borrower and this Revolving Borrower Agreement (this “Agreement”) are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date and (b) the Subsidiary Revolving Borrower is a Wholly Owned Subsidiary and the applicable provisions of Section 5.10 of the Credit Agreement has been complied with in respect of the Subsidiary Revolving Borrower.  Upon execution of this Agreement by each of the parties hereto, the Subsidiary Revolving Borrower shall become a party to the Credit Agreement and a “Revolving Borrower” and a “Borrower” thereunder for the purposes specified in the second sentence of this paragraph and for purposes of each other Loan Document, and the Subsidiary Revolving Borrower hereby agrees to be bound by all provisions of the Credit Agreement.

Each Subsidiary Revolving Borrower that is a Foreign Subsidiary hereto irrevocably and unconditionally appoints the Celanese US Holdings LLC with an office on the date hereof at 1601 West LBJ Freeway, Dallas, Texas 75234 and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of each such Subsidiary Revolving Borrower and its property all writs, claims, process, and summonses in any action or proceeding brought against it in the United States.  Such service may be made by mailing or delivering a copy of such process to the respective Subsidiary Revolving Borrower in care of the Process Agent at the address specified above for the Process Agent, and such Subsidiary Revolving Borrower irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Failure by the Process Agent to give notice to the respective Subsidiary Revolving Borrower, or failure of the respective Subsidiary Revolving Borrower, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Subsidiary Revolving Borrower, or of any judgment based thereon.  Each Subsidiary Revolving Borrower that is a Foreign Subsidiary hereto covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such.  Each Subsidiary Revolving Borrower that is a Foreign Subsidiary hereto further covenants and agrees to maintain at all times an agent with offices in the United States to act as its Process Agent.  Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of [                       ], 20[  ].

CELANESE US HOLDINGS LLC

By:

Name:

Title:

[SUBSIDIARY REVOLVING BORROWER]

By:

Name:

Title:

E-

EXHIBIT G-2

[FORM OF]
REVOLVING BORROWER TERMINATION

Deutsche Bank AG, New York Branch

   as the Administrative Agent

   for the Lenders referred to below

60 Wall Street

New York, New York  10005

Attention:  [_______]

Fax:  (212) ____-______

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April [    ], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Celanese Holdings LLC, a Delaware limited liability company, Celanese US Holdings LLC, a Delaware limited liability company (the “Company”), Celanese Americas Corporation, a Delaware corporation, certain other subsidiaries of the Company from time to time party thereto as a borrower under the Revolving Facility provided for therein (the “Subsidiary Revolving Borrowers” and together with the Company the “Borrowers”), the Lenders party thereto from time to time, and Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to Section 2.20 of the Credit Agreement, the Company hereby terminates the status of [          ] (the “Terminated Subsidiary Revolving Borrower”) as a Subsidiary Revolving Borrower under the Credit Agreement.  The Company represents and warrants that (a) no Loans made to, or RF Letters of Credit issued for the account of, the Terminated Subsidiary Revolving Borrower are outstanding as of the date hereof, and (b) all amounts payable by the Terminated Subsidiary Revolving Borrower in respect of interest and/or fees (and, to the extent notified by the Administrative Agent, the Collateral Agent or any Lender, any other amounts payable under the Credit Agreement or any other Loan Document) pursuant to the Credit Agreement or any other Loan Document have been paid in full on or prior to the date hereof.

Very truly yours,

CELANESE US HOLDINGS LLC

By:

Name:

Title:

E-

EXHIBIT H

MANDATORY COSTS FORMULAE

I.	Definitions

In this Exhibit H:

“Act” means the Bank of England Act of 1998.

The term “special deposits” has the meanings ascribed to it from time to time under or pursuant to the Act or (as may be appropriate) by the Bank of England.

“Fees Rules” means the rules on periodic fees in the Supervision Manual of the FSA or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

“FSA” means the Financial Services Authority.

“Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union.

“Reference Banks” means, in relation to LIBOR and Mandatory Cost the principal London offices of [     ], [    ] and [   ] [and, in relation to EURIBOR, the principal office in [   ] of [   ], [    ] and [    ]] or such other banks as may be appointed by the Administrative Agent in consultation with the Borrowers.

“Tariff Base” has the meaning ascribed to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.  Capitalized terms used but not defined in this Exhibit H shall have the meanings ascribed to them in the Credit Agreement dated as of April [  ], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Celanese Holdings LLC, a Delaware limited liability company, Celanese US Holdings LLC, a Delaware limited liability company (the “Company”), Celanese Americas Corporation, a Delaware Corporation, certain other subsidiaries of the Company from time to time party thereto as a borrower, the Lenders party thereto from time to time, Deutsche Bank AG, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent  for the Lenders, Merrill Lynch Capital Corporation, as syndication agent and [                    ] as documentation agent.

II.	Calculation of the Mandatory Costs Rate

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the FSA (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

III.
The Additional Cost Rate for any Lender lending from an office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that office.

IV.	The Additional Cost Rate for any Lender lending from an office in the United Kingdom will be calculated by the Administrative Agent as follows:

in relation to a Loan in Euros:

[Missing Graphic Reference] per cent per annum.

Where:

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

V.
If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the FSA, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the FSA pursuant to the Fees Rules in respect of the relevant financial year of the FSA (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

VI.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)           the jurisdiction of its office; and

(b)           any other information that the Administrative Agent may reasonably require for such purpose.

VII.	Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

VIII.
The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 5 and 6 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with an office in the same jurisdiction as its relevant office.

The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 5 and 6 above is true and correct in all respects.

The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 5 and 6 above.

Any determination by the Administrative Agent pursuant to this Exhibit H in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement (the “Parties”).

The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Exhibit H in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the FSA or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

EXHIBIT I

[FORM OF]

SOLVENCY CERTIFICATE

I, the undersigned, the [                       ] of Celanese Holdings LLC (“Holdings”), DO HEREBY CERTIFY on behalf of Holdings that:

1.           This Certificate is furnished pursuant to Section 4.02(j) of the Credit Agreement (as in effect on the date of this Certificate), dated as of April [   ], 2007 (the “Credit Agreement”), among Celanese Holdings LLC, a Delaware limited liability company, Celanese US Holdings LLC, a Delaware limited liability company (the “Company”), Celanese Americas Corporation, a Delaware corporation, certain other subsidiaries of the Company from time to time party thereto as a borrower, the Lenders party thereto from time to time, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, Merrill Lynch Capital Corporation, as syndication agent and [                ], as documentation agent.  Terms defined in the Credit Agreement are used herein with the same meanings.

2.           Immediately after giving effect to the Transaction (a) the fair value of the assets of Holdings and its Subsidiaries on a consolidated basis at a fair valuation will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its Subsidiaries on a consolidated basis, respectively; (b) the present fair saleable value of the property of Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Holdings and its Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

3.           Holdings does not intend to, and does not believe that it or any of its Material Subsidiaries will incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand this [___] day of April, 2007.

CELANESE HOLDINGS LLC

By:

Name:

Title:

E-

EXHIBIT J

[FORM OF] GUARANTEE AND COLLATERAL AGREEMENT

dated and effective as of

[                           ], 2007

among

CELANESE HOLDINGS LLC,

CELANESE US HOLDINGS LLC,

CELANESE AMERICAS CORPORATION,

THE OTHER GUARANTOR SUBSIDIARIES

and

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Collateral Agent

TABLE OF CONTENTS

Page

ARTICLE I.

Definitions

SECTION 1.01.	Credit Agreement
SECTION 1.02.	Other Defined Terms

ARTICLE II.

Guarantee

SECTION 2.01.	Guarantee
SECTION 2.02.	Guarantee of Payment
SECTION 2.03.	No Limitations, etc.
SECTION 2.04.	Reinstatement
SECTION 2.05.	Agreement to Pay; Subrogation
SECTION 2.06.	Information
SECTION 2.07.	Maximum Liability

ARTICLE III.

Pledge of Securities

SECTION 3.01.	Pledge
SECTION 3.02.	Delivery of the Pledged Collateral
SECTION 3.03.	Representations, Warranties and Covenants
SECTION 3.04.	[Reserved]
SECTION 3.05.	Registration in Nominee Name; Denominations
SECTION 3.06.	Voting Rights; Dividends and Interest, etc.

ARTICLE IV.

Security Interests in Personal Property

SECTION 4.01.	Security Interest
SECTION 4.02.	Representations and Warranties
SECTION 4.03.	Covenants
SECTION 4.04.	Other Actions
SECTION 4.05.	Covenants Regarding Patent, Trademark and Copyright Collateral

ARTICLE V.

Remedies

SECTION 5.01.	Remedies Upon Default
SECTION 5.02.	Application of Proceeds
SECTION 5.03.	Grant of License to Use Intellectual Property
SECTION 5.04.	Securities Act, etc.
SECTION 5.05.	Registration, etc.

ARTICLE VI.

Indemnity, Subrogation and Subordination

SECTION 6.01.	Indemnity and Subrogation
SECTION 6.02.	Contribution and Subrogation
SECTION 6.03.	Subordination

ARTICLE VII.

Miscellaneous

SECTION 7.01.	Notices
SECTION 7.02.	Security Interest Absolute
SECTION 7.03.	[Reserved]
SECTION 7.04.	Binding Effect; Several Agreement
SECTION 7.05.	Successors and Assigns
SECTION 7.06.	Collateral Agent’s Fees and Expenses; Indemnification
SECTION 7.07.	Collateral Agent Appointed Attorney-in-Fact
SECTION 7.08.	GOVERNING LAW
SECTION 7.09.	Waivers; Amendment
SECTION 7.10.	WAIVER OF JURY TRIAL
SECTION 7.11.	Severability
SECTION 7.12.	Counterparts
SECTION 7.13.	Headings
SECTION 7.14.	Jurisdiction; Consent to Service of Process
SECTION 7.15.	Termination or Release
SECTION 7.16.	Additional Parties
SECTION 7.17.	Right of Set-off

Schedules

Schedule I                           Subsidiary Parties
Schedule II                           Capital Stock; Debt Securities
Schedule III                           Intellectual Property

Exhibits

Exhibit I                           Form of Supplement
Exhibit II                           Form of Perfection Certificate

--

GUARANTEE AND COLLATERAL AGREEMENT dated and effective as of [                         ], 2007 (this “Agreement”), among CELANESE HOLDINGS LLC (the “Holdings”), CELANESE US HOLDINGS LLC (the “Company”), CELANESE AMERICAS CORPORATION (“CAC”), each GUARANTOR SUBSIDIARY party hereto and DEUTSCHE BANK AG, NEW YORK BRANCH, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

Reference is made to the Credit Agreement dated as of April [  ], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Company, CAC, certain other subsidiaries of the Company from time to time party thereto as a borrower, the LENDERS party thereto from time to time, DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as administrative agent (in such capacity, the “Administrative Agent”), and as Collateral Agent, MERRILL LYNCH CAPITAL CORPORATION (“MLCC”), as syndication agent (in such capacity, the “Syndication Agent”), BANK OF AMERICA, N.A., as documentation agent (in such capacity, the “Documentation Agent”), and DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, as Deposit Bank (in such capacity, the “Deposit Bank”).

The obligations of the Lenders to extend and to maintain credit pursuant to the Credit Agreement are conditioned upon, among other things, the execution and delivery of this Agreement.  Holdings, the Company, CAC and the Guarantor Subsidiaries will derive substantial benefits from such extensions of credit and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01. Credit Agreement

.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement.  All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein.

(b) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms

.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Guarantor under, with respect to or on account of an Account.

“Article 9 Collateral” has the meaning assigned such term in Section 4.01.

“Claiming Guarantor” has the meaning assigned such term in Section 6.02.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Contributing Guarantor” has the meaning assigned such term in Section 6.02.

“Control Agreement” means a securities account control agreement or commodity account control agreement, as applicable, in form and substance reasonably satisfactory to the Collateral Agent.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Guarantor or that any Guarantor otherwise has the right to license, or granting any right to any Guarantor under any Copyright now or hereafter owned by any third party, and all rights of any Guarantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Guarantor:  (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Equity Interests” has the meaning provided in the Credit Agreement but excluding any interest otherwise included in such definition that is not a “security” or “financial asset” under Article VIII of the New York UCC.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Guarantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Guarantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Guarantor to secure payment by an Account Debtor of any of the Accounts.

“Guaranteed Obligations” means, as to each Guarantor, all of the Obligations not owed directly by it.

“Guaranteed Party” means, with respect to all Guaranteed Obligations, the Collateral Agent, the Administrative Agent and/or the Lenders to which such Guaranteed Obligations are owed.

“Guarantor” means, so long as such Person is a party hereto, each of Holdings, CAC and each Subsidiary Party.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Guarantor, including inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know how or show how and all related documentation.

“Investment Property” has the meaning assigned such term in the New York UCC.

“Lenders” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Loan Document Obligations” means (a) the due and punctual payment by each Borrower of (i) the unpaid principal of and interest on the Loans made to such Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment (if any) required to be made by each Borrower under the Credit Agreement in respect of any Letter of Credit issued for its account, when and as due, including payments in respect of reimbursement of disbursements and interest thereon and (iii) all other monetary obligations of each Borrower under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, including in the case of clauses (i), (ii) and (iii), interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding and (b) the due and punctual performance of all other obligations of each Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents  (other than this Agreement), including to provide cash collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Noticed Event of Default” means any Event of Default as to which the Administrative Agent has given Holdings written notice that (i) such Event of Default constitutes a Noticed Event of Default and (ii) to the extent such notice may be given without violation of applicable law, the Collateral Agent intends, as a result of such Event of Default (alone or among others), to exercise its rights hereunder, provided that an Event of Default under Section 7.01(h) or (i) of the Credit Agreement shall in any event constitute a Noticed Event of Default.

“Obligations” means (a) the Loan Document Obligations, (b) the due and punctual payment and performance of all the obligations of each Guarantor under and pursuant to this Agreement, (c) the due and punctual payment and performance of all obligations of each Guarantor under each Swap Agreement that (i) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into, and (d) the due and punctual payment and performance of all obligations of each Guarantor in respect of overdrafts and related liabilities owed to a Lender or any of its Affiliates and arising from cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements).

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any Guarantor or that any Guarantor otherwise has the right to license or granting to any Guarantor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party.

“Patents” means all of the following now owned or hereafter acquired by any Guarantor:  (a) all letters patent of the United States or the equivalent thereof in any other country, and all applications for letters patent of the United States or the equivalent thereof in any other country, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of Holdings, the Company, CAC and each Guarantor Subsidiary (determined as of the Effective Date).

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Secured Parties” means with respect to all Obligations, as appropriate, (i) the Lenders, (ii) the Administrative Agent and the Collateral Agent, (iii) each Issuing Bank, (iv) each counterparty to any Swap Agreement entered into with a Guarantor the obligations under which constitute Obligations, (v) each Lender or Affiliate owed obligations which constitute Obligations under clause (d) of the definition thereof, (vi) the beneficiaries of each indemnification obligation undertaken by any Guarantor under any Loan Document and (vii) the successors and permitted assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Specified Borrower” has the meaning assigned to such term in Section 6.01.

“Subsidiary Party” means, so long as a party hereto, each Guarantor Subsidiary in existence on the Effective Date and each other subsidiary required to become party hereto pursuant to Section 7.16.

“Subsidiary Revolving Borrowers” has the meaning assigned such term in the preliminary statement of this Agreement.

“Supplement” shall mean an instrument in the form of Exhibit I hereto.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Guarantor or that any Guarantor otherwise has the right to license, or granting to any Guarantor any right to use any Trademark now or hereafter owned by any third party.

“Trademarks” means all of the following now owned or hereafter acquired by any Guarantor:  (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, including those listed on Schedule III and (b) all goodwill associated therewith or symbolized thereby.

ARTICLE II.

Guarantee

SECTION 2.01. Guarantee

.  Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of its Guaranteed Obligations.  Each Guarantor further agrees that its Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any of its Guaranteed Obligations.  Each Guarantor waives presentment to, demand of payment from and protest to any Person of any of its Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment

.  Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of its Guaranteed Obligations or to any balance of any Deposit Account or credit on the books of the Collateral Agent or any other Secured Party in favor of any Person.

SECTION 2.03. No Limitations, etc.

(a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 7.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of its Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(i) the failure of the Administrative Agent, the Collateral Agent or any other Person to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(iv) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations),

(v) any illegality, lack of validity or enforceability of any Obligation,

(vi) any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party or its assets or any resulting release or discharge of any Obligation,

(vii) the existence of any claim, set-off or other rights that the Guarantor may have at any time against any Loan Party, the Collateral Agent, or any other corporation or Person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim,

(viii) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any of its Guaranteed Obligations or the Collateral Agent’s rights with respect thereto, including, without limitation:

(A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a foreign currency for Dollars or such other currency in which its Guaranteed Obligations are due, or the remittance of funds outside of such jurisdiction or the unavailability of Dollars or any such other currency in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or

(B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or

(C) any expropriation, confiscation, nationalization or requisition by such country or any governmental authority that directly or indirectly deprives any Borrower of any assets or their use, or of the ability to operate its business or a material part thereof; or

(D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Agreement), and

(ix) any other circumstance (including without limitation, any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, any Loan Party or the Guarantor or any other guarantor or surety.

Each Guarantor expressly authorizes the respective Guaranteed Parties to take and hold security for the payment and performance of its Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of its Guaranteed Obligations, all without affecting the obligations of such Guarantor hereunder.

Without limiting the generality of the foregoing, with respect to any of its Guaranteed Obligations that, in accordance with the express terms of any agreement pursuant to which such Guaranteed Obligations were created, were denominated in Dollars or any currency other than the currency of the jurisdiction where a Borrower is principally located, each Guarantor guarantees that it shall pay the Collateral Agent strictly in accordance with the express terms of such agreement, including in the amounts and in the currency expressly agreed to thereunder, irrespective of and without giving effect to any laws of the jurisdiction where a Borrower is principally located in effect from time to time, or any order, decree or regulation in the jurisdiction where a Borrower is principally located.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of its Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all its Guaranteed Obligations.  The Collateral Agent and the other Guaranteed Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to them against any Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent its Guaranteed Obligations have been fully and indefeasibly paid in full in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement

.  Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of its Guaranteed Obligations is rescinded or must otherwise be restored by the Administrative Agent or any other Guaranteed Party upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement to Pay; Subrogation

.  In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Guaranteed Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Guaranteed Parties in cash the amount of such unpaid Guaranteed Obligation.  Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against such Borrower, or other Loan Party or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information

.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of each Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of its Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Guaranteed Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Maximum Liability

.  Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 6.02).

ARTICLE III.

Pledge of Securities

SECTION 3.01. Pledge

.  As security for the payment or performance, as the case may be, in full of its Obligations, each Guarantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Guarantor’s right, title and interest in, to and under (a) the Equity Interests directly owned by it on the Effective Date (which shall be listed on Schedule II) and any other Equity Interests obtained in the future by such Guarantor and any certificates representing all such Equity Interests (all such Equity Interests and certificates referred to collectively as the “Pledged Stock”); provided that the Pledged Stock shall not include (i) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary, (ii) to the extent applicable law requires that a Subsidiary of such Guarantor issue directors’ qualifying shares, such shares or nominee or other similar shares, (iii) any Equity Interests with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.10 of the Credit Agreement need not be satisfied by reason of Section 5.10(g) of the Credit Agreement, (iv) any Equity Interests of a Subsidiary to the extent that, as of the Effective Date, and for so long as, such a pledge of such Equity Interests would violate a contractual obligation binding on such Equity Interests, (v) any Equity Interests of a Subsidiary of a Guarantor acquired after the Effective Date if, and to the extent that, and for so long as, (A) a pledge of such Equity Interests would violate applicable law or any contractual obligation binding upon such Subsidiary and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding upon such Subsidiary in contemplation of or in connection with the acquisition of such Subsidiary (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary); provided that such each Guarantor shall use its commercially reasonable efforts to avoid any such restrictions classified in this clause (v) or (vi) any Equity Interests of a Person that is not directly or indirectly a Subsidiary; (b)(i) the debt securities listed opposite the name of such Guarantor on Schedule II, (ii) to the extent required by Section 3.02(b), any debt securities in the future issued to, or acquired by, such Guarantor and (iii) the promissory notes and any other instruments, if any, evidencing debt owed to any Guarantor (the “Pledged Debt Securities”); (c) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 3.06, all rights and privileges of such Guarantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02. Delivery of the Pledged Collateral

.

(a) Each Guarantor hereby represents that all Pledged Securities owned by such Guarantor on the Effective Date have been delivered to the Collateral Agent.  Each Guarantor agrees promptly, upon its first becoming a Guarantor hereunder or thereafter to the extent first acquiring same, to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 3.02.

(b) Each Guarantor will cause any Indebtedness for borrowed money having an aggregate principal amount that has a Dollar Equivalent in excess of $10,000,000 (other than intercompany current liabilities incurred in the ordinary course of business) owed to such Guarantor by any person to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.  To the extent any such promissory note is a demand note, each Guarantor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon an Event of Default specified under Section 7.01(b), (c), (f), (h) or (i) of the Credit Agreement.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 3.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property composing part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Guarantor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities) as the Collateral Agent may reasonably request.  Each delivery (or subsequent confirmation by a successor of the prior delivery) of Pledged Securities hereunder shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part of Schedule II; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants

.  The Guarantors, jointly and severally, represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests, debt securities and promissory notes or instruments evidencing Indebtedness required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement;

(b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Holdings or an Affiliate of any such subsidiary, to the best of each Guarantor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Holdings or an Affiliate of any such subsidiary, to the best of each Guarantor’s knowledge) are legal, valid and binding obligations of the issuers thereof subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing;

(c) except for the security interests granted hereunder, each Guarantor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Guarantor, (ii) holds the same free and clear of all Liens, other than Liens permitted under Section 6.02 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Credit Agreement and other than Liens permitted under Section 6.02 of the Credit Agreement and (iv) subject to the rights of such Guarantor under the Loan Documents to dispose of Pledged Collateral, will defend its title or interest hereto or therein against any and all Liens (other than Liens permitted under Section 6.02 of the Credit Agreement), however arising, of all persons;

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might, in any material respect, prohibit, impair, delay or adversely affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each Guarantor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Guarantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement, the Collateral Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations;

(h) each Guarantor does not own on the Effective Date, any security constituting an equity interest in any Person to the extent such security constitutes an uncertificated security and will not acquire any such uncertificated security thereafter except to the extent it has complied with the provisions of the third sentence of Section 4.04(c), to the extent applicable thereto; and

(i) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

SECTION 3.04. [Reserved]

.

SECTION 3.05. Registration in Nominee Name; Denominations

.  The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Guarantor, endorsed or assigned in blank or in favor of the Collateral Agent or, if a Noticed Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent).  Each Guarantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Guarantor.

SECTION 3.06. Voting Rights; Dividends and Interest, etc.

(a) Unless and until a Noticed Event of Default shall have occurred and be continuing:

(i) Each Guarantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities, the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall promptly execute and deliver to each Guarantor, or cause to be executed and delivered to such Guarantor, all such proxies, powers of attorney and other instruments as such Guarantor may reasonably request for the purpose of enabling such Guarantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Guarantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that (x) such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws and (y) such payment on distribution is not payable directly to the Collateral Agent pursuant to the terms of the applicable Pledged Securities; provided that any noncash dividends, interest, principal or other distributions that constitute Pledged Securities (whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise) shall be and become part of the Pledged Collateral, and, if received by any Guarantor, shall not be commingled by such Guarantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (accompanied by stock powers duly executed in blank or other appropriate instruments of transfer satisfactory to the Collateral Agent).

(b) Upon the occurrence and during the continuance of a Noticed Event of Default, all rights of any Guarantor to dividends, interest, principal or other distributions that such Guarantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Collateral Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Guarantor contrary to the provisions of this Section 3.06 shall not be commingled by such Guarantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (accompanied by stock powers duly executed in blank or other appropriate instruments of transfer reasonably satisfactory to the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02.  After all Events of Default have been cured or waived and the Term Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Guarantor (without interest) all dividends, interest, principal or other distributions that such Guarantor would otherwise have been permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of a Noticed Event of Default, all rights of any Guarantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Guarantors to exercise such rights.  After all Noticed Events of Default have been cured or waived and the Term Borrower has delivered to the Collateral Agent a certificate to that effect, each Guarantor shall have the right to exercise the voting and/or consensual rights and powers that such Guarantor would otherwise have been entitled to exercise pursuant to the terms of paragraph (a)(i) above.

ARTICLE IV.

Security Interests in Personal Property

SECTION 4.01. Security Interest

.

(a) As security for the payment or performance, as the case may be, in full of the Obligations, each Guarantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Guarantor or in which such Guarantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Goods;

(viii) all Instruments;

(ix) all Inventory;

(x) all Investment Property;

(xi) all Letter-of-Credit Rights;

(xii) all Commercial Tort Claims listed on Schedule 4.01 hereto;

(xiii) all books and records pertaining to the Article 9 Collateral; and

(xiv) to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (a) any vehicle covered by a certificate of title or ownership, (b) any assets (including Equity Interests) with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.10 of the Credit Agreement need not be satisfied by reason of Section 5.10(g) of the Credit Agreement, (c) any assets to the extent that, as of the Effective Date, and for so long as, such grant of a security interest would violate a contractual obligation or applicable law binding on such asset, (d) any property of any Person acquired by a Guarantor after the Effective Date pursuant to Section 6.04(l) of the Credit Agreement, if, and to the extent that, and for so long as, (A) such grant of a security interest would violate applicable law or any contractual obligation binding upon such property and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding upon such property in contemplation of or in connection with the acquisition of such Subsidiary (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary) provided that each Guarantor shall use its commercially reasonable efforts to avoid any such restriction described in this clause (d), or (e) any Letter of Credit Rights to the extent any Guarantor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose.

(b) Each Guarantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Guarantor is an organization, the type of organization and any organizational identification number issued to such Guarantor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets” or “all property” or words of similar effect.  Each Guarantor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Guarantor, without the signature of any Guarantor, and naming any Guarantor or the Guarantors as debtors and the Collateral Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Guarantor with respect to or arising out of the Article 9 Collateral.

SECTION 4.02. Representations and Warranties

.  The Guarantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a) Each Guarantor has good and valid rights in and title to all material Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Guarantor, is correct and complete, in all material respects, as of the Effective Date.  Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate (or specified by notice from the Company to the Collateral Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.10 of the Credit Agreement), and constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States issued Patents and applications, United States registered Trademarks and applications and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments.  Each Guarantor represents and warrants that a fully executed agreement in the form hereof (or a short form hereof which form shall be reasonably acceptable to the Collateral Agent) containing a description of all Article 9 Collateral consisting of United States issued Patents (and Patents for which United States applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) has been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Collateral Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of the foregoing in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the New York UCC or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement or arising by operation of law.

(d) The Article 9 Collateral is owned by the Guarantors free and clear of any Lien, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement or arising by operation of law.  None of the Guarantors has filed or consented to the filing of (i) any financing statement or analogous document under the New York UCC or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Guarantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Guarantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(e) None of the Guarantors holds any Commercial Tort Claim individually in excess of $1,000,000 as of the Effective Date except as indicated on the Perfection Certificate.

(f) All Accounts have been originated by the Guarantors and all Inventory has been acquired by the Guarantors in the ordinary course of business.

SECTION 4.03. Covenants

.

(a) Each Guarantor agrees promptly (and in any event within 30 days of such change) to notify the Collateral Agent in writing of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization.  Each Guarantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence.  Each Guarantor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made, or are reasonably concurrently made, under the applicable Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral, for the benefit of the Secured Parties.  Each Guarantor agrees promptly to notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Guarantor is damaged or destroyed.

(b) Subject to the rights of such Guarantor under the Loan Documents to dispose of Collateral, each Guarantor shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Collateral Agent, for the benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(c) Each Guarantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.  If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $10,000,000 is or shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, accompanied by executed instruments of transfer reasonably satisfactory to the Collateral Agent.

(d) After the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person (following notice to the Term Borrower of its intention to do so),  by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification.  The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(e) At its option at any time which an Event of Default exists, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Guarantor fails to do so as required by the Credit Agreement or this Agreement, and each Guarantor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.03(e) shall be interpreted as excusing any Guarantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Guarantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) Each Guarantor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Guarantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Guarantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as expressly permitted by the Credit Agreement.  None of the Guarantors shall make or permit to be made any transfer of the Article 9 Collateral and each Guarantor shall remain at all times in possession of the Article 9 Collateral owned by it, except as permitted by the Credit Agreement.

(h) None of the Guarantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its past practices (it being agreed that nothing in this clause (h) shall prohibit sales of receivables permitted by Section 6.05(g) of the Credit Agreement).

(i) Each Guarantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Guarantor’s true and lawful agent (and attorney in fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Guarantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Guarantor at any time or times while an Event of Default exists fails to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Guarantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable.  All sums disbursed by the Collateral Agent in connection with this Section 4.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Guarantors to the Collateral Agent and shall be additional Obligations secured hereby.

SECTION 4.04. Other Actions

.  In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the benefit of the Secured Parties, the Collateral Agent’s security interest in the Article 9 Collateral, each Guarantor agrees, in each case at such Guarantor’s own expense, to take the following actions with, respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper.  If any Guarantor shall at any time hold or acquire any Instruments or Tangible Chattel Paper evidencing an amount in excess of $10,000,000, such Guarantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Cash Accounts.  No Guarantor shall grant Control of any Deposit Account to any Person other than the Collateral Agent.

(c) Investment Property.  Except to the extent otherwise provided in Article III, if any Guarantor shall at any time hold or acquire any Certificated Security, such Guarantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify.  If any security now or hereafter acquired by any Guarantor is uncertificated and is issued to such Guarantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s reasonable request while an Event of Default exists, such Guarantor shall promptly notify the Collateral Agent of such uncertificated securities and pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such security, without further consent of any Guarantor or such nominee, or (ii) cause the issuer to register the Collateral Agent as the registered owner of such security.  If any security or other Investment Property, whether certificated or uncertificated, representing an Equity Interest in a third party and having a fair market value in excess of $10,000,000 now or hereafter acquired by any Guarantor is held by such Guarantor or its nominee through a securities intermediary or commodity intermediary, such Guarantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to a Control Agreement in form and substance reasonably satisfactory to the Collateral Agent, either (A) cause such securities intermediary or commodity intermediary, as applicable, to agree, in the case of a securities intermediary, to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such securities or other Investment Property or, in the case of a commodity intermediary, to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, in each case without further consent of any Guarantor or such nominee, or (B) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such Investment Property, for the benefit of the Secured Parties, with such Guarantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property.  The Collateral Agent agrees with each of the Guarantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Guarantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such withdrawal or dealing rights, would occur.  The provisions of this paragraph (c) shall not apply to any Financial Assets credited to a securities account for which the Collateral Agent is the securities intermediary.

(d) Commercial Tort Claims.  If any Guarantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $10,000,000, such Guarantor shall promptly notify the Collateral Agent thereof in a writing signed by such Guarantor, including a summary description of such claim, and grant to the Collateral Agent in writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral

.

(a) Each Guarantor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from knowingly doing any act or knowingly omitting to do any act) whereby any Patent that is material to the normal conduct of such Guarantor’s business may become prematurely invalidated or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b) Each Guarantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each owned Trademark necessary to the normal conduct of such Guarantor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non use, (ii) maintain the quality of products and services offered under such Trademark on all material respects, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third party rights.

(c) Each Guarantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of such Guarantor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

(d) Each Guarantor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Guarantor’s business may imminently become abandoned, lost or dedicated to the public, or of any materially adverse determination or development, (excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country), regarding such Guarantor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e) Each Guarantor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on a semi-annual basis of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding six-month period, and (ii) upon the reasonable request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright.

(f) Each Guarantor shall exercise its reasonable business judgment in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and pursuing each material application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Guarantor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright, in each case that is material to the normal conduct of such Guarantor’s business, including, when applicable and necessary in such Guarantor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Guarantor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

ARTICLE V.

Remedies

SECTION 5.01. Remedies Upon Default

.  Upon the occurrence and during the continuance of a Noticed Event of Default, each Guarantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times:  (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Guarantors to the Collateral Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then existing licensing arrangements to the extent that waivers thereunder cannot be obtained) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law.  Without limiting the generality of the foregoing, each Guarantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof.  Upon consummation of any such sale of Collateral pursuant to this Section 5.01 the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Guarantor, and each Guarantor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Guarantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Guarantors 10 Business Days’ written notice (which each Guarantor agrees is reasonable notice within the meaning of Section 9 612 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Guarantor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 5.02 hereof without further accountability to any Guarantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Guarantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver.  Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds

.  The Collateral Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent and the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and the Collateral Agent hereunder or under any other Loan Document on behalf of any Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the ratable payment of the Obligations, and

THIRD, once all Obligations have been paid in full, to the Guarantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License to Use Intellectual Property

.  Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Guarantor hereby grants to (in the Collateral Agent’s sole discretion) a designee of the Collateral Agent or the Collateral Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Guarantor) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Guarantor, wherever the same may be located, and including, without limitation, in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, while an Event of Default exists; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Guarantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act, etc.

  In view of the position of the Guarantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Guarantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  Each Guarantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Guarantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 5.05. Registration, etc.

  Each Guarantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Collateral Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, use its commercially reasonable efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Pledged Collateral.  Each Guarantor further agrees to indemnify, defend and hold harmless the Administrative Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses of legal counsel to the Collateral Agent of, and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Guarantor or the issuer of such Pledged Collateral by the Collateral Agent or any other Secured Party expressly for use therein.  Each Guarantor further agrees, upon such written request referred to above, to use its commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be reasonably requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations.  Each Guarantor will bear all costs and expenses of carrying out its obligations under this Section 5.05.  Each Guarantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 only and that such failure would not be adequately compensable in damages and, therefore, agrees that its agreements contained in this Section 5.05 may be specifically enforced.

ARTICLE VI.

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation

.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), each Guarantor that is a Borrower (a “Specified Borrower”) agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement in respect of any Obligation of such Specified Borrower that has been incurred by it as a Borrower, such Specified Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an Obligation of a Specified Borrower that has been incurred by it as a Borrower, such Specified Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation

.  Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower of such Obligation as provided in Section 6.01 or otherwise, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.16, the date of the supplement hereto executed and delivered by such Guarantor).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination

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(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation of the Guarantor under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.  No failure on the part of any Borrower or any Guarantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor or any Subsidiary shall be subordinated to the indefeasible payment in full in cash of the Obligations in the manner set forth in Exhibit F to the Credit Agreement.

ARTICLE VII.

Miscellaneous

SECTION 7.01. Notices

.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Company, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02. Security Interest Absolute

.  All rights of the Collateral Agent hereunder, the Security Interest, the security interest in the Pledged Collateral and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Obligations or this Agreement.

SECTION 7.03. [Reserved]

.

SECTION 7.04. Binding Effect; Several Agreement

.  This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

SECTION 7.05. Successors and Assigns

.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

SECTION 7.06. Collateral Agent’s Fees and Expenses; Indemnification

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(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 9.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution, delivery or performance of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and other transactions contemplated hereby, (ii) the use of proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result primarily from the gross negligence or willful misconduct of such Indemnitee (treating for the purposes of this Section 7.06(b) only any Secured Party and its Related Parties as a single Indemnitee).

(c) Any such amounts payable as provided hereunder shall be additional Obligations hereunder.  The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.  All amounts due under this Section 7.06 shall be payable on written demand therefor (accompanied by a reasonably detailed computation of the amounts to be paid).

SECTION 7.07. Collateral Agent Appointed Attorney-in-Fact

.  Each Guarantor hereby appoints the Collateral Agent the attorney-in-fact of such Guarantor for the purpose, during the continuance of an Event of Default, of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of a Noticed Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Guarantor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Guarantor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Guarantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Guarantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7.08. GOVERNING LAW

.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.09. Waivers; Amendment

.

(a) No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Administrative Agent, the Collateral Agent, any Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.  No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply (or, at its election and after the Effective Date, by Holdings on behalf of all such Loan Parties), subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

SECTION 7.10. WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11. Severability

.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.12. Counterparts

.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 7.04.  Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 7.13. Headings

.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.14. Jurisdiction; Consent to Service of Process

.

(a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor, or its properties, in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Guarantor not a party to the Credit Agreement hereby appoints [                                  ] as its agent for service of process, such appointment to be on the same basis as set forth in Section 9.15(c) of the Credit Agreement.

SECTION 7.15. Termination or Release

.

(a) This Agreement, the guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate on the first date when all the Obligations have been indefeasibly paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement, the Revolving L/C Exposure and CL Exposure each has been reduced to zero and each Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Company; provided that the Required Lenders shall have consented to such transaction (to the extent such consent is required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Guarantor of any Collateral that is permitted under the Credit Agreement to any person that is not a Guarantor, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.15, the Collateral Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or warranty by the Collateral Agent.

SECTION 7.16. Additional Parties

.  On the date occurring after the Effective Date on which a Person first becomes a Domestic Subsidiary, such Person shall, to the extent required by Section 5.10 of the Credit Agreement, become a party hereto as a Guarantor.  Upon execution and delivery by the Collateral Agent and any such Person of a Supplement, such Person shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of a Supplement shall not require the consent of any other party to this Agreement.  The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 7.17. Right of Set-off

.  If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any party to this Agreement against any of and all the obligations of such party now or hereafter existing under this Agreement owed to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section 7.17 are in addition to other rights and remedies (including other rights of set off) that such Lender or such Issuing Bank may have.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CELANESE HOLDINGS LLC

By:

Name:

Title:

CELANESE US HOLDINGS LLC

By:

Name:

Title:

CELANESE AMERICAS CORPORATION

By:

Name:

Title:

BCP CRYSTAL US 2 LLC

By:

Name:

Title:

                    CELANESE ACETATE LLC
By:

Name:

Title:

CELANESE CHEMICALS, INC.

By:

Name:

Title:

CELANESE FIBERS OPERATIONS, LTD.

By:

Name:

Title:

CELANESE HOLDINGS, INC.

By:

Name:

Title:

CELANESE INTERNATIONAL CORPORATION

By:

Name:

Title:

CELANESE LTD. (Texas)

By:

Name:

Title:

CELANESE OVERSEAS CORPORATION

By:

Name:

Title:

CELANESE PIPE LINE COMPANY (Texas)

By:

Name:

Title:

                         CELTRAN, INC.

By:

Name:

Title:

CELWOOD INSURANCE COMPANY (Vermont)

By:

Name:

Title:

CNA FUNDING LLC

By:

Name:

Title:

CNA HOLDINGS, INC.

By:

Name:

Title:

FKAT LLC

By:

Name:

Title:

TICONA FORTRON INC.

By:

Name:

Title:

TICONA LLC

By:

Name:

Title:

                         KEP AMERICAS ENGINEERING PLASTICS, LLC

By:

Name:

Title:

TICONA POLYMERS, INC.

By:

Name:

Title:

TICONA GUR SERVICES, INC.

By:

Name:

Title:

DEUTSCHE BANK AG, NEW YORK BRANCH,

  as Collateral Agent

By:

Name:

Title:

/s/

Name:

Title:

Schedule I to
the Guarantee and
Collateral Agreement

Subsidiary Parties

Schedule II to
the Guarantee and
Collateral Agreement

EQUITY INTERESTS & DEBT SECURITIES

Schedule III to
Guarantee and
Collateral Agreement

COPYRIGHTS OWNED BY [NAME OF GUARANTOR]

Schedule III to
Guarantee and
Collateral Agreement

PATENTS OWNED BY [NAME OF GUARANTOR]

Schedule III to
Guarantee and
Collateral Agreement

TRADEMARKS OWNED BY [NAME OF GUARANTOR]

Exhibit I
to Guarantee and
Collateral Agreement

SUPPLEMENT NO. __ dated as of                      (this “Supplement”), to the Guarantee and Collateral Agreement dated as of April 2, 2007 (the “Collateral Agreement”), among CELANESE HOLDINGS LLC, CELANESE US HOLDINGS LLC, CELANESE AMERICAS CORPORATION and the other Guarantors party thereto and DEUTSCHE BANK AG, NEW YORK BRANCH as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined herein).

A.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement.

B.           Section 7.16 of the Collateral Agreement provides that additional Persons will become Guarantors under the Collateral Agreement by execution and delivery of an instru-ment in the form of this Supplement.  The undersigned Person (the “New Guarantor”) is execut-ing this Supplement to become a Guarantor.

Accordingly, the Collateral Agent and the New Guarantor agree as follows:

SECTION 1.                      In accordance with Section 7.16 of the Collateral Agreement, the New Guarantor by its signature below becomes a Guarantor under Collateral Agreement with the same force and effect as if originally named therein as a Guarantor, and the New Guarantor hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Guarantor and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct, in all material respects, on and as of the date hereof.  In furtherance of the foregoing, the New Guarantor, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and Lien on all the New Guarantor’s right, title and interest in and to the Collateral of the New Guarantor.  Each reference to a “Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Guarantor.  The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.                      The New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reor-ganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a pro-ceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.                      This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.  This Supplement shall become effective when (a) the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Guarantor and (b) the Collateral Agent has executed a counterpart hereof.

SECTION 4.                      The New Guarantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Article 9 Collateral of the New Guarantor, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Guarantor and (c) set forth under its signature hereto, is the true and correct legal name of the New Guarantor, its jurisdiction of formation and the location of its chief executive office.

SECTION 5.                      Except as expressly supplemented hereby, the Collateral Agree-ment shall remain in full force and effect.

SECTION 6.                                THIS SUPPLEMENT AND THE RIGHTS AND OBLIGA-TIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.                      In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforce-able provisions.

SECTION 8.                      All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9.                      The New Guarantor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reason-able fees, disbursements and other charges of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Guarantor and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

--

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

Legal Name:

Jurisdiction of Formation:

Location of Chief Executive Office:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

--

Schedule I to
Supplement No.___
to the Guarantee and
Collateral Agreement

LOCATION OF ARTICLE 9 COLLATERAL
Description	Location

Schedule II to
Supplement No.__
to the Guarantee and
Collateral Agreement

Pledged Securities of the New Guarantor

EQUITY INTERESTS

Number of Issuer Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

OTHER PROPERTY

Exhibit II
to Guarantee and
Collateral Agreement

PERFECTION CERTIFICATE

Reference is hereby made to the Credit Agreement (the “Credit Agreement”), dated as of April 2, 2007 (such date, the “Closing Date”), among CELANESE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), CELANESE US HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), CELANESE AMERICAS CORPORATION, a Delaware corporation (“CAC”), certain other subsidiaries of the Company from time to time party hereto as a borrower, the LENDERS party hereto from time to time, DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, the “Collateral Agent”), MERRILL LYNCH CAPITAL CORPORATION (“MLCC”), as syndication agent (in such capacity, the “Syndication Agent”), and ABN AMRO BANK N.V., BANK OF AMERICA, N.A., CITIBANK NA, AND JP MORGAN CHASE BANK NA, as co-documentation agents.  Terms defined in the Credit Agreement are used herein as therein defined.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement; provided that the term “Collateral” shall not, for the purposes of this Perfection Certificate, include the Mortgaged Properties.

The undersigned hereby certifies to the Collateral Agent as follows:

1. Names.  (a)  The exact legal name of the Borrower and each Domestic Subsidiary Loan Party, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a).  Each of the Borrower and each Domestic Subsidiary Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a).  Also set forth in Schedule 1(a) is the organizational identification number, if any, of each of the Borrower and each Domestic Subsidiary Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each of the Borrower and each Domestic Subsidiary Loan Party and the State of formation of each of the Borrower and each Domestic Subsidiary Loan Party.

(b)           Set forth in Schedule 1(b) is each corporate or organizational name that each of the Borrower and each Domestic Subsidiary Loan Party has had in the past five years, together with the dates of the relevant changes.

(c)           Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each of the Borrower and each Domestic Subsidiary Loan Party, or any other business or organization to which each of the Borrower and each Domestic Subsidiary Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years.

2. Current Locations.  (a)  The chief executive office of each of the Borrower and each Domestic Subsidiary Loan Party is located at the address set forth in Schedule 2(a) hereto.  Set forth in Schedule 2(b) are all locations where each of the Borrower and each Domestic Subsidiary Loan Party maintains any books or records relating to any Collateral.

(b)           [Intentionally Omitted]

(c)           [Intentionally Omitted]

(d)           [Intentionally Omitted]

3. [Intentionally Omitted].

4. Extraordinary Transactions.  Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each of the Borrower and each Domestic Subsidiary Loan Party in the ordinary course of business or consists of goods which have been acquired by each of the Borrower and each Domestic Subsidiary Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

5. File Search Reports.  Attached hereto as Schedule 5(a) is a true and accurate summary of file search reports from (A) the Uniform Commercial Code Filing offices (i) in each jurisdiction identified in Section 1(a), Section 2 or Section 3 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) relating to any of the transactions described in Schedule 1(c) with respect to each legal name of the person or entity from which each Domestic Subsidiary Loan Party purchased or otherwise acquired any of the Collateral within the past four months.  Attached hereto as Schedule 5(b) is a true copy of each financing statement or other Filing identified in such file search reports.

6. UCC Filings.  A financing statement (duly authorized by the Borrower and each Domestic Subsidiary Loan Party constituting the Debtor therein) and indicating the Collateral as appropriate or describing such Collateral as “all assets” or “all property” has been delivered to the Collateral Agent in appropriate form for Filing in the Filing offices in the jurisdictions identified in Schedule 6 hereof.

7. Schedule of Filings.  Attached hereto as Schedule 7 is a schedule setting forth, with respect to the filings described in Section 6 above, each Filing and the Filing office in which such Filing is to be made.  Except to the extent listed on Schedule 13(a), no other filings in the United States (or any political subdivision thereof) and its territories and possessions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents.

8. Real Property.  Attached hereto as Schedule 8 is a list of all real property with a fair market value in excess of $20 million owned or leased by the Borrower and each Domestic Subsidiary Loan Party.

9. Termination Statements.  A duly signed or otherwise authorized termination statement has been duly filed in each applicable jurisdiction identified in Schedule 9(a) hereto with respect to each Lien described therein.  Attached hereto as Schedule 9(b) is a true copy of each filing duly acknowledged or otherwise identified by the Filing officer.

10. No Change.  The undersigned knows of no change or anticipated change in any of the circumstances or with respect to any of the matters contemplated in Sections 1 through 9 and Section 12 of this Perfection Certificate except as set forth on Schedule 10 hereto.

11. Stock Ownership and other Equity Interests.  Attached hereto as Schedule 11 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of the Borrower and each Domestic Subsidiary Loan Party and each “first tier” Foreign Subsidiary directly owned by the Borrower and each Domestic Subsidiary Loan Party; and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests.

12. Instruments and Tangible Chattel Paper.  Attached hereto as Schedule 12 is a true and correct list of all Instruments and Tangible Chattel Paper and other evidence of indebtedness (other than intercompany current liabilities incurred in the ordinary course of business), in each case, evidencing an amount in excess of $10,000,000 held by the Borrower and each Domestic Subsidiary Loan Party as of the date hereof, including all intercompany notes between the Domestic Subsidiary Loan Parties required to be pledged pursuant to Section 3.02(b) of the US Collateral Agreement.

13. Intellectual Property.  Attached hereto as Schedule 13(a) in proper form for Filing with the United States Patent and Trademark Office is a schedule setting forth all of the Borrower and each Domestic Subsidiary Loan Party’s United States Patents, Patent Applications, Trademark Applications, Trademarks Registrations, and Copyright Registrations (each as defined in the US Collateral Agreement), including the name of the registered owner and the registration number of each Patent, Trademark and Copyright owned by the Borrower and each Domestic Subsidiary Loan Party.  Attached hereto as Schedule 13(b) is a schedule setting forth all of the Borrower and the Domestic Subsidiary Loan Parties’ material United States Patent, Trademark and Copyright License Agreements (each as defined in the US Collateral Agreement), including the name of the registered owner and the registration number of each material United States Patent, Trademark and Copyright License Agreement owned by the Borrower and each Domestic Subsidiary Loan Party.  Schedule 13(a) and Schedule 13(b) remain subject to completion within [ten (10) days] of the Closing Date.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, I have hereunto signed this Perfection Certificate as of the Closing Date.

CELANESE US HOLDINGS LLC
(ON BEHALF OF ITSELF AND ALL GUARANTOR
SUBSIDIARIES)

By: _______________________________________
Name:  James E. Shields
Title:  Vice President and Treasurer